     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1998


                                                      REGISTRATION NO. 333-52779

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                PHARMERICA, INC.
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS ARTICLES OF INCORPORATION)

                 DELAWARE                                  37-0903482                                 11-2310352
       (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                  3611 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619
                                 (813) 626-7788
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------
                                WITH A COPY TO:

                                DAVID COX, ESQ.
                   HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
                           1800 FIRST AMERICAN CENTER
                              315 DEADERICK STREET
                           NASHVILLE, TENNESSEE 37238
                                 (615) 256-0500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE   , 1998

PROSPECTUS
                                PHARMERICA, INC.         (PHARMERICA, INC. LOGO)
                       OFFER TO EXCHANGE ALL OUTSTANDING
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                  ($325,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                        ($325,000,000 PRINCIPAL AMOUNT)
                                       OF
                                PHARMERICA, INC.

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                  , 1998, UNLESS EXTENDED

    PharMerica, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $325,000,000 of its 8 3/8% Senior Subordinated Notes due 2008 (the "New Senior Notes" or "New Notes") for an equal principal amount of its outstanding 8 3/8% Senior Subordinated Notes due 2008 (the "Senior Notes" or "Notes"), in integral multiples of $1,000. The terms of the New Notes are identical in all material respects to those of the Notes, except for certain transfer restrictions and registration rights relating to the Notes. The New Notes will be issued pursuant to, and be entitled to the benefits of, the Indenture (as defined) governing the Notes.

    The New Notes will mature on April 1, 2008. Interest on the New Notes will be payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined), each holder of the New Notes will have the right to require the Company to purchase such holder's New Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. In addition, at any time prior to April 1, 2001, the Company may on one or more occasions, use net cash proceeds received by it from one or more public offerings of PharMerica common stock to redeem up to 33 1/3% of the aggregate principal amount of the New Notes originally issued at a redemption price of 108.375% of principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided that, immediately after giving effect to any such redemption, at least $200 million aggregate principal amount of the New Notes remains outstanding. See "Description of the Notes." There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchase of the New Notes tendered. See "Risk Factors."


    The New Notes will be unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company, including indebtedness pursuant to the Bank Credit Facility (as defined). The New Notes will be guaranteed (the "Subsidiary Guarantees"), jointly and severally, on an unsecured senior subordinated basis, by each of the Company's Restricted Subsidiaries (as defined) (the "Guarantors"). The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Debt of the Guarantors, including guarantees by the Guarantors of the Company's Bank Credit Facility. At May 31, 1998, the Company and the Guarantors had approximately $198 million of Senior Debt outstanding which would have ranked senior to the New Notes. The indenture governing the Notes (the "Indenture") permits the Company and its subsidiaries to incur additional Indebtedness (as defined), including Senior Debt of the Company and the Guarantors, subject to certain limitations. See "Description of the Notes -- Certain Covenants."


    The Notes were sold to the Initial Purchasers (as defined below) by the Company on March 31, 1998 in a transaction not registered under the Securities Act of 1933 (the "Securities Act") in reliance upon the exemption provided in
Section 4(2) of the Securities Act. A portion of the Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, to a limited number of institutional accredited investors in a manner exempt from registration under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement by and among, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc., BancAmerica Robertson Stephens, Chase Securities Inc. and CIBC Oppenheimer Corp. (the "Initial Purchasers") the Company and the Subsidiary Guarantors (the "Registration Rights Agreement"). See "The Exchange Offer."

    Based on an interpretation by the staff of the Commission (as defined herein) set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate in the distribution of such New Notes.
                                                        (continued on next page)

    SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF EXISTING NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                 The date of this Prospectus is June   , 1998.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of two years after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Any Holder who tenders in the Exchange Offer with the intention to participate, or for purpose of participating, in a distribution of the New Notes cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), or Morgan Stanley & Co., Inc. (available June 5,
1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company.


    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. The Company will accept for exchange any and all validly tendered Notes on or prior to 5:00
p.m. New York City time, on July   , 1998, unless the Exchange Offer is extended
(the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date; otherwise such tenders are irrevocable. Harris Trust and Savings will act as Exchange Agent with respect to the Senior Subordinated Notes (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.


    Prior to the Exchange Offer, there has been no public market for the Existing Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, they are not obligated to do so and any market-making may be discontinued at any time. As a result, the Company cannot determine whether an active public market will develop for the New Notes.

    ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND THE COMPANY WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE.

    The New Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global New Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for the Global New Notes only on the terms set forth in the Indenture.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


    UNTIL SEPTEMBER 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission relating to its business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Records Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the Nasdaq Stock Market's National Market System (the "Nasdaq Stock Market"), 1735 K Street, N.W., Washington, D.C. 20006. Such reports, proxy statements and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web Site (http://www.sec.gov).

     The Company has filed with the Commission a Registration Statement on Form S-4 (as amended, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Exchange Notes offered hereby.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context requires otherwise, all references herein to the "Company" or "PharMerica" refer to PharMerica, Inc. and its direct and indirect subsidiaries. The merger (the "Merger") involving the predecessors to PharMerica, Pharmacy Corporation of America, Inc. ("PCA") and Capstone Pharmacy Services, Inc. ("Capstone"), closed on December 3, 1997 and was effective as of December 1, 1997. Unless otherwise indicated or the context requires otherwise, for the period prior to December 1, 1997, references to the "Company" and "PharMerica" refer to the combined operations of PCA and Capstone on a pro forma combined basis as if the Merger had taken place prior to the period being discussed. Information provided herein on a "pro forma basis" gives effect to (i) the Merger, (ii) the Offering (as defined herein) and the application of the net proceeds therefrom and (iii) all acquisitions, other than certain insignificant acquisitions, made by Capstone and PCA since January 1, 1997 as though they occurred on January 1, 1997. As a result of the accounting treatment of the Merger, the historical financial statements of the Company are those of PCA.

                                  THE COMPANY


     PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals and the home. The Company is also a leading provider of mail order pharmacy services to the workers' compensation and catastrophic care markets. As of May 31, 1998, PharMerica provided pharmacy services to approximately 365,000 long-term care residents in 37 states and to over 106,000 workers' compensation claimants nationwide. For the three months ended March 31, 1998 and the year ended December 31, 1997, the Company generated, on a pro forma basis, net sales of approximately $277.6 million and $1.0 billion and EBITDA (as defined herein) of approximately $37.0 million and $126.2 million, respectively.



     PharMerica is the largest institutional pharmacy provider in four of the five states with the highest population of elderly people, and its network of approximately 120 institutional pharmacies covers a geographic area that includes over 80% of the nation's long-term care beds. The Company operates ten large scale "mega-pharmacies," each serving over 8,000 beds, and many of its pharmacies are open 24 hours, seven days a week. As a result of its national scope, the Company has been able to enter into preferred provider agreements with regional and national long-term care providers, the most significant of which are Beverly Enterprises, Inc. ("Beverly") and Integrated Health Services, Inc. ("IHS"). The Company provides services to approximately 58,000 Beverly long-term care beds and 17,000 IHS long-term care beds.


     The Company purchases, repackages and dispenses pharmaceuticals and provides its clients' long-term facilities with related management services, regulatory assistance and third-party billing. The Company also provides specialty services, including infusion therapy, clinical consulting and comprehensive catastrophic care. In addition, PharMerica has developed specialized information technology and clinical initiatives to offer its clients additional value-added services such as computerized medical record keeping, on-line formulary, drug therapy evaluation and disease state management, which the Company believes will position it to successfully compete in managed care and prospective payment systems.

     Industry analysts estimate that the United States pharmacy industry's total annual revenues for 1997 for the markets served by the Company exceeded $16 billion. These revenues were comprised of sales of approximately $7 billion to individuals that live at home, $5 billion to residents of long-term care facilities, $2.7 billion to residents of assisted living and retirement communities and $2 billion to patients in rehabilitation and other specialty hospitals. Institutional pharmacy companies such as PharMerica have traditionally focused on servicing the $5 billion long-term care facility segment of the industry, which industry analysts estimate is growing by approximately 10% annually. The Company also believes that changes in the institutional pharmacy industry are providing large institutional pharmacies with the opportunity to serve elderly, chronically ill and disabled patients in settings across the healthcare continuum. These changes include: (i) an increase in the acuity level and number of residents in assisted living facilities; (ii) increased operating and cost efficiencies, regulatory expertise and national market presence of large institutional providers; and (iii) an increase in outsourcing of pharmacy services by specialty hospitals.

     The Company intends to continue to increase its sales and improve its profitability by capitalizing on its position as a leading provider of pharmacy services. Key elements of the Company's strategy are to: (i) grow through strategic acquisitions; (ii) pursue internal growth opportunities by increasing market penetration and cross-selling specialty services such as infusion therapy to its existing customer base; (iii) expand the markets it serves to include elderly, chronically ill and disabled patients across a broader range of settings; (iv) enhance operating margins by leveraging economies of scale and creating larger regional pharmacies in key metropolitan areas; and (v) utilize clinical and information capabilities to provide value-added services and to provide information to position the Company to maximize profitability in a managed care environment.


     PharMerica was formed as a result of a merger involving PCA, a subsidiary of Beverly, and Capstone. In connection with the Merger, Beverly entered into a preferred provider agreement that gives PharMerica, subject to certain conditions, including quality of services and competitive pricing, the right to service Beverly's long-term care beds, including any subsequently added beds, for a five-year period with a five-year renewal period at the Company's option. In addition, Beverly agreed not to compete in the institutional pharmacy industry for five years.


     The Company believes that, when fully realized, the synergies from the Merger will be approximately $25 million annually. This includes savings primarily from the consolidation of 19 institutional pharmacies, 11 of which have already occurred, more favorable pricing terms in the Company's new primary purchasing contracts and corporate and regional overhead reductions. It also includes additional income generated through expanded market coverage of available beds under the Company's existing preferred provider agreements with regional and national long-term care providers. The Company expects to realize approximately $16 million of these synergies in 1998 and the full $25 million in anticipated annual synergies (including approximately $2 million of additional income as described above) beginning in 1999.


                              RECENT DEVELOPMENTS



     The Company recently reached an agreement in principle with Integrated Health Services, Inc. ("IHS") regarding a lawsuit filed by the Company against IHS. The lawsuit alleges certain breaches of contracts and torts by IHS. PharMerica has reached an agreement in principle with IHS to purchase National Institutional Pharmacy Services, Inc. ("NIPSI") from IHS and to dismiss the pending lawsuit. NIPSI operates 35 pharmacies in 15 states, serving approximately 38,000 beds.

                                  THE OFFERING

THE NOTES.....................   The Notes were sold to the Initial Purchasers
                                 by the Company on March 31, 1998 and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and to persons in transactions outside the United
                                 States in reliance on Regulation S under the Securities Act (the "Offering").

REGISTRATION RIGHTS
  AGREEMENT...................   In connection with the Offering, the Company
                                 entered into the Registration Rights Agreement, which grants Holders of the Notes certain exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED............   $325,000,000 in aggregate principal amount of
                                 the Company's 8 3/8% New Notes due 2008.

THE EXCHANGE OFFER............   $1,000 principal amount of New Senior Notes in
                                 exchange for each $1,000 principal amount of Senior Notes. As of the date hereof, $325,000,000 aggregate principal amount of
                                 Senior Notes are outstanding. The Company will issue the New Notes to Holders on or promptly after the Expiration Date.


EXPIRATION DATE...............   5:00 p.m., New York City time on July   , 1998,
                                 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended.


INTEREST ON THE NEW NOTES AND
  THE NOTES...................   The New Notes will bear interest from the later
                                 of (i) April 1, 1998 (the date of issuance of the Notes that are tendered in exchange for the New Notes) or (ii) the most recent Interest
                                 Payment Date (as defined below in
                                 "Summary -- The New Notes") for which interest on such Notes has been paid. Accordingly, Holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable with respect to the New Notes on the first Interest Payment
                                 Date after the Expiration Date.

CONDITIONS TO THE EXCHANGE
  OFFER.......................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Company. See "The Exchange Offer -- Certain
                                 Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
  NOTES.......................   Each Holder of Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the relevant accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent at the address set forth in the Letter of Transmittal. The Letter of Transmittal should be used to tender Notes. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such New

                                 Notes, whether or not such person is the Holder, is acquiring the New Notes in the ordinary course of business and that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes. In lieu of physical delivery of the certificates representing Notes, tendering Holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering Notes."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS...........   Any beneficial owner whose Notes are registered
                                 in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishers to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.


GUARANTEED DELIVERY
  PROCEDURES..................   Holders of Notes who wish to tender their Notes
                                 and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Withdrawal Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed
                                 Delivery Procedures."


WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date pursuant to the procedures described under "The Exchange Offer -- Terms of the Exchange Offer."

ACCEPTANCE OF NOTES AND
  DELIVERY OF NEW NOTES.......   The Company will accept for exchange any and
                                 all Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The New
                                 Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
  CONSEQUENCES................   The issuance of the New Notes to Holders of the
                                 Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes. See
                                 "Certain Tax Considerations."

USE OF PROCEEDS...............   There will be no proceeds to the Company from
                                 the exchange of Notes for New Notes pursuant to the Exchange Offer.

EFFECT ON HOLDERS OF NOTES....   As a result of the making of this Exchange
                                 Offer, the Company will have fulfilled certain of its obligations under the Registration
                                 Rights Agreement, and Holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such Holders will continue to hold the untendered notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the
                                 Indentures, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

EXCHANGE AGENT................   Harris Trust and Savings is serving as exchange
                                 agent in connection with the Exchange Offer.
                                 See "The Exchange Offer -- Exchange Agent."

                                 THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Notes (which they will replace) except that: (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (ii) the Holders of the New Notes generally will not be entitled to further registration rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes."


ISSUER.................................  PharMerica, Inc.
NOTES OFFERED..........................  $325.0 million in the aggregate principal amount of
                                         8 3/8% Senior Subordinated Notes due 2008.
MATURITY DATE..........................  April 1, 2008.
INTEREST PAYMENT DATES.................  April 1 and October 1 of each year, commencing October 1,
                                         1998.
MANDATORY REDEMPTION...................  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the
                                         New Notes.
OPTIONAL REDEMPTION....................  The New Notes will be redeemable at the option of the
                                         Company, in whole or in part, at any time on or after
                                         April 1, 2003 at the redemption prices set forth herein,
                                         plus accrued and unpaid interest and Liquidated Damages,
                                         if any, to the date of redemption. In addition, at any
                                         time prior to April 1, 2001, the Company may, on one or
                                         more occasions, redeem up to 33 1/3% of the aggregate
                                         principal amount of the New Notes originally issued at a
                                         redemption price of 108.375% of principal amount thereof,
                                         plus accrued and unpaid interest and Liquidated Damages,
                                         if any, thereon to the date of redemption, with the net
                                         cash proceeds received by the Company of one or more
                                         Public Offerings of Common Stock of the Company within 60
                                         days of any such Public Offering; provided that
                                         immediately after giving effect to any such redemption,
                                         at least $200 million aggregate principal amount of the
                                         New Notes remains outstanding.
CHANGE OF CONTROL......................  Upon the occurrence of a Change of Control, each holder of the New Notes will have the right to require the
                                         Company to purchase such holder's New Notes at a cash
                                         price equal to 101% of the aggregate principal amount
                                         thereof, plus accrued and unpaid interest and Liquidated
                                         Damages, if any, to the date of purchase.
SUBSIDIARY GUARANTEES..................  The New Notes will be jointly and severally guaranteed by the Guarantors pursuant to the Subsidiary Guarantees. The
                                         Subsidiary Guarantees will be general unsecured senior
                                         subordinated obligations of the Guarantors, subordinated
                                         in right of payment to all existing and future Senior
                                         Debt of the Guarantors, including the guarantees by the
                                         Guarantors of the Company's indebtedness under the Bank
                                         Credit Facility.
RANKING................................  The New Notes will be general unsecured senior subordinated obligations of the Company, subordinated in
                                         right of payment to all existing and future Senior Debt
                                         of the Company, including indebtedness pursuant to the
                                         Bank Credit Facility. At May 31, 1998, on a pro forma
                                         basis, the Company had approximately $198.0 million of
                                         Senior Debt outstanding.


CERTAIN COVENANTS......................  The Indenture contains covenants that, among other things: (i) limit the incurrence of additional
                                         indebtedness and the issuance of preferred stock by the
                                         Company and its Restricted Subsidiaries; (ii) restrict
                                         the ability of the Company and its Restricted
                                         Subsidiaries to pay dividends or make other restricted
                                         payments or investments; (iii) limit the ability of the
                                         Company and its Restricted Subsidiaries to enter into
                                         sale-leaseback transactions; (iv) limit transactions by
                                         the Company and its Restricted Subsidiaries with
                                         affiliates; (v) limit the ability of the Company and its
                                         Restricted Subsidiaries to make asset sales; (vi) limit
                                         the ability of the Company and its Restricted
                                         Subsidiaries to incur certain liens; (vii) limit the
                                         ability of the Company to consolidate or merge with or
                                         into, or to transfer all or substantially all of its
                                         assets to, another person; (viii) prohibit the Company
                                         and the Guarantors from incurring any indebtedness that
                                         is junior to Senior Debt and senior to the New Notes or
                                         the Subsidiary Guarantees, as applicable; and (ix) limit
                                         the ability of the Company to change its line of
                                         business.
FORM AND DENOMINATION..................  The New Notes will be represented by Global New Notes (as defined herein) in fully registered form, deposited with
                                         a custodian for, and registered in the name of, a nominee
                                         of the Depositary. Beneficial interests in the Global
                                         Notes will be shown on, and transfers thereof will be
                                         effected through, records maintained by the Depositary
                                         and its participants.


                                  RISK FACTORS


     Prospective investors in the New Notes should carefully consider the matters set forth herein under "Risk Factors."

                             ---------------------

     The principal address of the Company is 3611 Queen Palm Drive, Tampa, Florida 33619, and its telephone number at that address is (813) 626-7788.

     SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL DATA


     The following summary consolidated statement of income data and summary consolidated balance sheet data for the years ended and as of December 31, 1995, 1996, and 1997 have been derived from the audited consolidated financial statements of the Company. The consolidated statement of income data for the three months ended March 31, 1997 and 1998 and consolidated balance sheet data as of March 31, 1998 have been derived from the unaudited consolidated financial statements of the Company. As a result of the accounting treatment of the Merger, the historical financial statements of the Company are those of PCA. The following summary unaudited pro forma combined statement of income for the year ended December 31, 1997 is based on the respective historical financial statements of Capstone and PCA adjusted to give effect to: (i) the Merger; (ii) the Offering and the application of the net proceeds therefrom; and (iii) all the acquisitions, other than certain insignificant acquisitions, made by Capstone and PCA since January 1, 1997 (the "Acquisitions"), as though they occurred on January 1, 1997. Anticipated synergies from the combined businesses have not been included, although the Company believes the Merger will generate annual synergies of approximately $25 million when fully realized. The summary unaudited pro forma financial data are not necessarily indicative of the operating results that would have been achieved had the Merger, the Offering and the Acquisitions been consummated as of January 1, 1997, nor are they necessarily indicative of future operating results. The March 31, 1997 and 1998 financial statement data are unaudited and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited periods. This information should be read in conjunction with the unaudited pro forma financial statements, the consolidated financial statements, related notes thereto, the other financial information herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere herein.



                                                                                                 PRO FORMA        PRO FORMA
                                                                                                ------------    --------------
                             YEAR ENDED DECEMBER 31,           THREE MONTHS     THREE MONTHS     YEAR ENDED      THREE MONTHS
                       ------------------------------------       ENDED            ENDED        DECEMBER 31,        ENDED
                          1995         1996         1997      MARCH 31, 1997   MARCH 31, 1998       1997        MARCH 31, 1998
                                                               (DOLLARS IN THOUSANDS)
CONSOLIDATED
  STATEMENT OF INCOME
  DATA:
Net sales............  $  451,685   $  516,400   $  652,179     $  147,592       $  274,677      $1,019,349       $  277,555
Cost of sales........     242,761      280,468      355,577         80,087          152,802         569,596          154,392
                       ----------   ----------   ----------     ----------       ----------      ----------       ----------
  Gross profit.......     208,924      235,932      296,602         67,505          121,875         449,753          123,163
                       ----------   ----------   ----------     ----------       ----------      ----------       ----------
Operating expenses:
  Selling, general
    and
    administrative...     175,794      184,751      216,087         49,229           85,528         323,540           86,144
  Depreciation and
    amortization.....      13,219       16,392       21,408          4,826            8,524          36,601            8,603
  Restructuring
    charges..........          --           --        5,780             --               --              --               --
  Impairment of long-
    lived assets.....       9,543           --        5,155             --               --              --               --
                       ----------   ----------   ----------     ----------       ----------      ----------       ----------
        Total
          operating
          expenses...     198,556      201,143      248,430         54,055           94,052         360,141           94,747
                       ----------   ----------   ----------     ----------       ----------      ----------       ----------
  Operating income...      10,368       34,789       48,172         13,450           27,823          89,612           28,416
Interest expense,
  net................        (195)        (166)       2,483             46            7,795          36,190            9,508
                       ----------   ----------   ----------     ----------       ----------      ----------       ----------
Income before
  provision for
  income taxes.......      10,563       34,955       45,689         13,404           20,028          53,422           18,908
Provision for income
  taxes..............       5,977       14,668       18,992          5,576            8,698          23,954            8,196
                       ----------   ----------   ----------     ----------       ----------      ----------       ----------
Net income...........  $    4,586   $   20,287   $   26,697     $    7,828       $   11,330      $   29,468       $   10,712
                       ==========   ==========   ==========     ==========       ==========      ==========       ==========



                                                                 AS OF DECEMBER 31,
                                                        ------------------------------------       AS OF
                                                           1995         1996         1997      MARCH 31, 1998
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................  $   77,512   $   92,134   $  201,588     $  242,494
Total assets..........................................     428,872      441,576    1,114,248      1,221,942
Long-term obligations.................................         755        2,302      435,422        531,353
Stockholders' equity..................................      71,318       91,605      528,878        543,423

                                  RISK FACTORS

     Holders of the Notes offered hereby should consider carefully the factors set forth below, as well as certain other information set forth in this Prospectus before tendering Notes in the Exchange Offer. This Prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import. Such statements include statements concerning the Company's business strategy, acquisition strategy, operations, cost savings initiatives, industry, economic performance, financial condition, liquidity and capital resources, existing government regulations and changes in, or the failure to comply with, governmental regulations, legislative proposals for healthcare reform, the ability to enter into arrangements with managed care providers on an acceptable basis, changes in reimbursement policies and demographic changes. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons that actual results could differ from those projected in the forward-looking statements.

SIGNIFICANT LEVERAGE


     The Company has had and will continue to have substantial indebtedness and significant debt service obligations. As of March 31, 1998, the Company had approximately $531.4 million of indebtedness outstanding, approximately $359.4 million committed under the Bank Credit Facility (of which approximately $12.9 million was available), approximately $1.2 billion of total assets, approximately $354.9 million of net tangible assets and approximately $543.4 million of stockholders' equity. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The availability of funds under the Bank Credit Facility during 1998 is predicated on the Company maintaining an adjusted leverage ratio of 4:1. As a result, the availability under the line of credit may vary based upon the Company's operating results. There can be no assurance that the Company's operating performance will be adequate to have available as needed all of the committed funds under the Bank Credit Facility. In addition, subject to the restrictions in the Bank Credit Facility and the Indenture, the Company may incur substantial additional senior or other indebtedness (which may be secured) from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness, including the New Notes, in the future. All or a portion of the principal payments at maturity on the New Notes may require refinancing, and there can be no assurance that refinancing would be available on commercially reasonable terms or at all. Reimbursement rates, the consummation and integration of acquisitions, the regulatory environment and prevailing economic conditions, certain of which are beyond the Company's control, and the other factors described in "Risk Factors" could significantly affect the Company's cash flow.


     The level of the Company's indebtedness could have important consequences to the holders of the New Notes, including: (i) a significant portion of the Company's cash flow from operations will be committed to the payment of the Company's interest expense and principal repayment obligations, thereby reducing the funds available to the Company for its operations and future business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited; (iii) the Company may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage, limit the Company's flexibility in reacting to changes in its business and make it more vulnerable to downturns in general economic conditions; (iv) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (v) the Indenture and the Bank Credit Facility contain financial and restrictive covenants that, if not complied with, could lead to a default that could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of

Operations -- Liquidity and Capital Resources," "Description of the New Notes" and "Description of Bank Credit Facility."

INTEGRATION

     The effective integration of PCA and Capstone and the realization of the economic benefits of the Merger are particularly critical to the Company's success. Potential obstacles to successful integration include, but are not limited to: (i) retaining and integrating the Company's management team; (ii) consolidating pharmacies without losing any customer relationships; (iii) achieving operating efficiencies; (iv) consolidating departmental functions; (v) achieving anticipated purchasing efficiencies; (vi) consolidating management information systems; (vii) coordinating field managerial activities with corporate management; (viii) retaining and expanding the Company's customer base; (ix) introducing new products and services to existing facilities; and (x) adding and integrating key personnel. There can be no assurance that PCA and Capstone will be successfully integrated, or that the effects of the Merger will not have a material adverse effect upon the Company's results of operations, financial condition, or prospects. See "Business" and "Management."

DEPENDENCE ON KEY CONTRACTS


     On a pro forma basis, sales to Beverly facilities and their residents would have accounted for approximately 16.0% of the Company's net sales for the three months ended March 31, 1998. Prior to the Merger, Beverly owned PCA. See "Certain Transactions." Two of the Company's directors are presently officers and directors of Beverly. The Company has entered into non-competition and preferred provider agreements with Beverly and IHS to provide for the delivery of pharmacy services and products and ancillary services and products by the Company to Beverly's and IHS's long-term care facilities. However, such agreements contain certain provisions allowing for pricing adjustments and termination under certain circumstances, and there can be no assurance that either the pricing will not be adjusted or all or part of such agreement or agreements will not be terminated at some future date. At March 31, 1998, the Company serviced approximately 58,000 and 17,000 Beverly and IHS long-term care beds, respectively.



     The Company filed a lawsuit against IHS alleging certain breaches of contracts and related torts. PharMerica recently reached an agreement in principle to settle the lawsuit in connection with the purchase of National Institutional Pharmacy Services, Inc. ("NIPSI") from IHS. There can be no assurances that the proposed transaction and settlement will be completed.


     Any material loss of revenues or business from Beverly or IHS could have a material adverse impact on the Company's future operations. See
"Business -- Operations -- Preferred Provider Agreements."

GROWTH STRATEGY; NEED FOR ADDITIONAL FINANCING


     The Company has experienced rapid growth since 1995 and intends to continue its growth strategy. The Company's successful implementation of its growth strategy depends upon its ability to identify, consummate and integrate acquisitions and to attract and retain qualified personnel. The Company will compete for acquisition candidates with buyers who may have greater financial and other resources and may be able to pay higher acquisition prices than the Company. No assurance can be given that the Company will be able to identify suitable acquisition candidates or to consummate acquisitions on terms acceptable to it or on terms consistent with past acquisitions or that acquisitions of a substantial size will be available. No assurance can be given that the Company will be able to complete the proposed acquisition of NIPSI from IHS. To the extent that the Company is unable to acquire institutional pharmacy companies, or to integrate such acquisitions successfully, its ability to expand its business would be reduced significantly. The ability to integrate any such acquisitions on an effective basis will also be subject to the risks as described under " -- Integration." In addition, the Bank Credit Facility contains certain restrictions on the Company's ability to make acquisitions. See "Description of Bank Credit Facility."


     The Company's acquisition strategy requires substantial capital resources. To fund its acquisition strategy, the Company will incur, from time to time, additional indebtedness (both short and long-term), including indebtedness under the Bank Credit Facility, and the amount of such indebtedness could be significant. See " -- Significant Leverage" and " -- Fraudulent Conveyance Risk." The Company may also fund acquisitions through the issuance, in public or private transactions, of equity or debt securities. The availability and terms of such equity or debt securities will depend on market and other conditions existing at the time, and there can be no assurance that any such additional financing will be available on terms acceptable to the Company, if at all. In addition, the Bank Credit Facility and the Indenture contain limitations on the ability of the Company and its Restricted Subsidiaries to incur indebtedness and issue certain preferred stock. Availability of commitments under the Bank Credit Facility is subject to the Company complying with certain financial covenants and other provisions. See "-- Significant Leverage," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the New Notes" and "Description of Bank Credit Facility."

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     The Company derives, directly or indirectly, a majority of its net sales from government-sponsored reimbursement programs. The Company's revenues and profitability will be affected by the efforts of all payors to continue to reduce the costs of healthcare by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced or fixed contract pricing. Any changes in reimbursement levels under Medicare, Medicaid, or private pay programs, including managed care contracts, could have a material adverse effect on the Company's results of operations, financial condition and prospects. In addition, changes to reimbursement policies requiring payment on a pre-negotiated basis, based on specific rates for certain medical conditions or on a capitated basis, could have a material adverse impact on the Company. Changes in the mix of residents among Medicare, Medicaid and different types of private pay sources may materially adversely affect the Company's revenues and profitability. See "Business -- Government Regulation."

HEALTHCARE REFORM

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the institutional pharmacy industry. In recent years, several comprehensive national healthcare reform proposals were introduced in the United States Congress. While none of the proposals were adopted, healthcare reform may again be addressed by the United States Congress. Several states also are considering healthcare reforms through Medicaid managed care demonstration projects. Although these projects generally exempt institutional pharmacy services and long-term care facilities, no assurance can be given that such projects or other proposals will not change the Medicaid reimbursement system in a manner that would affect the Company's operations. The Company cannot predict which, if any, federal or state modifications or reform proposals will be adopted, when they may be adopted or what their impact on the Company may be if adopted. There can be no assurance that the adoption of certain modifications or proposals will not have a material adverse effect on the Company's results of operations, financial condition or prospects. See "Business -- Government Regulation."

MANAGEMENT

     In connection with the Merger, the management of PCA and Capstone were combined such that two executive officers from each of PCA and Capstone became executive officers of PharMerica. The management team now includes eleven former PCA officers and twelve former Capstone officers. In addition, the Company's Board of Directors was modified such that five former Capstone directors continued to serve on the Board along with five directors nominated by Beverly, including PharMerica's President and Chief Executive Officer, C. Arnold Renschler, M.D. There can be no assurances that the Company will retain the members of the combined management team or that the combined management team will be as effective as the former management teams of Capstone or PCA, which could have a material adverse effect on the Company's results of operations, financial condition or prospects. PharMerica has entered into employment contracts with each of its executive officers that contain non-compete clauses with the Company, but there can be no assurance that such individuals will remain with the Company. See "Business" and "Management."

ROLE OF MANAGED CARE

     As managed care assumes an increasing role in the healthcare industry, the Company's future success will, in part, be dependent on obtaining and retaining managed care contracts. Competition for such contracts is intense and, in most cases, will require the Company to compete based on the breadth of services offered, pricing, the ability to track and report patient outcomes and cost data, and the provision of value-added pharmacy consulting services, among other factors. In addition, reimbursement rates under managed care contracts typically are lower than those paid by other private third-party payors and may be likely to be based on fixed rates that will require the Company to accurately project costs and outcomes. There can be no assurance that the Company will retain or continue to obtain such managed care contracts or that the managed care contracts it obtains will be on terms as favorable to the Company as those of its current managed care and other contracts. To the extent reimbursement provisions in managed care or other contracts or arrangements change to pre-negotiated prices for specific medical conditions or to capitated rates, there can be no assurance that the Company will be able to retain or continue to obtain such managed care contracts or other arrangements, that the managed care contracts or other arrangements it obtains will be on terms as favorable to the Company as those of its current managed care and other contracts or that the Company will be able to service such contracts or other arrangements profitably. See "Business."

COMPETITION


     The long-term care pharmacy markets in which the Company operates are fragmented and highly competitive. Competition for each long-term care facility is generally on a local basis and in such markets comes from both small to mid-size local operators and regional and national operators. The Company's competition in its mail service workers' compensation division comes primarily from regional and local competitors and, occasionally, from national managed care companies. The Company's competition in the correctional pharmacy market comes primarily from other large providers. The Company believes that the primary competitive factor in its industry is breadth and quality of service. Additional competitive factors include reputation, ease of doing business with the specific providers, ability to develop and to maintain relationships with general medical contractors, and competitive pricing. Some of the present and potential competitors including retail pharmacies, captive pharmacies and pharmaceutical distributors are, or may become, larger than the Company and have, or may obtain, greater financial and marketing resources. See
"Business -- Competition."


GOVERNMENT REGULATION

     The Company is subject to extensive federal, state and local regulation. Federal laws governing the Company's activities include regulations covering the repackaging, storing and dispensing of drugs, Medicare reimbursement, and certain financial relationships with physicians and other healthcare providers. The Company is subject to state laws governing Medicaid, workers' compensation, professional training, pharmacy licensure, payment in exchange for patient referrals and the dispensing and storage of pharmaceuticals. The pharmacies operated by the Company must comply with all applicable laws, regulations and licensing standards. Many of the Company's employees must maintain certain licenses in order to provide services. The long-term care facilities that contract for pharmacy services are also subject to federal and state regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of the Company's ability to provide pharmacy services to their residents. There can be no assurance that federal, state or local governments will not change existing standards or impose additional standards, compliance with which may require the Company to incur significant additional expense. Any significant additional expense incurred in connection with such compliance or any failure to comply with existing or future standards could have a material adverse effect upon the Company's results of operations, financial condition or prospects. In addition, any restrictions on pharmaceutical companies marketing programs, including the ability of such companies to pay incentives to dispense one particular product rather than another, could be material to the Company. See "Business -- Government Regulation."

LIABILITY AND ADEQUACY OF INSURANCE

     The provision of healthcare services entails an inherent risk of liability. The Company currently maintains product and professional liability insurance intended to cover such claims in amounts which it believes are consistent with industry standards. There can be no assurance, however, that claims in excess of the insurance coverage or claims not covered by insurance will not arise. A successful claim in excess of the Company's insurance coverage could have a material adverse effect upon the Company's results of operations, financial condition and future prospects. Claims, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract customers, to maintain its insurance policies or to expand its business. There can be no assurance that the Company will be able to obtain adequate liability insurance coverage in the future on acceptable terms, if at all.

SUBORDINATION


     The payment of principal, premium, if any, interest, and Liquidated Damages (as defined herein), if any, on the New Notes will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including indebtedness under the Company's Bank Credit Facility and, therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will not be available to pay obligations under the New Notes until all such Senior Debt has been paid in full. As a result, there may not be sufficient assets remaining after any such bankruptcy, liquidation, or reorganization to pay amounts due on the New Notes. In addition, a significant portion of the Company's total assets are goodwill. At March 31, 1998, the Company had total assets of $1.2 billion and net tangible assets of $354.9 million. Furthermore, any payment with respect to a Subsidiary Guarantee also will be subordinated to the payment of any Senior Debt of that Guarantor, including the Guarantor's guarantee of the Company's obligations under the Bank Credit Facility. At March 31, 1998, the Company had approximately $119.5 million of Senior Debt outstanding, in the aggregate, and the Company had commitments, subject to availability, of approximately $359.4 million of additional borrowing capacity pursuant to the Bank Credit Facility. In addition, the New Notes will also be effectively subordinated to all secured indebtedness of the Company or any of its subsidiaries to the extent of the assets securing such indebtedness.


     The Company may not pay principal or premium or Liquidated Damages, if any, or interest on the New Notes if any amount owing under the Senior Debt is not paid when due or any other default on any Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms, unless, in either case, such amounts have been paid in full or the default has been cured or waived and such acceleration has been rescinded. Moreover, if any non-payment default occurs with respect to certain Senior Debt and certain other conditions are satisfied, the Company may not make any payments on the New Notes for a designated period of time. See "Description of the New Notes -- Subordination."

SUBSIDIARY OPERATIONS AND SUBSIDIARY GUARANTEES


     Substantially all of the Company's operations are conducted, and substantially all of the Company's assets are owned, by its subsidiaries. The Company's ability to make required interest payments on the New Notes depends on its ability to receive funds from such subsidiaries. The Bank Credit Facility does not limit the Company's subsidiaries from paying dividends to the Company. The holders of the New Notes will have no direct claims against the subsidiaries of the Company other than the claim created by the Subsidiary Guarantees. The Subsidiary Guarantees will be subordinated in the right of payment to all existing and future Senior Debt of the Guarantors, including the guarantees of the Guarantors of the Company's obligations under the Bank Credit Facility. As of May 31, 1998, the aggregate principal amount of outstanding Senior Debt of the Guarantors was approximately $198.0 million (including guarantees by the Guarantors of the Company's obligations under the Bank Credit Facility). See "Description of Bank Credit Facility." In addition, the Subsidiary Guarantees may be subject to legal challenge under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws. See "-- Fraudulent Conveyance Risk." If such a challenge were upheld, the Subsidiary Guarantees would be invalidated and unenforceable, and it is possible that holders of the New Notes would be ordered by a court to turn over to other creditors of the Guarantors, or to their trustees in bankruptcy, all or a portion of the payments made to them pursuant to the Subsidiary Guarantees. The terms of the Guarantees provide that they are only enforceable to the extent permitted by law, including fraudulent transfer laws. To the extent that the Subsidiary Guarantees are not enforceable in amounts sufficient to satisfy the claims of the holders of the New Notes, the rights of holders of the New Notes to participate in any distribution of assets of any Guarantor upon liquidation, bankruptcy, reorganization or otherwise would be subject to prior claims of creditors of that Guarantor.

FRAUDULENT CONVEYANCE RISK


     PharMerica used the net proceeds of the Offering to repay indebtedness incurred by it under the Bank Credit Facility, a substantial portion of which was incurred to finance acquisitions by the Company and its subsidiaries. Based upon financial and other information currently available to it, the Company believes that the indebtedness under the Bank Credit Facility was incurred, and that the indebtedness represented by the New Notes is being incurred, for proper purposes and in good faith and that, based on forecasts, asset valuations and other financial information, the Company was at each time it incurred indebtedness under the Bank Credit Facility, currently is, and after the consummation of the Offering will be, solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding the Company's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of indebtedness under the Bank Credit Facility or the issuance of the New Notes, the Company was insolvent, was rendered insolvent by reason of such issuance, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors or was a defendant in an action for money damages, or had a judgement for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things: (i) void all or a portion of the Company's obligations to the holders of the New Notes, the effect of which would be that the holders of the New Notes may not be repaid in full or at all; or (ii) subordinate the Company's obligations to the holders of the New Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Notes. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. See "Description of the New Notes."


PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes may require the Company to repurchase all or a portion of such holder's New Notes at 101% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. The Indenture requires that prior to such a repurchase, the Company must either repay all outstanding indebtedness under the Senior Debt or obtain any required consent to such repurchase. The Bank Credit Agreement does not permit such a repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Senior Debt, the New Notes and the other indebtedness that would become payable upon such event. See "Description of the New Notes -- Repurchase at the Option of Holders."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; RESTRICTIONS ON TRANSFERS

     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Exchange Act and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. The New Notes will constitute a new issue of securities with no established trading market. The New Notes will generally be permitted to be resold or otherwise transferred by Holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through one automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of Holders of the New Notes to sell their New Notes or the price at which Holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market-making at any time without notice. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. See "Notice to Investors." In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. See "Description of New Notes -- Registration Rights; Liquidated Damages." Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES; RESTRICTIONS ON RESALES; CONSEQUENCES OF FAILURE TO EXCHANGE

     Issuance of New Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal with respect to such Notes and all other required documents. Therefore, Holders of the Notes that want to tender their Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange.

     Holders of Notes who do not exchange their Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the restrictive legend thereon. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Notes under the Securities Act. No Holder of Notes will be entitled to receive any Liquidated Damages with respect to such Notes, if a Holder of such Notes was, at any time while the Exchange Offer is pending, eligible to exchange, and did not validly tender, such Notes for New Notes in the Exchange Offer. The Company expects that substantially all of the Notes will be exchanged for New Notes pursuant to the Exchange Offer, which will negatively affect the market for the Notes. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) will not be able to rely on the applicable interpretations of the staff of the Commission and (ii) is required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Company has agreed, subject to certain specified limitations, to register or qualify the New Notes for offer or sale under the state securities laws of such jurisdictions as any holder of the New Notes reasonably requests in writing. See "The Exchange Offer."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of PharMerica as of March 31, 1998, and as adjusted to give effect to the Offering and the application of the net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements of the Company, and the Unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                                                  AT MARCH 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $   40,503    $   40,503
                                                              ==========    ==========
Current portion of long-term debt...........................  $   12,986    $   12,986
                                                              ==========    ==========
Long-term debt, less current portion:
  Bank Credit Facility......................................  $  190,589    $  190,589
  Senior Subordinated Notes.................................     325,000       325,000
  Other.....................................................       2,778         2,778
                                                              ----------    ----------
          Total long-term debt (excluding current
            portion)........................................     518,367       518,367
Stockholders' Equity:
  Common stock, $0.01 par value; 300,000,000 shares
     authorized; 88,134,800 shares issued and outstanding...         882           882
  Preferred stock, $0.01 par value; 500,000 shares
     authorized; 0 shares issued and outstanding............          --            --
  Additional paid-in capital................................     416,776       416,776
  Retained earnings.........................................     125,765       125,765
                                                              ----------    ----------
          Total stockholders' equity........................     543,423       543,423
                                                              ----------    ----------
Total capitalization........................................  $1,061,790    $1,061,790
                                                              ==========    ==========

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma combining statements of income give effect to the Merger, the Offering and the Acquisitions as though they occurred on January 1, 1997. This pro forma information has been prepared utilizing the audited historical consolidated financial statements of PharMerica for the year ended December 31, 1997, the unaudited historical consolidated financial statements of PharMerica for the three months ended March 31, 1998 and the unaudited historical consolidated financial statements of Capstone for the eleven months ended November 30, 1997. The Merger was accounted for under the purchase method of accounting and was treated as a reverse merger/acquisition of Capstone by PCA for accounting and financial reporting purposes. Therefore, this pro forma information reflects the adjustment of Capstone's assets and liabilities to their fair values in accordance with the purchase method of accounting. As a result of this treatment, the historical financial statements of PharMerica are those of PCA rather than those of Capstone. This information should be read in conjunction with the historical consolidated financial statements and notes thereto that appear elsewhere herein. The pro forma financial data are provided for comparative purposes only and are not necessarily indicative of the results which would have occurred had the Merger, the Offering and the Acquisitions been consummated on January 1, 1997, nor are they necessarily indicative of future results.


                    UNAUDITED PRO FORMA STATEMENTS OF INCOME


                                                           THREE MONTHS ENDED MARCH 31, 1998
                                               ----------------------------------------------------------
                                                             ACQUISITION       PRO FORMA
                                               PHARMERICA   ADJUSTMENTS(1)   ADJUSTMENTS(2)      TOTAL
                                                                 (DOLLARS IN THOUSANDS)

Net sales....................................   $274,677       $ 2,878          $    --        $  277,555
Cost of sales................................    152,802         1,590               --           154,392
                                                --------       -------          -------        ----------
Gross profit.................................    121,875         1,288               --           123,163
                                                --------       -------          -------        ----------
Operating expenses:
  Selling, general and administrative........     85,528           616               --            86,144
  Depreciation and amortization..............      8,524            79               --             8,603
                                                --------       -------          -------        ----------
     Total operating expenses................     94,052           695               --            94,747
                                                --------       -------          -------        ----------
Income from operations.......................     27,823           593               --            28,416
Interest expense, net........................      7,795           190            1,523(3)          9,508
                                                --------       -------          -------        ----------
Income before provision for income taxes.....     20,028           403           (1,523)           18,908
Provision for income taxes...................      8,698           161             (609)(4)         8,250
                                                --------       -------          -------        ----------
Net income...................................   $ 11,330       $   242          $  (914)       $   10,658
                                                ========       =======          =======        ==========
Earnings per share data:
  Basic......................................   $   0.13                                       $     0.12
                                                ========                                       ==========
  Diluted....................................   $   0.13                                       $     0.12
                                                ========                                       ==========
Weighted average shares:
  Basic......................................     87,797                                           87,797
                                                ========                                       ==========
  Diluted....................................     90,275                                           90,275
                                                ========                                       ==========
Pro forma ratio of earnings to fixed
  charges....................................                                                         2.7
                                                                                               ==========


---------------


(1) Represents the pro forma effects of all material acquisitions made by PharMerica, other than certain insignificant acquisitions, since January 1, 1998, as though they occurred on January 1, 1998. The financial statements underlying a significant number of these acquisitions were not audited or reviewed by independent public accountants, and, therefore, the information included herein is generally based on internally prepared financial statements by the selling entity. The pro forma results do not reflect any anticipated operating efficiencies or synergies and are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.


(2) Represents the pro forma effects of the Offering as if it occurred on January 1, 1998.


(3) Represents the incremental interest expense incurred as a result of the Offering (and use of the proceeds thereof) at a rate of 8.375%.


(4) Represents the tax effect of the pro forma adjustments using an incremental tax rate of 43.5%.



                                                          YEAR ENDED DECEMBER 31, 1997
                                    ------------------------------------------------------------------------
                                                                ACQUISITION       PRO FORMA
                                    PHARMERICA   CAPSTONE(1)   ADJUSTMENTS(2)   ADJUSTMENTS(3)      TOTAL
                                                             (DOLLARS IN THOUSANDS)

Net sales.........................   $652,179     $284,407        $82,763          $    --        $1,019,349
Cost of sales.....................    355,577      160,081         53,938               --           569,596
                                     --------     --------        -------          -------        ----------
Gross profit......................    296,602      124,326         28,825               --           449,753
                                     --------     --------        -------          -------        ----------
Operating expenses:
  Selling, general and
     administrative...............    216,087       91,869         18,784           (3,200)(4)       323,540
  Depreciation and amortization...     21,408        9,094          2,799            3,300(5)         36,601
  Restructuring costs.............      5,780           --             --           (5,780)(6)            --
  Merger related costs............         --        5,061             --           (5,061)(6)            --
  Impairment of long-lived
     assets.......................      5,155           --             --           (5,155)(6)            --
                                     --------     --------        -------          -------        ----------
     Total operating expenses.....    248,430      106,024         21,583          (15,896)          360,141
                                     --------     --------        -------          -------        ----------
Income from operations............     48,172       18,302          7,242           15,896            89,612
Interest expense, net.............      2,483        6,136          5,092           22,479(7)         36,190
                                     --------     --------        -------          -------        ----------
Income before provision for income
  taxes...........................     45,689       12,166          2,150           (6,583)           53,422
Provision for income taxes........     18,992        5,415             --             (453)(8)        23,954
                                     --------     --------        -------          -------        ----------
Net income........................   $ 26,697     $  6,751        $ 2,150          $(6,130)       $   29,468
                                     ========     ========        =======          =======        ==========
Pro forma ratio of earnings to
  fixed charges...................                                                                       1.8
                                                                                                  ==========

               NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME

 (1) Represents Capstone's actual results of operations for the eleven months ended November 30, 1997. The remaining month of Capstone's actual results is included as part of PharMerica's year end results.

 (2) Represents the pro forma effects of all material acquisitions made by Capstone and PCA, other than certain insignificant acquisitions, since January 1, 1997 as though they occurred on January 1, 1997. The financial statements underlying a significant number of these acquisitions were not audited or reviewed by independent public accountants, and, therefore, the information included herein is generally based on internally prepared financial statements by the selling entity. The pro forma results do not reflect any anticipated operating efficiencies or synergies and are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.

 (3) Represents the pro forma effects of the Merger and the Offering as though they occurred on January 1, 1997.

 (4) Represents the elimination of management fees paid by the Company to Beverly which will not continue post-Merger.

 (5) Represents amortization associated with the excess of purchase price over the estimated fair value of net assets acquired in the Merger calculated on a straight line basis over 40 years.

 (6) Represents elimination of Merger costs recognized in the operations of Capstone during the period through the date of Merger and restructuring charges and impairments of long-lived assets directly related to the Merger recognized in the operations of the Company during the year ended December 31, 1997.

 (7) Represents interest expense on $275.0 million of borrowings under the Bank Credit Facility used to partially repay PCA's intercompany balance to Beverly at an effective interest rate of 6.5% plus the incremental interest expense incurred as a result of the Offering (and use of the proceeds thereof) at a rate of 8.375%.

 (8) Represents the tax effect on the acquisition and pro forma adjustments, using an incremental tax rate of 40%, after adjusting for permanent differences.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following consolidated statement of income and balance sheet data for the years ended and as of December 31, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company. The consolidated statement of income and balance sheet data for the year ended and as of December 31, 1993 have been derived from the Company's internal records. The consolidated statement of income data for the three months ended March 31, 1997 and 1998 and consolidated balance sheet data as of March 31, 1998 have been derived from the unaudited consolidated financial statements of the Company. The December 31, 1993, March 31, 1997 and 1998 financial statement data are unaudited and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited periods. In computing the ratio of earnings to fixed charges: (a) earnings have been based on net income before income taxes and fixed charges and (b) fixed charges consist of interest and the estimated interest portion of rents. This information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere herein, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                             AT OR FOR THE
                                                               AT OR FOR THE                              THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                              MARCH 31,
                                       --------------------------------------------------------------   -----------------------
                                          1993         1994         1995         1996         1997         1997         1998
                                                           (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF INCOME
  DATA:
Net sales............................  $  201,670   $  247,512   $  451,685   $  516,400   $  652,179   $  147,592   $  274,677
Cost of sales........................      90,262      117,045      242,761      280,468      355,577       80,087      152,802
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit.......................     111,408      130,467      208,924      235,932      296,602       67,505      121,875
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating expenses:
  Selling, general and
    administrative...................      82,201       99,271      175,794      184,751      216,087       49,229       85,528
  Depreciation and amortization......       3,741        5,734       13,219       16,392       21,408        4,826        8,524
  Restructuring charges..............          --           --           --           --        5,780           --           --
  Impairment of long-lived assets....          --           --        9,543           --        5,155           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total operating expenses.....      85,942      105,005      198,556      201,143      248,430       54,055       94,052
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income...................      25,466       25,462       10,368       34,789       48,172       13,450       27,823
Interest expense, net................         110          113         (195)        (166)       2,483           46        7,795
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before provision for income
  taxes..............................      25,356       25,349       10,563       34,955       45,689       13,404       20,028
Provision for income taxes...........      10,281       10,291        5,977       14,668       18,992        5,576        8,698
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...........................  $   15,075   $   15,058   $    4,586   $   20,287   $   26,697   $    7,828   $   11,330
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted earnings per common share....                                                                   $     0.16   $     0.13
Pro forma earnings per common
  share..............................                                                      $     0.50
                                                                                           ==========   ==========   ==========
Ratio of earnings to fixed charges...        11.9         10.1          3.4          9.6          7.5                       3.1
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................  $   24,537   $   71,794   $   77,512   $   92,134   $  201,588                $  242,494
Total assets.........................      69,443      327,287      428,872      441,576    1,114,248                 1,221,942
Long-term obligations................       1,300        1,147          755        2,302      435,422                   531,353
Stockholders' equity.................      51,674       66,732       71,318       91,605      528,878                   543,423

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information contained in the consolidated financial statements, including the related notes, and the other financial information incorporated by reference herein.

GENERAL


     PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals and the home. The Company is also a leading provider of mail order pharmacy services to the workers' compensation and catastrophic care markets. As of May 31, 1998, PharMerica provided pharmacy services to approximately 365,000 long-term care residents in 37 states and to over 106,000 workers' compensation claimants nationwide. For the three months ended March 31, 1998 and the year ended December 31, 1997, the Company generated, on a pro forma basis, net sales of approximately $277.6 million and $1.0 billion and EBITDA of approximately $37.0 million and $126.2 million, respectively.


     PharMerica was formed as a result of the Merger involving PCA, a subsidiary of Beverly, and Capstone. Capstone issued 50 million shares of its common stock and assumed approximately $275.0 million of debt to acquire all of the outstanding stock of Beverly. Immediately prior to this transaction, Beverly distributed its long-term care business to New Beverly Holdings, Inc. ("New Beverly") leaving only its institutional pharmacy business, PCA, to be acquired by Capstone. Because Beverly's shareholders owned a majority of the Company after the Merger, for accounting purposes, the transaction was treated as an acquisition of Capstone by PCA.

     Since the Merger was treated as a reverse merger transaction for accounting purposes, the shares of Capstone at the date of close plus the fair value of Capstone's outstanding options and warrants, represent the consideration for the Merger. In accordance with EITF 95-19, the purchase price in the Merger for accounting purposes was determined using the fair value of Capstone's common stock over a reasonable period of time before and after the transaction was agreed to and announced. After the Merger was consummated, the historical financial statements of the Company became those of PCA. Therefore, the Company's 1997 historical financial results reflect a full year of PCA operations and one month of Capstone operations.

     The Company believes that, when fully realized, the synergies from the Merger will be approximately $25 million annually. This includes savings primarily from the consolidation of 19 institutional pharmacies, 11 of which have already occurred, more favorable pricing terms in the Company's new primary purchasing contracts and corporate and regional overhead reductions. It also includes additional income generated through expanded market coverage of available beds under the Company's existing preferred provider agreements with regional and national long-term care providers. The Company expects to realize approximately $16 million of these synergies in 1998 and the full $25 million in anticipated annual synergies (which includes approximately $2 million of additional income as described above) beginning in 1999.

     In pursuit of its acquisition strategy, the Company routinely reviews potential pharmacy and pharmacy services provider acquisitions. At any given time, the Company may be in discussions with one or more such pharmacy and pharmacy services provider owners, some of which may be material. There can be no assurance that any of these or other negotiations will lead to definitive agreements or, if agreements were reached, that any transactions would be consummated.


RECENT DEVELOPMENTS



     The Company recently reached an agreement in principle with IHS regarding a lawsuit filed by the Company against IHS. The lawsuit alleges certain breaches of contracts and torts by IHS. PharMerica has reached an agreement in principle with IHS to purchase NIPSI from IHS and to dismiss the pending lawsuit. NIPSI operates 35 pharmacies in 15 states, serving approximately 38,000 beds. See "Risk Factors -- Dependence on Key Contracts."

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1998, COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 1997



     Net Sales. Net sales increased to $274.7 million in the 1998 period from $147.6 million in the 1997 period, an increase of $127.1 million or 86.1%. Of this increase, approximately $95.2 million is attributable to the operations of the acquisitions completed between April 1, 1997 and March 31, 1998. The additional increase is attributable to marketing and customer retention as well as increased IV service penetration and long-term care beds serviced. The Company did not experience any material change in reimbursement levels in the 1998 period.



     Cost of Sales. Cost of sales includes the cost of pharmaceuticals sold to patients and institutions. Cost of sales increased to $152.8 million in the 1998 period from $80.1 million in the 1997 period, an increase of $72.7 million or 90.8%. As a percentage of net sales, cost of sales increased to 55.6% in the 1998 period from 54.3% in the 1997 period as a result of less favorable reimbursement in the markets of the acquired companies.



     Selling, General And Administrative Expenses. Selling, general and administrative expenses include salaries, benefits, facility expenses and other administrative overhead. Selling, general and administrative expenses increased to $85.5 million in the 1998 period from $49.2 million in 1997 period, an increase of $36.3 million or 73.7%. As a percentage of net sales, selling, general and administrative expenses were 31.1% in the 1998 period, compared to 33.4% in the 1997 period. The decrease as a percentage of net sales was a result of the restructuring and consolidation plans initiated as part of the Merger as well as operational synergies achieved as a result of the acquisitions.



     Depreciation And Amortization. Depreciation and amortization increased to $8.5 million in the 1998 period from $4.8 million in the 1997 period, an increase of $3.7 million or 76.6%. This increase is due mainly to the increased amortization expense incurred as a result of the acquisitions.



     Interest Expense, Net. Interest expense, net increased $7.7 million, to $7.8 million in the 1998 period due to increased bank borrowings related to acquisitions. Additionally, the Company did not incur interest charges on its intercompany payable to Beverly Enterprises, Inc.



     Year 2000. The Company has assessed and continues to assess the impact of the Year 2000 issue on its reporting systems and operations. The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year such that, as the century date occurs, date sensitive systems will recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. During 1997, the Company incurred approximately $250,000 to modify existing computer systems and applications and estimates that approximately $1.7 million in the aggregate will be incurred in 1998 and 1999.


  YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     Net Sales. The Company's net sales increased approximately $135.8 million, or 26.3%, to $652.2 million in 1997 from $516.4 million in 1996. This increase consisted of approximately $72.0 million of same store growth and approximately $57.8 million related to acquisitions, principally the January 1, 1997 acquisition of Interstate Pharmacy Corp. and the December 1997 acquisition of Capstone. Same store growth was attributable to increased infusion therapy of approximately $19.0 million, increased mail order and other workers' compensation services of approximately $10.8 million and growth in the core institutional pharmacy business of approximately $42.2 million, primarily due to marketing and customer retention initiatives. The Company's revenues from sales to Beverly facilities increased approximately $17.4 million, or 21.2%, to $99.5 million, or 15.3% of net sales, in 1997 from $82.1 million, or 15.9% of net sales, in 1996. This increase in sales was primarily attributable to additional Beverly facilities and its residents being serviced by newly opened or acquired pharmacies.

     Cost of Sales. The Company's cost of sales increased approximately $75.1 million, or 26.7%, to $355.6 million in 1997 from $280.5 million in 1996. As a percentage of net sales, cost of sales was 54.5% in 1997 as compared to 54.3% in 1996. Cost of sales as a percentage remained stable from 1996 to 1997, primarily due to increased purchasing efficiencies related to renegotiated vendor contracts and competitive pricing pressures.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include wages and related expenses, facility expenses, and other administrative overhead. Selling, general and administrative expenses increased approximately $31.5 million, or 17.1%, to $216.1 million in 1997 from $184.6 million in 1996. Approximately $19.3 million of this increase was attributable to acquisitions completed during 1997. The remaining increase in selling, general and administrative expenses was related to the increase in same store revenues discussed above. As a percentage of net sales, selling, general and administrative expenses decreased to 33.1% in 1997 from 35.7% in 1996. This decrease was primarily the result of implementing certain cost reduction initiatives and spreading the costs across a larger revenue base. Additionally, selling, general and administrative expenses include $3.2 million and $1.8 million in 1997 and 1996, respectively, related to management fees allocated from Beverly. These amounts do not necessarily reflect the actual cost the Company would have incurred on a stand-alone basis.

     Depreciation and Amortization. Depreciation and amortization increased approximately $5.0 million, or 30.6%, to $21.4 million in 1997 from $16.4 million in 1996. Approximately $2.7 million of this increase was related to acquisitions during such period. The remaining increase was attributable to investments in medical carts and other equipment as well as leasehold improvements.

     Restructuring Charges. During December 1997, in connection with the Merger, the Company adopted a plan to restructure its long-term care pharmacy operations. In connection with this plan, the Company intends to close six former PCA pharmacies and has recorded restructuring costs of $5.8 million related to these closures, consisting of $3.6 million of severance covering approximately 180 pharmacy employees, $739,000 of lease termination costs and $1.4 million of other costs.

     Impairment of Long-Lived Assets. In December 1997, the Company recorded an impairment loss of approximately $5.2 million related to the planned closure of certain pharmacies as a result of the Merger. The impairment loss includes the write-off of various fixed assets, such as leasehold improvements and furniture and fixtures, which are specific to the pharmacies to be closed. Additionally, the Company wrote down certain capitalized software costs to their estimated fair values.

     Interest expense. Prior to the Merger, the Company financed its acquisition and working capital needs through intercompany borrowings from Beverly. The Company did not incur interest on these intercompany advances. Subsequent to the Merger, the Company entered into the Bank Credit Facility with a syndicate of commercial banks. Interest expense of approximately $2.5 million was incurred under the Bank Credit Facility from the date of the Merger through December 31, 1997. At year end, the Company had outstanding borrowings of approximately $424.5 million. Proceeds of these borrowings were used to repay $275 million of PCA debt in connection with the Merger, refinance Capstone's existing credit facility, fund acquisitions closed in December 1997 and pay transaction costs related to the Merger.

     Provision for Income Taxes. The Company had an annual effective rate of 41.6% in December 31, 1997, compared to 42.0% in 1996. Management believes that the Company's tax rate will remain higher than the statutory federal tax rate in future years due to the non-deductibility of the goodwill recorded on certain stock acquisitions.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995


     Net Sales. The Company's net sales increased approximately $64.7 million, or 14.3%, to $516.4 million in 1996, from $451.7 million in 1995. This increase was primarily related to the 1995 acquisition of a mail service pharmacy business, Pharmacy Management Services, Inc. ("PMSI"), and other acquisitions, which added approximately $54.1 million to revenues, and, to a lesser extent, internal growth. On a same store basis, revenues increased approximately $10.6 million, primarily due to increased sales of infusion therapy products and services. The Company's revenues from sales to Beverly facilities and its residents decreased approximately $2.3 million, or 1.4%, to $160.7 million, or 31.1% of net sales in 1996 from $163.0 million, or 36.1% of net sales, in 1995. This decrease was primarily attributable to Beverly's disposition of approximately 83 nursing facilities in 1996 and 29 nursing facilities in 1995.

     Cost of Sales. The Company's cost of sales increased approximately $37.7 million, or 15.5%, to $ 280.5 million in 1996 from $242.8 million in 1995. As a percentage of net sales, cost of sales was 54.3% in 1996 as compared to 53.7% in 1995, primarily related to the full year impact of the lower margin mail service business purchased from PMSI.

     Selling, General and Administrative Expenses. The Company's total selling, general and administrative expenses increased approximately $9.0 million, or 5.1%, to $184.6 million in 1996 from $175.6 million in 1995. Approximately $5.2 million of this increase was related to the mid-1995 purchase of PMSI with the remainder of the increase attributable to increased same store revenues and severance and relocation expenses associated with the 1996 reorganization and relocation of the Company's corporate offices.

     Depreciation and Amortization. Depreciation and amortization expense increased approximately $3.2 million, or 24.0%, to $16.4 million in 1996 from $13.2 million in 1995, primarily related to the amortization of goodwill associated with the PMSI transaction completed in mid-1995.

     Income Taxes. The Company had an annual effective tax rate of 42.0% in 1996, compared to 56.6% in 1995. The annual effective tax rate for 1996 was higher than the federal statutory rate primarily due to the impact of non-deductible goodwill associated with the acquisition of PMSI. The annual effective tax rate in 1995 was higher than the federal statutory rate primarily due to the impact of non-deductible goodwill included in the adjustments resulting from the adoption of SFAS No. 121.

IMPACT OF INFLATION

     Inflation has not materially affected the Company's profitability, primarily because price increases have generally been obtained to cover inflationary drug cost increases.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital primarily for acquiring institutional pharmacy companies, financing working capital requirements and purchasing equipment for existing pharmacies. The Company anticipates its future capital requirements will primarily be needed to finance the acquisition of institutional pharmacy operations.


     Since January 1, 1998 the Company has completed nine acquisitions for an aggregate purchase price of approximately $70.0 million in cash and stock.



     In connection with the Merger in December 1997, the Company entered into a revolving $550.0 million credit facility (the "Bank Credit Facility") with a syndicate of banks for which The Chase Manhattan Bank ("Chase") acts as administrative agent. Approximately $113.7 million of the Bank Credit Facility was used to retire principal amounts outstanding under the Company's prior credit facility and approximately $275.0 million was used to retire PCA debt assumed in connection with the Merger. The Bank Credit Facility bears interest, at the option of the Company, at (a) the greater of Chase's base CD rate, Chase's prime rate (plus an applicable margin) or the federal funds rate plus an applicable margin, or (b) the London interbank market rate, plus an applicable margin based upon the Company's leverage ratio. Availability under the Bank Credit Facility is subject to the Company's leverage ratio and other provisions and covenants. The Company used the net proceeds of the Offering to repay indebtedness under the Bank Credit Facility, which amounts may be subsequently reborrowed. As of May 31, 1998, the Company had approximately $198 million outstanding under the Bank Credit Facility. Of the additional $352 million committed under the Bank Credit Facility, approximately $5 million was available as of such date. See "Description of Bank Credit Facility."


     In December 1997, the Company received approximately $8.9 million from the exercise of certain warrants and anticipates receiving an additional approximately $7.0 million from the exercise of outstanding warrants over the next twelve months.

     The Company believes its liquidity and capital resources are adequate to meet its operating needs for the foreseeable future. In order to implement its growth strategy, the Company will require substantial capital resources and will need to incur, from time to time, additional indebtedness. Availability under the Bank Credit Facility will be used primarily to fund the Company's future acquisitions of institutional pharmacy operations. Availability of funds under the Bank Credit Facility is limited by the financial covenants described in "Description of Bank Credit Facility." In the event the funding requirements in connection with the potential future acquisitions exceed the funds available pursuant to the Bank Credit Facility, the Company also may need to issue, in public or in private transactions, equity or debt securities, the availability and terms of which will depend on market and other conditions. There can be no assurance that any such additional financing will be available on terms acceptable to the Company, if at all. See "Description of Bank Credit Facility" and "Risk Factors -- Leverage Ratio."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING NOTES


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City
time, on July   , 1998; provided, however, that if the Company extends the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended. This Prospectus, together with the Letter of Transmittal, is first being sent on or
about June   , 1998 to all holders of Notes known to the Company. The Company's obligation to accept Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth below. See "-- Certain Conditions to the Exchange Offer."


     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Notes, by giving notice of such extension to the Holders thereof. During any such extension, all Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Notes not accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Notes as promptly as practicable.

     Holders of Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

PROCEDURES FOR TENDERING NOTES


     The tender to the Company of Notes by a Holder and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, and all other documents required by such Letter of Transmittal, to Harris Trust and Savings at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date. THE METHOD OF DELIVERY OF NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY.


     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Notes are registered in the name of a person other than the party signing the Letter of Transmittal, the Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Notes tendered for exchange will be determined by the Company in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Notes not properly tendered or to not accept any particular Notes where acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Notes either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer as to any particular Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each Holder of Notes represents to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Holder and any beneficial Holder, that neither the Holder nor any such beneficial Holder has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the Holder is not a broker-dealer, the Holder must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes.


GUARANTEED DELIVERY PROCEDURES



     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:



          (a) The tender is made through an Eligible Institution;



          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and



          (c) Such certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders of Old Notes who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.


ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     For each Note accepted for exchange, the Holder of such Note will receive a New Note having a principal amount equal to that of the surrendered Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

     In all cases, issuance of New Notes in exchange for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Notes or a timely Book-Entry Confirmation of such Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Notes will be returned without expense to the tendering holder thereof (or, in the case of Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with DTC by or on behalf of such Holder) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. In addition to book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date.

WITHDRAWAL RIGHTS

     Tenders of Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Notes to be withdrawn, the Notes to be withdrawn (including the principal amount of such Notes), and (where certificates for Notes have been transmitted) the name in which such Notes are registered, if different from that of the withdrawing holder. If certificates for Notes have been delivered or otherwise identified to the Exchange Agent then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed to be not validly tendered for exchange for purposes of the Exchange Offer. Any Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, will be credited to an account maintained with DTC by or on behalf of such Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company is not required to accept for exchange, or to issue New Notes in exchange for, any Notes and may terminate or amend the Exchange Offer if at any time before the acceptance or the exchange, the Company determines that the Exchange Offer violates applicable law or any applicable interpretation of the staff of the Commission. These conditions are for the sole benefit of the Company and may be asserted or waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of its rights will not be deemed a waiver of such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Notes tendered, and no New Notes will be issued in exchange for any such Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     Harris Trust and Savings has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      BY MAIL, OVERNIGHT COURIER OR HAND:
                         Harris Trust and Savings Bank

                      c/o Harris Trust Company of New York


                           88 Pine Street, 19th Floor


                               New York, NY 10005


                      Attention: Reorganization Department



                 BY FACSIMILE (for Eligible Institutions only):

                                 (212) 701-7636

             CONFIRM BY TELEPHONE (for Eligible Institutions only):

                                 (212) 701-7624

     Delivery other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will solicit offers to exchange by mail and additional solicitations may be made in person or by telephone by officers and employees of the Company. The expenses to be incurred in connection with the Exchange Offer will be paid by the Company.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes.

TRANSFER TAXES

     Holders who tender their Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

     Holders of Notes who do not exchange their Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 8 3/8% per annum and will otherwise remain outstanding in accordance with their terms. In general, the Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Notes under the Securities Act. However, the Company may be obligated to file with the Commission a shelf registration statement to cover resales of the Notes or Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earlier of (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with such registration statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, subject to certain limitations, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

                                    BUSINESS
GENERAL


     PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals and the home. The Company is also a leading provider of mail order pharmacy benefit services to the workers' compensation and catastrophic care markets. As of May 31, 1998, PharMerica provided pharmacy services to approximately 365,000 long-term care residents in 37 states and to over 106,000 workers' compensation claimants nationwide. For the three months ended March 31, 1998 and the year ended December 31, 1997, the Company generated, on a pro forma basis, net sales of approximately $277.6 million and $1.0 billion and EBITDA of approximately $37.0 million and $126.2 million, respectively.



     PharMerica is the largest institutional pharmacy provider in four of the five states with the highest population of elderly people, and its network of 120 institutional pharmacies covers a geographic area that includes over 80% of the nation's long-term care beds. The Company operates ten large scale "mega-pharmacies", each serving over 10,000 beds, and many of its pharmacies are open 24 hours, 7 days a week. As a result of its national scope, the Company has been able to enter into preferred provider agreements with regional and national long-term care providers, the most significant of which are Beverly and IHS. The Company provides services to approximately 58,000 Beverly long-term care beds and 17,000 IHS long-term care beds.


     The Company purchases, repackages and dispenses pharmaceuticals and provides its clients' long-term facilities with related management services, regulatory assistance and third-party billing. The Company also provides specialty services including infusion therapy, clinical consulting and comprehensive catastrophic care. In addition, PharMerica has developed specialized information technology and clinical initiatives to offer its clients additional value-added services such as computerized medical record keeping, on-line formulary, drug therapy evaluation and disease state management, which the Company believes will position it to successfully compete in managed care and prospective payment systems.

RECENT DEVELOPMENTS

     PharMerica was formed as a result of a merger involving PCA, a subsidiary of Beverly, and Capstone. In connection with the Merger, Beverly entered into a preferred provider agreement that gives PharMerica, subject to certain conditions, including quality of services and competitive pricing, the right to service Beverly's long-term care beds, including any subsequently added beds, for a five-year period with a five-year renewal period at the Company's option. In addition, Beverly agreed not to compete in the institutional pharmacy industry for five years.


     The Company believes that, when fully realized, the synergies from the Merger will be approximately $25 million annually. This includes savings primarily from the consolidation of 19 institutional pharmacies, 11 of which have already occurred, more favorable pricing terms in the Company's new primary purchasing contracts and corporate and regional overhead reductions. It also includes additional income generated through expanded market coverage of available beds under the Company's existing preferred provider agreements with regional and national long-term care providers. The Company expects to realize approximately $16 million of these synergies in 1998 and the full $25 million in anticipated annual synergies (including approximately $2 million of additional income as described above) beginning in 1999.



     The Company recently reached an agreement in principle with IHS regarding a lawsuit filed by the Company against IHS. The lawsuit alleges certain breaches of contracts and torts by IHS. PharMerica has reached an agreement in principle with IHS to purchase NIPSI from IHS and to dismiss the pending lawsuit. NIPSI operates 35 pharmacies in 15 states, serving approximately 38,000 beds. See "Risk Factors -- Dependence on Key Contracts."

INDUSTRY OVERVIEW

     Industry analysts estimate that the United States pharmacy industry's total annual revenues for 1997 for the markets served by the Company exceeded $16 billion. These revenues were comprised of sales of approximately $7 billion to individuals that live at home, $5 billion to residents of long-term care facilities, $2.7 billion to residents of assisted living and retirement communities and $2 billion to patients in rehabilitation and other specialty hospitals. Institutional pharmacy companies such as PharMerica have traditionally focused on servicing the $5 billion long-term care facility segment of the industry, which industry analysts estimate is growing by approximately 10% annually. The Company also believes that changes in the institutional pharmacy industry are providing large institutional pharmacies with the opportunity to serve elderly, chronically ill and disabled patients in settings across the healthcare continuum. These changes include: (i) an increase in the acuity level and number of residents in assisted living facilities; (ii) increased operating and cost efficiencies, regulatory expertise and national market presence of large institutional providers; and (iii) an increase in outsourcing of pharmacy services by specialty hospitals.

     Institutional Pharmacy. Institutional pharmacies purchase both prescription and nonprescription pharmaceuticals and other medical supplies from wholesale distributors and manufacturers, and repackage and distribute these products to residents in nursing homes, assisted living facilities, retirement centers and other institutional settings. Institutional pharmacies generally provide consultant pharmacist services that include, among other things, individual patient drug therapy evaluation and the monitoring of the control, administration and storage of prescribed medications within the institution to ensure compliance with state and federal regulations. Unlike hospitals, most long-term care institutions do not have an on-site pharmacy to dispense prescription drugs; institutional pharmacies accordingly play an integral role in long-term care by providing a high quality, cost-effective means of dispensing and monitoring patient medication. In addition, institutional pharmacies often provide further support services such as infusion therapy, Medicare Part B services and consultant pharmacist services as a part of administering daily care in high acuity settings.

     The provision of pharmacy services to long-term care residents is fragmented, with independent institutional pharmacy companies serving, on a revenue basis, approximately 59% of long-term care facilities, retail pharmacies serving approximately 19% of long-term care facilities, and institutional pharmacies owned by long-term care companies (commonly referred to as "captive pharmacies") serving the remaining 22% of such facilities. Over the past five years, the proportion of sales by independent institutional pharmacies has increased. The Company believes that institutional pharmacy companies are better positioned to serve the changing market demands than local retail pharmacies and that the proportion of the long-term care pharmacy market served by retail pharmacies should continue to decline. The Company also believes that consolidation of the market will accelerate as some long-term care companies divest themselves of captive pharmacies and owners of smaller institutional pharmacies are encouraged to sell their business because of various competitive factors, including: (i) the advantages of economies of scale in pharmaceutical purchasing; (ii) the benefits of national market presence in competing for managed care contracts and preferred provider agreements with multi-site facilities; (iii) the efficiencies created by being able to provide a broad range of services; and (iv) the demands created by the need for specialized regulatory expertise and complex information systems.

     Workers' Compensation. The workers' compensation market is driven by workers' compensation laws that require employers to provide medical disability benefits to employees who suffer job-related injuries and disabilities. Employers provide these benefits through self-insurance, participation in state run funds or purchase of insurance. Workers' compensation claimants generally have not been served as part of the institutional pharmacy industry, relying, instead, primarily upon local retail pharmacy outlets. This is because state laws generally provide workers' compensation claimants with freedom of choice in selecting healthcare providers. The Company believes that this segment of the pharmacy industry, while currently highly fragmented, is likely to consolidate as the benefit providers increasingly seek to control costs, reduce expenses and standardize services related to claimants.

GROWTH STRATEGY

     The Company intends to continue to increase its sales and improve its profitability by capitalizing on its position as a leading provider of pharmacy services. Key elements of the Company's growth strategy are to:


     GROW THROUGH STRATEGIC ACQUISITIONS. The acquisition of high-quality institutional pharmacy companies in targeted markets has been the primary contributor to the Company's growth. The Company seeks to acquire independent and captive institutional pharmacy providers that: (i) expand its service area into regions that have either high concentrations of elderly people or include beds operated by parties to the Company's preferred provider agreements; (ii) increase market share in currently served markets; or (iii) provide services or products complementary to those currently offered by the Company. Since January 1, 1996, in addition to consummating the Merger, the Company has completed over 30 acquisitions, which at the time of acquisition were generating combined annualized revenues of over $300 million.


     PURSUE INTERNAL GROWTH OPPORTUNITIES. The Company intends to increase revenues and profitability from existing operations by: (i) increasing its market share within its currently served markets; (ii) cross-selling specialty services such as infusion therapy to its existing customer base, particularly the long-term care facilities served by the Capstone-related pharmacies which historically have had lower infusion therapy use rates than those of PCA; (iii) entering into additional preferred provider agreements with regional and national long-term care and alternate site providers; and (iv) capitalizing on the Company's national presence, lower costs and value-added clinical and information services to contract with managed care and other third-party payors to provide institutional and mail-order pharmacy services to their customers. On a pro forma basis, the Company added over 25,000 long-term care beds through internal growth in 1997 and achieved revenue growth of over 15% from existing operations.

     EXPAND INTO ADDITIONAL HEALTHCARE SETTINGS. The Company seeks to serve elderly, chronically ill and disabled patients in settings such as assisted living and retirement communities, specialty hospitals and the home, all of which are outside of the traditional long-term care setting in which institutional pharmacies historically have operated. The Company has introduced several proprietary programs designed to attract new customers in a wide variety of settings, including PharmaCare Complete, which offers comprehensive healthcare products and services to its homebound catastrophic care customers, and WellCare, which offers monitoring, training and information services to providers of assisted living services. In addition, the Company seeks to increase sales of pharmacy services to elderly residents in the home setting through marketing efforts directed towards case managers of managed care providers and other payor sources as well as discharge planners of sub-acute hospitals and long-term care facilities.


     ENHANCE OPERATING MARGINS BY LEVERAGING ECONOMIES OF SCALE. PharMerica intends to achieve significant benefits from the increased scale and scope of its operations in areas such as purchasing, overhead and pharmacy operations. The Company's increased purchasing volumes, resulting primarily from the Merger, have enabled it to achieve more favorable pricing terms with its suppliers, which is particularly significant since the costs of drugs and other products account for more than 50% of the Company's costs. Since the Merger, the Company has renegotiated and reduced the pricing terms of its contracts with its primary pharmaceutical wholesaler and 16 other drug manufacturers and distributors. The Company also believes that its network of 120 institutional pharmacies, which covers a geographic area that includes over 80% of the nation's long-term care beds, provides it with the opportunity to achieve significant cost savings through the acquisition, integration and consolidation of existing pharmacies. Since the Merger, the Company has identified 19 pharmacies that the Company intends to consolidate during 1998, 11 of which have already occurred. In geographic areas in which it has a high customer concentration, the Company's strategy is to consolidate several of its smaller pharmacies into a single "mega-pharmacy" serving over 10,000 beds. The size of these mega-pharmacies allows the Company to reduce overhead per bed, use advanced distribution technology that increases efficiency and accuracy of services and make greater investments in clinical and information systems.


     UTILIZE CLINICAL AND INFORMATION CAPABILITIES TO PROVIDE VALUE-ADDED SERVICES. The Company is developing information technology and clinical initiatives that it believes are valuable to long-term care providers, third party payors and managed care providers. The Company believes that these capabilities will become increasingly important to its customers and partners and will help position the Company as a leading provider of comprehensive pharmacy solutions as the industry moves toward managed care and other prospective pay systems and customers increasingly demand advanced clinical programs and information management to help improve patient outcomes and control costs. These efforts have resulted in the creation of the Company's centralized database, DataMart, which currently contains over 50 million transaction records. As an additional component of its information systems the Company has developed a clinical software package called Consultware, which includes an on-line formulary, for use by its consulting pharmacists.

SERVICES


     Long-Term Care Services.  PharMerica's long-term care services consist of :
(i) providing pharmacy services in the long-term care setting; (ii) specialty services including infusion therapy services and Medicare Part B benefits; and
(iii) pharmacy consulting services. For the year ended December 31, 1997, on a pro forma basis, long-term care services represented approximately 84.5% of PharMerica's revenues.


     Pharmacy Services. PharMerica's core business consists of providing a full range of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate care settings, including long-term care facilities, assisted living facilities, specialty hospitals and the home. PharMerica purchases pharmaceuticals in bulk quantities from wholesalers and manufacturers and dispenses both prescription and non-prescription drugs in patient-specific packaging in accordance with physician orders. Prescription and non-prescription medications are delivered at least daily to long-term care facilities for administration to residents by the nursing staffs of such facilities. PharMerica's pharmacists package drugs to meet each patient's needs for either single-day or multi-day dosage requirements. PharMerica can customize the timing and packaging of its delivery system to meet specific client needs.

     PharMerica uses an order processing system that enables its long-term care clients to order pharmaceuticals using either a pre-printed label or monthly order forms. While clients generally require delivery of routine orders within 24 hours, many of PharMerica's pharmacies are open 24 hours, seven days a week to provide emergency services as needed. Once a physician's order is received by PharMerica, it is entered into a pharmacy computer system where information is screened for drug and food interactions, allergies and refill limitations. Upon entry, the prescription becomes part of the permanent patient record, and a label is printed for application to the packaging. The package label contains specific patient information as well as physician name, medication, dosage information and cautionary messages. Prior to delivery, the completed prescription is reviewed by one of PharMerica's pharmacists and verified against the original order entry data. Following this final quality assurance check, the prescription is delivered by courier service to the facility.

     Specialty Services. With cost-containment pressures in healthcare forcing providers and payors to seek the most efficient setting for care, long-term care facilities are more often providing higher acuity care more cost effectively than hospitals. PharMerica provides long-term care facilities with specialty services and products, including infusion therapy services and services reimbursed under Medicare Part B.

     The Company's infusion therapy services consists of the intravenous delivery or administration by tube, catheter or IV, of medication or introduction of parenteral and enteral nutritional formulas, including nutrients and other fluids, to patients. The Company also offers infusion services under its "IV Express" program which provides nationwide, next-day delivery service for facilities that fall outside PharMerica's traditional service area. Patients can receive infusion therapies at home or in a long-term or other subacute care facility at a cost which is substantially less than hospital-based care. The trend toward delivery of healthcare in the lowest cost setting and the increasing ability to treat certain illnesses outside of hospitals or other acute care settings represents an opportunity for long-term care facilities to attract infusion therapy patients. The Company prepares the product to be administered, delivers the product to the patient setting and trains nursing facility personnel in administering infusion therapy, but it does not administer the therapy except in limited circumstances. The Company offers a full range of premixed, ready-to-handle solutions, and related products, supplies and equipment, as well as a policy and procedure manual detailing appropriate intravenous practices and clinical pharmacist support. These infusion therapies include enteral nutrition therapy, parenteral nutrition therapy, antibiotic infusion therapy and chemotherapy, AIDS therapy, pain management and hydration therapy. PharMerica has established an infusion therapy distribution network which allows next-day delivery and eliminates the need for customer product storage. Because the proper administration of infusion products requires a trained and experienced pharmacist and nursing staff and because the level of such training varies among nursing facilities, the Company has developed a multi-tiered education and training program. The program ranges from basic education and information for trained facility nurses to the complete range of skilled nursing services training made available to customers through hands-on clinical support, including patient assessment, advanced IV line placement and dose administration.

     As a part of its specialty services, PharMerica also provides services and products reimbursed under Medicare Part B. Medicare Part B provides benefits covering, among other things, outpatient treatment, physicians' services, durable medical equipment, orthotics, prosthetic devices and medical supplies. Products and services covered for Medicare Part B eligible residents in the long-term care facility include but are not limited to, enteral feeding products, ostomy supplies, urological products, orthotics, prosthetics, surgical dressings and tracheostomy care supplies. These products and services are submitted to and paid by four regional carriers which establish coverage guidelines, allowable utilization frequencies and billing procedures for such products. PharMerica, as an eligible supplier, either bills Medicare directly for Part B covered products or, alternatively, assists the long-term care facility in meeting Medicare Part B eligibility requirements and prepares bills on behalf of the facility.

     Pharmacy Consulting Services. State and local regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapies in order to maintain and improve the quality of patient care. PharMerica provides value-added consulting services that help clients comply with federal and state regulations, manage medication costs and maximize the therapeutic efficacy of drug regimens. These pharmacy consulting services include: (i) regular review of each patient's medical record and drug regimen;
(ii) recommendation of therapeutic alternatives, where appropriate; (iii) monthly evaluation of facility-wide drug usage and drug costs; (iv) maintenance of drug administration records that assist the long-term care facility with regulatory compliance; (v) participating on certain key committees of client facilities as well as periodic involvement in staff meetings; (vi) monthly inspection of facility's medication carts and drug storage rooms; and (vii) providing training programs.

     PharMerica's consultant pharmacists also employ formulary management techniques designed to assist physicians in making the best cost-effective clinical choice of drug therapy for residents. Using PharMerica's proprietary formulary program, introduced in 1995 and published annually in conjunction with the American Medical Directors Association and the University of Arizona School of Pharmacy, PharMerica pharmacists assist prescribing physicians in designating the use of particular drugs from among therapeutic alternatives (including generic substitutions) and in the use of more cost-effective delivery systems and dose forms. The PharMerica formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the elderly population of long-term care facilities. PharMerica's formulary guidelines also provide relative pharmaceutical cost information to residents, their insurers or other payors. Adherence to the PharMerica formulary guidelines is intended to improve drug therapy results, lower costs for residents and strengthen PharMerica's purchasing power with drug manufacturers.

     PharMerica's proprietary Consultware program is customized for pharmacy consulting practices and is designed to help consultant pharmacists efficiently generate communications to nursing facility professionals, produce professional and informative quality assurance reports, monitor responses to their recommendations, such as therapeutic interchange requests, and help document the clinical and economic value of their services.

     Mail Order Services. PharMerica provides a broad array of mail order pharmacy products and services, including prescription and non-prescription pharmaceuticals, medical supplies and medical equipment, primarily to workers' compensation claimants and correctional facilities nationwide. The Company also provides mail order pharmacy services to catastrophically ill or injured claimants requiring long-term pharmacy services. For the year ended December 31, 1997, on a pro forma basis, mail order services represented approximately 14.2% of PharMerica's revenues.

     Workers' Compensation. The Company's workers' compensation services include: home delivery of prescription drugs and medical supplies and medical equipment to injured workers who are receiving workers' compensation benefits; an array of computer software solutions to reduce a payor's administrative costs; and an on-line retail prescription drug card service that enables injured workers to obtain prescription drugs at no direct cost to the claimant from a network of over 30,000 participating retail pharmacies throughout the country. PharMerica provides mail order services to approximately 106,000 workers' compensation claimants nationwide.

     PharMerica works directly with workers' compensation payors to provide their claims representatives with the appropriate training and on-site assistance to identify potential claimants who would benefit from PharMerica's services. After identifying these claimants, PharMerica coordinates with the claims representative, the claimant's treating physician and rehabilitation nurse to determine the prescription drugs, medical supplies and medical equipment that are required for the care and treatment of the claimant's injury and the requisite schedule for supplying those items.

     Correctional Facilities. The Company also provides pharmacy services to approximately 135,000 inmates, making it the largest provider of pharmacy services to correctional institutions in the United States. The Company enters into capitated and other contracts with state agencies or general medical contractors to whom the provision of healthcare services to correctional institutions has been outsourced. The Company services all of its correctional institution contracts from a central distribution facility in Baltimore, Maryland.

     Catastrophic Care. The Company also provides comprehensive catastrophic care as a part of its specialty services. PharMerica has introduced a proprietary program, PharmaCare Complete, to provide a comprehensive package of healthcare products and services to its homebound catastrophic care customers who generally have significant and continuing needs for pharmaceutical services and healthcare products. At December 31, 1997, the Company provided these products and services to approximately 3,000 customers.

     Specialty Hospitals. The Company also provides pharmacy services to specialty and rural hospitals. For the year ended December 31, 1997, on a pro forma basis, these services represented approximately 1.3% of PharMerica's revenues.

OPERATIONS


     Organization. PharMerica's long-term care operations are divided into four geographic regions, each headed by a regional senior vice president. The Company believes this regional organizational structure provides the flexibility to accommodate continued growth while providing standardized regional care. PharMerica believes that the institutional pharmacy business is dependent in large part on personal service and encourages its pharmacists to develop personal relationships and to be responsive to local market demands. PharMerica uses more centralized financial and inventory control systems support than typically available to small, independent pharmacy operators. Additional services performed at the corporate level include quality improvement oversight, financial and accounting functions, clinical program development, group purchasing, marketing, acquisitions and corporate development activities. Where possible, the Company establishes mega-pharmacies serving over 10,000 beds. These mega-pharmacies allow the Company to lower overhead per bed, to use advanced distribution technology that increases efficiency and accuracy of services and to make greater investments in clinical and information systems that PharMerica expects will further enhance the operating margins of these pharmacies. The Company currently operates ten mega-pharmacies.


     Pharmacy Distribution Model. In the institutional pharmacy business, PharMerica typically provides services through regional pharmacies that have the capability to serve long-term care facilities within a 150-mile radius. These regional pharmacies are generally open 24 hours, seven days a week and are staffed with clinical pharmacists, registered nurses and pharmacy technicians.

     PharMerica ships products to workers' compensation claimants from two distribution facilities in Tampa, Florida. In the correctional business, PharMerica dispenses pharmaceuticals primarily from a centralized mail service pharmacy operation located in Baltimore, Maryland.

     Marketing and Sales. PharMerica's pharmacy services marketing efforts are directed at long-term care facility operators. While pricing is an important factor in the selection of pharmacy providers, PharMerica's experience is that the primary factor, particularly among long-term care operators, is the quality and range of services offered. Consequently, PharMerica strives to provide high-quality services that are tailored to each client's needs. Once a relationship is established, PharMerica then attempts to expand the range of services it provides. PharMerica's marketing efforts are conducted by regional vice presidents with support from local pharmacy managers and regional salespersons. PharMerica's 300 consultant pharmacists and 100 nurse consultants also are integral to the marketing effort because of their daily contact with the facility managers and the residents in those facilities.

     The Company's mail order services marketing and sales efforts are directed to workers' compensation insurance adjusters and managers at regional and local insurance offices throughout the country. Referrals of claimants meeting certain injury profiles are forwarded to the Company's internal salesforce of approximately 40 individuals who contact claimants to explain the benefits of using the Company's services. For claimants electing to use the Company's programs, Company representatives then obtain the necessary information regarding the patients' medications and supplies and put the claimant on service.

     Suppliers. PharMerica purchases substantially all of its pharmaceutical inventories from wholesalers and manufacturers. Since the Merger, PharMerica negotiated a new primary wholesaler agreement with Bergen Brunswig and 16 other agreements with drug manufacturers and other suppliers with terms that are more favorable to PharMerica than its previous contracts. PharMerica also has in place secondary wholesaler agreements to minimize its purchasing channels while maximizing inventory quality and cost savings. Although Capstone and PCA purchased approximately 94% of pharmaceutical supplies from McKesson and Bergen Brunswig in 1997, because of readily available alternatives, PharMerica does not believe it is dependent on any one supplier.

     Customers. The primary customers of PharMerica are long-term care facilities, workers' compensation payors, correctional facilities, and specialty hospitals. Sales to Beverly and its residents accounted for approximately 16.0% of revenues for the year ended December 31, 1997 on a pro forma basis. Other than Beverly, no customer represented more than 10% of PharMerica's revenue on a pro forma basis.

     Preferred Provider Agreements. The Company has preferred provider agreements with eight national and regional long-term care operators, including Beverly and IHS. These agreements give PharMerica the right to provide pharmacy services to the operator's facilities subject to certain conditions, including conditions related to competitive pricing and quality service. The agreements also generally give the Company the right, subject to competitive pricing and services and freedom of choice laws, to service beds in facilities subsequently acquired by the long-term care company or in facilities that subsequently become serviceable by the Company when pharmacies are opened or acquired by the Company. As a result of the Merger, the Company is seeking expanded market coverage under existing preferred provider agreements through servicing of additional beds in areas in which Capstone or PCA, as the case may be, did not have institutional pharmacy capabilities.

     Upon the closing of the Merger, Beverly and the Company entered into a Preferred Provider Agreement for Pharmaceutical and Related Services (the "Beverly PPA") that gives PharMerica the right, for a five-year term, with a five-year renewal right upon meeting certain competitive pricing criteria, to provide certain pharmacy and related products and services in Beverly long-term care facilities where PCA had previously provided such services. Beverly is required under certain conditions to cause additional long-term care facilities now or hereafter operated by Beverly to enter into similar provider agreements for such services for up to a five-year term, with similar renewal rights.

     Under the Beverly PPA, if Beverly sells or otherwise disposes of any long-term care facility under contract with the Company to a third party, Beverly will be obligated to cause the third party to assume Beverly's obligation to obtain the services at that facility from the Company. A default by either party with respect to its obligations under provider agreements covering 10% of the total number of long-term facilities at the time under contract with the Company will constitute a default under the Beverly PPA, entitling the non-defaulting party to, among other remedies, terminate the entire relationship. See "Risk Factors -- Dependence on Key Customers."

     JCAHO Accreditation. As one component of its commitment to quality assurance, PharMerica is pursuing accreditation of its pharmacies by JCAHO, a professional, nonprofit organization dedicated to improving the quality of care in healthcare facilities. To receive JCAHO accreditation, pharmacies must be in compliance with JCAHO's requirements, which focus primarily on quality control. As of May 1, 1998, [46] of the Company's pharmacies had received accreditation. The Company intends to pursue JCAHO accreditation for all of its long-term care pharmacies. JCAHO accreditation, while not mandated for pharmacies, is increasingly important to managed care organizations and Medicaid programs and is also important for entering into preferred provider arrangements with national and regional providers looking for consistent quality. The Company believes that its pursuit of accreditation from JCAHO will help it provide quality services and will assist it in competing on a nationwide basis.

COMPETITION

     The institutional pharmacy market is fragmented and competition varies significantly from market to market. PharMerica's competitors include small retail pharmacies, large chains of retail pharmacies, in-house captive pharmacies and national institutional pharmacies. The Company believes that the competitive factors most important in PharMerica's lines of business are quality and range of service offered, competitive prices, reputation with referral sources, ease of doing business with the provider, and the ability to develop and maintain relationships with referral sources. Some of PharMerica's present and potential competitors, including retail pharmacies, captive pharmacies and pharmaceutical distributors, are significantly larger than PharMerica and have, or may obtain, greater financial and marketing resources than PharMerica. In addition, there are relatively few barriers to entry in the local markets served by PharMerica, and it may encounter substantial competition from local market entrants. In acquiring institutional pharmacy providers, the Company competes with several other companies with similar acquisition strategies, some of which may have greater resources than the Company. See "Risk Factors -- Competition."

TECHNOLOGY AND INFORMATION SYSTEMS

     The Company believes that certain technologies and management informations systems will result in improved pharmacy performance and will allow the Company's pharmacies to provide value-added services and clinical initiatives that it believes are valuable to long-term care providers, third party payors and managed care providers. These initiatives have resulted in the creation of the Company's centralized database, DataMart, which currently contains over 50 million transaction records. DataMart allows the Company to sort and search data by, among other things, diagnosis code, pharmaceutical product, facility and doctor. DataMart also allows the Company to generate customer specific reports and offers new services, including disease state management and drug interaction. These new services allow the Company to assist its clients in assessing patient risks, predict therapeutic outcomes and manage costs for a particular disease state. The information accessible through DataMart positions the Company to compete in managed care and risk sharing environments.

     PharMerica has also implemented Consultware, a proprietary drug regimen review system. Consultware assists the consultant pharmacists in producing high quality, concise and updated drug therapy recommendations to physicians and nurses, enables the consultant to track provider's responses to recommendations, generates quality assurance reports for the customer on drug usage, and generates internal reports for Company management on the consultant's performance. Consultware is linked to and usable with other consultant pharmacist software tools such as disease management protocols, pharmacokinetic dosing formulas, data collection forms for drug usage evaluation projects and reports to facilities and payors on reductions in drug costs. This positions the Company to provide its facilities and their medical professionals critical therapeutic alternatives to provide more effective and cost-efficient treatments.

     Approximately 50% of the Company's pharmacies are connected by a wide area network, which the Company intends to expand to its remaining pharmacies during 1998. The wide area network facilitates corporate-wide communications and allows for more timely transfer of information to the DataMart.

REIMBURSEMENT AND BILLING


     For the three months ended March 31, 1998, the Company's payor mix, on a revenue basis, was approximately 16% directly from long-term care facilities, 43% Medicaid, 36% private pay and third party insurance and 5% Medicare Part B. Medicare and Medicaid are highly regulated. The failure of PharMerica to comply with applicable reimbursement regulations could adversely affect the Company's business.


     Medicare/Long-Term Care Facilities. The Medicare program is a federally funded and administered health insurance program for individuals age 65 and over or for certain individuals who are disabled. The Medicare program consists of two parts: Medicare Part A, which covers, among other things, inpatient hospital, skilled long-term care facility, home healthcare and certain other types of healthcare services; and Medicare Part B, which covers physicians' services, outpatient services and certain items and services provided by medical suppliers. Medicare Part B also covers a limited number of specifically designated prescription drugs such as enteral nutrition and urologic supplies. Medicare intermediaries for Medicare Part A require long-term care facilities to submit all of their costs for patient care, including pharmaceutical costs, in a unified bill. Thus, fees for pharmaceuticals provided to Medicare Part A residents are paid to the Company by the long-term care facility on a monthly basis. Pricing is consistent with that of private pay residents or is set between private pay rates and Medicaid minimums. Medicare Part A has cost-sharing arrangements under which beneficiaries must pay a portion of their costs. These non-covered co-payments are billed by the facility directly to residents or the state Medicaid plan, as the case may be.

     Medicaid. The Medicaid program is a federal-state program designed to enable states to provide medical assistance to aged, blind or disabled individuals, or to member of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid "state plan" to the Secretary of Health and Human Services for approval. The federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For residents eligible for Medicaid, the Company bills the individual state Medicaid program. Medicaid programs are funded jointly by the federal government and individual states and are administered by the states. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by the Health Care Financing Administration and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for prescription drugs under Medicaid. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. In addition, most states establish a fixed dispensing fee which is adjusted to reflect associated costs on an annual or less frequent basis. Certain states including Georgia, Maine, Michigan and Nebraska, have "lowest charge legislation" or "most favored nation provisions" which require the Company to charge Medicaid no more than its lowest charge to other consumers in the state.

     State Medicaid programs generally have long-established programs for reimbursement which have been revised and refined over time and have not had a material adverse effect on the pricing policies or receivables collection for long-term care facility pharmacy services. Any future changes in such reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect the Company's business. As managed care organizations continue to demand lower prices, revenues from Medicaid patients in states with "lowest charge legislation" may be adversely effected. The annual increase in the federal share would vary from state to state based on a variety of factors. Such changes, if ultimately signed into law, could adversely affect the Company's business.

     Private Pay/Third Party Insurance. For those residents who are not covered by government-sponsored programs or private insurance, PharMerica generally bills the patient or the patient's insuror or other responsible party on a monthly basis. Depending upon local market practices, PharMerica may alternately bill private residents through the long-term care facility. Pricing for private pay residents is based on prevailing regional market rates or "usual and customary" charges. Third-party insurance includes funding for residents covered by private plans, veterans benefits, workers' compensation and other programs. When applicable, the resident's individual insurance plan is billed monthly, and rates are consistent with those for private pay residents.

GOVERNMENT REGULATION

     Institutional pharmacies, as well as the long-term care facilities they serve, are subject to extensive federal, state and local regulation. These regulations delineate qualifications required for day-to-day operations, reimbursement and documentation of select activities. PharMerica continuously monitors the effects of regulatory activity on its operations.

     States require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. PharMerica currently has its pharmacies licensed in each state in which it operates a pharmacy. In addition, PharMerica currently delivers prescription drugs from its licensed pharmacies to many states in which PharMerica does not operate a pharmacy. Most of these states regulate the delivery of prescription drugs by out of state pharmacies to residents in such states. PharMerica's pharmacies hold these requisite licenses. In addition, PharMerica's pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

     Long-term care facilities are required to be licensed in the states in which they operate and, if serving Medicare or Medicaid residents, must be certified to be in compliance with applicable program participation requirements. Long-term care facilities are also subject to state and federal nursing home regulations which impose strict compliance standards relating to quality of care for long-term care facilities operations, including extensive documentation and reporting requirements. In addition, pharmacists, nurses and other healthcare professionals who provide services on PharMerica's behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.

     Federal and state laws impose certain repackaging, labeling, and packing insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to retail customers. A drug repackager must be registered with the Food and Drug Administration. PharMerica holds all required registrations and licenses, and its repackaging operations are in material compliance with applicable state and federal requirements.

     The long-term care pharmacy business operates under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare. As is the case for nursing home services generally, PharMerica receives reimbursement from both the Medicaid and Medicare programs, directly from individual residents (private pay), and from other payors such as third-party insurers. PharMerica believes that its reimbursement mix is in line with long-term care expenditures nationally.

     Federal regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given broad authority, subject to certain standards, to limit or specify conditions to the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practices. These standards include general requirements relating to patient counseling and drug utilization review and more specific requirements for long-term care facilities relating to drug regimen reviews for Medicaid residents in such facilities. Recent regulations clarify that, under federal law, a pharmacy is not required to meet the general standards for drugs dispensed to long-term care facility residents if the long-term care facility complies with the drug regimen review requirements. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general standards, regardless of whether the long-term care facility satisfies the drug regimen review requirement, and the states in which PharMerica operates currently do require its pharmacies to comply therewith. Third, federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid residents.

     In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect PharMerica's operations. For example, some states have enacted "freedom of choice" requirements which may prohibit a long-term care facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers. Such limitations may increase the competition which PharMerica faces in providing services to long-term care residents. Five states (Florida, Georgia, Louisiana, Texas, and Virginia) in which PharMerica operates have freedom of choice requirements. PharMerica does not believe these requirements have, or will have, a material impact on its operations.

     PharMerica is subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws include the federal anti-kickback statute and physician self-referral prohibitions. The anti-kickback statute prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by Medicare or Medicaid. Violations of these laws may result in fines, imprisonment, and exclusion from the Medicare and Medicaid programs or other state-funded programs. Federal and state court decisions interpreting these statutes are limited, but have generally construed the statutes to apply if "one purpose" of remuneration is to induce referrals or other conduct within the statute. In August 1994, the Office of Inspector General ("OIG") of the Department of Health and Human Services, issued a Special Fraud Alert regarding prescription drug marketing schemes which it believes may violate the anti-kickback statute. Among the specific activities identified in the Fraud Alert were a "product conversion" program in which a drug company offered cash awards to pharmacies who changed from another company's drug product to their product. The Fraud Alert also targets marketing programs in which drug companies offer cash or other benefits to pharmacists in exchange for marketing tasks in the course of pharmacy practice related to Medicare or Medicaid. In the fall of 1997, an assistant U.S. attorney gave a speech in which he stated the industry wide practice of drug manufacturers granting volume-related rebates to pharmacy companies is an improper payment under the federal anti-kickback statutes. The pharmaceutical industry has taken this position under advisement and PharMerica continues to monitor the situation. PharMerica is not aware of any OIG or Department of Justice investigations or actions against it. However, it is impossible to predict whether the OIG or another governmental or regulatory agency may threaten or bring such an action against PharMerica in the future.

     The physician self-referral prohibition, commonly referred to as the "Stark" law, prohibits a physician from referring Medicare or Medicaid residents to "designated health services" in which the physician (or family member) has a financial interest, either through ownership or compensation arrangements. Prohibited referrals will not be reimbursed by Medicare or Medicaid, and the statute makes it illegal to seek reimbursement from any other source. In addition, violations may result in fines and/or civil penalties and exclusion from the Medicare and Medicaid programs. The list of "designated health services" includes outpatient prescription drugs. Some states have also passed similar "anti-self referral" legislation. PharMerica does not believe that the Stark law or similar state laws, have had, or will have, a significant adverse impact on the operations of PharMerica and PharMerica is not aware of any financial arrangements between it, or any of its pharmacies, and physicians which violate the Stark law.

     In addition, a number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices, and the like. Further, a number of states involved in these enforcement actions have requested that the U.S. Food and Drug Administration ("FDA") exercise greater regulatory oversight in the area of pharmaceutical promotional activities by pharmacists. It is not possible to determine whether the FDA will act in this regard or what effect, if any, either the state enforcement efforts or the FDA involvement would have on PharMerica's operations.

     The United States government frequently seeks to enforce the health care laws discussed above, and to ensure accurate billing of federally-financed health care, through bringing actions against health care providers under the False Claims Act ("FCA"). The FCA provides for recovery of treble damages to the federal government, plus penalties, for the submission of false or fraudulent claims for payment to the federal government. The FCA also authorizes private citizens to bring such actions on behalf of the United States, and provides an incentive to private plaintiffs by granting them between 15% and 30% of any recoveries in actions they initiate. In addition, many states have also enacted their own false claims statutes modeled on the FCA and are using such statutes in actions against health care providers whom they believe have submitted false or fraudulent claims for payment under the Medicaid program or other state-financed programs. PharMerica is not aware of any FCA or state false claims investigations or actions against it or any of its pharmacies. However, it is impossible to predict whether the federal government or a state may threaten or bring such an action against PharMerica in the future.

     PharMerica believes its contract arrangements with other healthcare providers, its pharmaceutical suppliers and its pharmacy practices are in compliance with these laws. There can be no assurance that such laws will not, however, be interpreted in the future in a manner inconsistent with PharMerica's interpretation and application.

EMPLOYEES


     As of May 31, 1998, PharMerica had approximately 6,500 full-time employees and approximately 1,200 part-time employees. The Company believes PharMerica's relationship with its employees is good. None of PharMerica's employees are represented by labor unions under any collective bargaining agreement.


LEGAL PROCEEDINGS


     PharMerica is from time to time subject to claims and suits arising in the ordinary course of business, including claims for repayment of monies paid to PharMerica under Medicare or Medicaid. The provision of healthcare services entails an intrinsic risk of liability. As of May 31, 1998, there were no material legal proceedings pending against PharMerica that the Company believes could reasonably be expected to have a material adverse effect on the Company nor, to PharMerica's knowledge, were any material proceedings against it contemplated by any governmental authority. There can be no assurance that PharMerica will not become involved in such litigation in the future. In addition, as described under "Risk Factors -- Dependence on Key Contracts", the Company has brought an action against IHS for breach of certain agreements which the Company has reached an agreement in principle to settle.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following section sets forth certain information with respect to the directors and executive officers of the Company.


NAME                                           AGE   POSITION WITH THE COMPANY
C. Arnold Renschler, M.D.(3).................  56    President, Chief Executive Officer and Director
James D. Shelton.............................  43    Executive Vice President, Chief Financial Officer
                                                       and Secretary
Robert Della Valle, Pharm. D.................  46    Executive Vice President and Chief Operating
                                                       Officer
R. Scott Jones...............................  39    Senior Vice President, Marketing and Sales
Curtis B. Johnson............................  45    Senior Vice President, General Counsel
David R. Banks(3)............................  61    Director
Cecil S. Harrell(1)..........................  64    Director
Boyd W. Hendrickson(2).......................  53    Director
Morris A. Perlis(2)..........................  49    Director
Fredrick C. Powell(2)........................  57    Director
Albert Reichmann(1)..........................  69    Director
Allan C. Silber(3)...........................  49    Chairman of the Board of Directors
Edward Sonshine, Q.C.(2).....................  51    Director
Gail Wilensky, Ph.D.(1)......................  54    Director


---------------

(1) Class 1 director.
(2) Class 2 director.
(3) Class 3 director.


     The Certificate of Incorporation and Bylaws provide for the Board of Directors of the Company to be divided into three classes, as nearly equal in number as possible. The term of the Class 1 directors will expire at the 2001 annual meeting of stockholders; the term of the Class 2 directors will expire at the 1999 annual meeting of stockholders; and the term of the Class 3 directors will expire at the 2000 annual meeting of stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting of stockholders, successors to the class of directors whose terms expire at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified.


     For the purposes of this section, references to the Company for the period prior to December 1997 refer to Capstone, rather than PCA, since Capstone was the corporation surviving the Merger.

     Dr. Renschler joined the Company as President, Chief Executive Officer and Director in December 1997 in connection with the Merger. From June 1996 to December 1997, Dr. Renschler was Executive Vice President of Beverly and President of PCA. From 1990 to June 1996, Dr. Renschler was Senior Vice President and Chief Clinical Officer, as well as President of three operating divisions of NovaCare, Inc. and a member of its board of directors. Prior to that time, he held a series of key executive positions at both Manor Care, Inc. ("Manor Care") and its wholly-owned subsidiary, Manor Healthcare Corp. ("Manor Healthcare"), including President and Chief Executive Officer of Manor Healthcare and Chief Operating Officer and director of Manor Care. Dr. Renschler has served as a director of Ameripath, Inc. since April 1997.

     Mr. Shelton has served as Executive Vice President, Chief Financial Officer and Secretary of the Company since February 1997. Mr. Shelton served as Vice President-Chief Financial Officer of Allied Pharmacy Management Inc., ("Allied"), a pharmacy subsidiary of Cardinal Health, Inc. from December 1993 to January 1997. Mr. Shelton served as Vice President of Evergreen Healthcare, Inc., a long-term care company, from October 1992 to December 1993, and as Vice President-Chief Financial Officer of its predecessor, National Heritage, Inc., from February 1990 to October 1992.

     Dr. Della Valle joined the Company as Executive Vice President and Chief Operating Officer in July 1996. Prior to joining the Company, Dr. Della Valle was employed by Allied since June 1987 and held the position of President and Chief Executive Officer from July 1993 to July 1996 and Chief Operating Officer from 1991 to 1993.

     Mr. Jones joined the Company as Senior Vice President, Marketing and Sales in December 1997 in connection with the Merger. Mr. Jones served as Vice President, Marketing and Sales of PCA from January 1997 to December 1997. Prior to joining PCA, he was employed by General Electric Medical Systems, a global manufacturer of medical imaging equipment, from 1988 to 1997. From 1991 to 1993, Mr. Jones was Manager, Business Development and Product Manager -- Surgical Products. From 1993 to 1995, he held the position of Manager, Americas X-Ray Business and from 1995 to 1997 he was Director, Multi-Hospital Systems Operations.

     Mr. Johnson joined the Company as Senior Vice President, General Counsel in March 1998. Mr. Johnson served as General Counsel of DCAmerica, Inc., a U.S. subsidiary of Counsel, from April 1995 to February 1998. From November 1994 to April 1995, Mr. Johnson served as Technology Counsel for American Express Travel Related Services Company, Inc. ("American Express"). From January 1993 to November 1994 he served as Litigation Counsel to American Express.

     Mr. Banks became a Director of PharMerica in December 1997 in connection with the Merger. Mr. Banks has been a director of Beverly since 1979 and has served as Chief Executive Officer since May 1989 and Chairman of the Board since March 1990. Mr. Banks was President of Beverly from 1979 to September 1995. Mr. Banks is a director of Nationwide Health Properties, Inc., Ralston Purina Company and Wellpoint Health Networks, Inc., and trustee for Occidental College.

     Mr. Harrell became a Director of PharMerica in December 1997 in connection with the Merger. Mr. Harrell has served as President and as a Director of The Harrell Corporation of Tampa, Inc., a management company, since July 1995. Mr. Harrell founded Pharmacy Management Services, Inc. in 1972 and served as its President, Chairman and Chief Executive Officer until its merger in July 1995 with and into Beverly. He serves on the board of directors of National Healthcare Resources, Inc., a medical cost containment company, the board of trustees of the University of Tampa, the board of directors for the Auburn University Foundation and the Florida Health Sciences Center, Inc., the holding company of Tampa General Hospital. Mr. Harrell served on the board of directors for NationsBank South from 1992 to 1997.

     Mr. Hendrickson became a Director of PharMerica in December 1997 in connection with the Merger. Mr. Hendrickson joined Beverly in 1988 as a Division President and was elected Vice President of Marketing in May 1989, Executive Vice President of Operations and Marketing in February 1990, and to his current positions as President, Chief Operating Officer and a director of Beverly in September 1995.

     Mr. Perlis has been Vice Chairman of the Company since May 1995 and a Director since December 1994. Mr. Perlis served as interim chief executive officer of the Company from December 1994 to May 1995. He has served as a director of and consultant to Counsel Corporation, a Canadian corporation primarily engaged in the healthcare industry ("Counsel"), since September 1992, and as President of Counsel since January 1994. Mr. Perlis has served as a director of American HomePatient since March 1993, and as its Chairman since May 1994. He served as a director of NOMA, Inc., a manufacturer of consumer wire and cable, from September 1993 to June 1996. Mr. Perlis was President of Morris A. Perlis & Assoc., an executive management consulting firm, from September 1992 until January 1994 and President of American Express Canada, Inc. from September 1988 until September 1992. Mr. Perlis served as interim President of Stadtlander Drug Co., Inc., a mail order pharmacy company ("Stadtlander"), from September 1996 to December 1996. He has served as director of Stadtlander since July 1996 and as Chief Executive Officer since September 1996.

     Mr. Powell became a Director of PharMerica in December 1997 in connection with the Merger. Mr. Powell was the founder and has been President of OMNI Interactive Systems since 1993 and has served as a consultant to Lister Bestcare since 1996. Mr. Powell founded Rehab Systems Company in 1987 and served as its Chairman of the Board, President and Chief Executive Officer until 1991 when the company merged with NovaCare Inc. and from 1993 to 1995, he served as a consultant to NovaCare Inc. He currently serves as a board member of Alfred University in New York and Wesley Theological Seminary in Washington, D.C., as well as a board member of several private companies.

     Mr. Reichmann has served as a Director of the Company since August 1995. He has served as Chairman and a Director of Olympia & York Developments, Limited, a privately held Canadian real estate company, for at least five years prior to February 1993. Mr. Reichmann currently participates in major philanthropic activities in addition to serving on the boards of several major hospitals in Canada.

     Mr. Silber has served as Chairman since February 1995 and a director of the Company since December 1994. Mr. Silber has been Chairman, Chief Executive Officer and a director of Counsel since August 1979. He served as President of Counsel from August 1979 until January 1994. Mr. Silber has served as a director of American HomePatient since September 1991. Mr. Silber served as chairman of American HomePatient from September 1991 to May 1994. He has served as director of Stadtlander since July 1996 and as Chairman since September 1996. Mr. Silber is also a member of the Board of Trustees of RioCan Real Estate Investment Trust since December 1993.

     Mr. Sonshine has served as a Director of the Company since December 1994. He has been President and Chief Executive Officer of RioCan Real Estate Investment Trust of Toronto, Canada since July 1995. He has been a director of RioCan Real Estate Investment Trust since December 1993. Mr. Sonshine has served as a director of American HomePatient since September 1991. Mr. Sonshine has served as Vice Chairman of Counsel since January 1994. He served as a director of Counsel Management Services, Inc. from October 1993 until July 1995. Mr. Sonshine served as Executive Vice President of Counsel from February 1987 until January 1994. Mr. Sonshine served as President and Chief Executive Officer of Icarus Realty Corp. from February 1987 until September 1993. He has served as a director of Stadtlander since July 1996. He served as a director of Advocat, Inc. from May 1995 to November 1996.

     Dr. Wilensky has served as a Director of the Company since August 1995. She has served as the John M. Olin Senior Fellow, Project HOPE since January 1993, and as Chair, Medicare Payment Advisory Commission since October 1997. Dr. Wilensky served as Deputy Assistant to the President for Policy Development from March 1992 to January 1993. She was Administrator of the Health Care Financing Administration of the Department of Health and Human Services from January 1990 to March 1992. Dr. Wilensky also serves as a director for Advanced Tissue Sciences, Neopath Inc., Quest Diagnostics, St. Jude Medical, Syncor International, SMS Corporation and United Healthcare.

                              CERTAIN TRANSACTIONS

     Set forth below is a summary of various transactions involving PharMerica and certain of its directors, officers, stockholders or other affiliates.

     Joseph F. Furlong, III is a former director of the Company and a principal of Adirondack Capital Advisors, LLC. The Company entered into an agreement with Adirondack, as of June 1996, pursuant to which Adirondack agreed to assist the Company in identifying and negotiating transactions with acquisition targets. Adirondack receives as compensation 3.0% of the first $10.0 million of aggregate transaction value plus 0.7% of aggregate transaction value in excess thereof as well as a number of warrants to buy the Company's common stock set according to a formula, not to exceed 200,000 shares in the aggregate, at a strike price of $12.00. The Company has issued warrants to Adirondack to purchase 200,000 shares of PharMerica Common Stock and since June 1996 has paid approximately $1.8 million in connection with this agreement.

     Adirondack and the Company also entered into an agreement, as of December 1996, pursuant to which Adirondack served as financial advisor to the Company in connection with the Merger. Pursuant to that agreement, Adirondack earned $4.0 million.

     Directors Banks and Hendrickson are directors and officers of Beverly, the Company's largest customer. On a pro forma basis, Beverly and its residents accounted for approximately 16.0% of the Company's 1997 revenues. Revenues from sales directly to Beverly facilities were approximately $74.0 million, $82.1 million and $99.5 million for 1995, 1996 and 1997, respectively. In connection with the Merger, Beverly and the Company entered into various agreements including: (i) a Non-Competition Agreement from Beverly; (ii) a Preferred Provider Agreement; and
(iii) an Interim Services Agreement pursuant to which each party agreed to provide services to the other on a temporary basis to facilitate the Merger. These agreements were negotiated on an arms length basis and the Company believes it both pays and receives fair market value for services provided pursuant to these agreements. Directors Banks and Hendrickson received options to purchase 50,000 and 25,000 shares of PharMerica Common Stock at the fair market value on the date of grant in recognition of their contributions to the successful completion of the Merger.

     Prior to the Merger, Beverly provided certain administrative services to PCA. These services included, among others, cash management, finance, legal, tax, financial reporting, executive management, payroll and payables processing and employee benefit plans maintenance. The responsibility for certain of these services, including finance, tax and payables processing was transferred to PCA in mid-1996 as part of a consolidation and reorganization of the Company's accounting and related functions. Fees for the services amounted to approximately $3.2 million, $1.8 million and $2.8 million for the years ended December 31, 1997, 1996, and 1995, respectively. Beverly also allocated insurance expense to PCA of approximately $2.6 million, $1.8 million and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company believes that the charges for services provided by Beverly to the Company were a reasonable allocation of the costs incurred by Beverly on behalf of the Company in providing these services; however, such costs are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity. For additional information related thereto and in relation to the net balance sheet results of intercompany transactions between PCA and Beverly, see Notes 1 and 12 to the Company's Consolidated Financial Statements.

     At the time the Company entered a preferred provider agreement with IHS in 1996, IHS was a significant stockholder of the Company. The Company provides institutional pharmacy services to a significant number of long-term care facilities owned and managed by IHS pursuant to a preferred provider agreement. Revenues from sales to IHS facilities and their residents were over $20.0 million and $25.0 million in 1996 and 1997, respectively.


     Directors Silber, Perlis and Sonshine are affiliates of Counsel, the Company's largest shareholder. On July 29, 1996, Counsel purchased from the Company in a private placement transaction, 2,112,490 shares of common stock at a price of approximately $11.83 per share, resulting in proceeds to the Company of approximately $25 million. The proceeds were used as part of the purchase price for the Symphony acquisition. Counsel and its affiliates have from time to time in the past provided routine services to the Company without compensation. Directors Silber and Perlis received $600,000 and $400,000, respectively, in connection with finding, negotiating and closing a 1996 acquisition. Directors Silber and Perlis received options to purchase 100,000 and 25,000 shares of PharMerica Common Stock, respectively, at the fair market value on the date of grant in recognition of their contributions to the successful completion of the Merger. The Company entered into an agreement with Counsel as of February 1998 pursuant to which Counsel will assist the Company with a specific targeted acquisition. Counsel will receive, if the transaction closes, a fee equal to approximately 1.0% of the aggregate transaction value.


     An affiliate of Director Reichmann received fees of $445,000 in connection with two 1996 acquisitions.

     PharMerica and R. Dirk Allison, the Company's former chief executive officer, are parties to a Separation Agreement dated August 15, 1997 pursuant to which (i) Mr. Allison resigned from all positions with the Company and its affiliates; (ii) the Company paid Mr. Allison approximately $468,000; and (iii) previously issued options covering 392,500 shares of PharMerica Common Stock (of which 167,500 shares were vested on such date) held by Mr. Allison (at exercise prices ranging from $4.44 to $11.25 per share) immediately vested and became exercisable through February 15, 1999, providing an estimated benefit to Mr. Allison, based on the closing price of PharMerica Common Stock on December 31, 1997, of approximately $250,000.

     For a description of certain transactions between Capstone and certain of its affiliates, see Note 15 to Capstone's Consolidated Financial Statements.

     The Company believes that any past transactions with its affiliates have been at prices and on terms no less favorable to the Company than transactions with independent third parties. The Company may enter into transactions with its affiliates in the future. However, the Company intends to enter into such transactions only at prices and on terms no less favorable to the Company than transactions with independent third parties and with approval of the disinterested members of the board of directors or a committee thereof. In addition, the Indenture contains certain restrictions on transactions with affiliates. See "Description of the Notes -- Certain Covenants -- Transactions with Affiliates."

                         STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS


     The table below sets forth, as of June 3, 1998, the number and percentage of outstanding shares of the Company's Common Stock owned by all persons known to the Company to be holders of 5% or more of such securities, by all directors, by each of the executive officers of the Company and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.



                                                              NUMBER OF SHARES
                                                                BENEFICIALLY       PERCENTAGE OF
NAME                                                              OWNED(1)        TOTAL SHARES(2)
Counsel Corporation(3)......................................     8,356,815                   9.4%
  Exchange Tower, Suite 1300
  130 King Street West
  Toronto, Ontario M5X 1E3
Franklin Resources, Inc(4)..................................     5,056,843                    5.7
  777 Mariners Island Blvd
  San Mateo, California 94404
Mellon Bank Corporation(4)..................................     4,388,672                    5.0
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
C. Arnold Renschler, M.D.(5)................................       641,247                      *
James D. Shelton(6).........................................       113,333                      *
Robert Della Valle(7).......................................       183,333                      *
R. Scott Jones(8)...........................................        78,070                      *
Curtis B. Johnson(9)........................................        60,000                      *
David R. Banks(10)..........................................       175,227                      *
Cecil S. Harrell(11)........................................     2,052,729                    2.3
Boyd W. Hendrickson(12).....................................       134,045                      *
Morris A. Perlis(13)........................................       606,666                      *
Fredrick C. Powell(14)......................................        22,500                      *
Albert Reichmann(15)........................................        37,500                      *
Allan C. Silber(16).........................................       484,166                      *
Edward Sonshine, Q.C.(17)...................................        40,000                      *
Gail Wilensky, Ph.D.(18)....................................        30,000                      *
All directors and executive officers as a group
  (14 persons)(19)..........................................     4,658,816                   5.1%


---------------

* Indicates less than 1.0%
 (1) Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) The percentages shown are based on 88,525,258 shares of Common Stock outstanding on June 3, 1998, plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), which includes shares subject to stock options and warrants held by such holder that are exercisable within sixty (60) days of such date.


 (3) Directors Silber, Sonshine and Perlis are directors of Counsel and director Silber beneficially owns or controls approximately 18% of the common stock of Counsel, a majority of which is pledged to a lender. Directors Sonshine and Perlis own in the aggregate less than 5% of Counsel's common stock. All of the directors listed in this footnote (3) disclaim beneficial ownership of shares of Common Stock in their capacity as directors of Counsel, and Mr. Silber disclaims beneficial ownership of shares of Common Stock in his capacity as a significant stockholder of Counsel.

 (4) Based solely upon information set forth in a Schedule 13G filed by such person pursuant to the Exchange Act.
 (5) Includes 52,193, 238,596, 74,561, 59,649, and 186,667 shares issuable upon exercise of options at $8.21, $8.47, $8.47, $8.55, and $9.56, respectively.
 (6) Includes 13,333 and 100,000 shares issuable upon exercise of options at $11.50 and $9.56 per share, respectively.
 (7) Includes 16,667, 66,666 and 100,000 shares issuable upon the exercise of options at $10.13, $10.50 and $9.56 per share, respectively.
 (8) Includes 44,737 and 33,333 shares issuable upon exercise of options at $8.38 and $9.56 per share, respectively.
 (9) Includes 25,000 and 35,000 shares issuable upon exercise of options at $4.31 and $10.19 per share, respectively.
(10) Includes 72,500 shares issuable upon exercise of options at $9.56 per share and includes 3,991 shares held by his children.
(11) Includes 20,000 shares issuable upon exercise of options at $9.56 per share and includes 269 shares held by his spouse.
(12) Includes 47,500 shares issuable upon exercise of options at $9.56 per share and includes 636 shares held by his children.

(13) Includes 15,000, 2,500, 250,000, 75,000, 166,666, 2,500 and 45,000 shares issuable upon the exercise of options at $4.44, $7.50, $4.31, $8.50, $10.50, $11.25, and $9.56 per share, respectively.

(14) Includes 22,500 shares issuable upon exercise of options at $9.56 per share.

(15) Includes 15,000, 2,500 and 20,000 shares issuable upon the exercise of options at $4.44, $11.25 and $9.56 per share, respectively.


(16) Includes 15,000, 2,500, 75,000, 166,666, 2,500, and 127,500 shares issuable upon the exercise of options at $4.44, $7.50, $8.50, $10.50, $11.25, and
     $9.56 per share, respectively.

(17) Includes 15,000, 2,500, 2,500 and 20,000 shares issuable upon the exercise of options at $4.44, $7.50, $11.25 and $9.56 per share, respectively.

(18) Includes 5,000, 2,500, 20,000 and 2,500 shares issuable upon the exercise of options at $4.44, $11.25, $9.56 and $12.06 per share, respectively.


(19) Includes 2,317,434 shares issuable upon the exercise of options.

                          DESCRIPTION OF THE NEW NOTES
GENERAL

     Except as otherwise indicated, the following description relates both to the Notes issued in the Offering and the New Notes to be issued in exchange for the Notes in connection with the Exchange Offer. The form and terms of the New Notes are the same as the form and terms of the Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. The description of the New Notes contained herein assumes that all Notes will be exchanged for New Notes in the Exchange Offer. To the extent that Notes remain outstanding after the consummation of the Exchange Offer, references to the New Notes and the holders thereof will apply collectively to the New Notes, the remaining, outstanding Notes and the holders thereof.

     The New Notes will be obligations of the Company evidencing the same indebtedness as the Notes, and will be entitled to the benefits of the same indenture, dated as of March 31, 1998, among the Company, the Guarantors and Harris Trust and Savings Bank, as trustee. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture.

     The following is a summary of the material terms and provisions of the New Notes. This summary does not purport to be a complete description of the New Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the New Notes and the Indenture (including the definitions contained therein). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. For purposes of this Section, references to the Company include only the Company and not its Subsidiaries. Additionally, for purposes of this Section, any reference to a "Holder" means a holder of the Notes or the New Notes, as the context may require.


     The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including Indebtedness pursuant to the Bank Credit Facility. See
"-- Subordination." The New Notes will be guaranteed (the "Subsidiary Guarantees"), jointly and severally, on a full and unconditional senior subordinated basis by the Guarantors. Each Subsidiary Guarantee is a guarantee of payment and not a guarantee of collection. The Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of the Guarantors, including the guarantees of the Guarantors of the Company's obligations under the Bank Credit Facility. See "-- Subsidiary Guarantees." At May 31, 1998, the Company and the Guarantors had approximately $198 million of Senior Debt outstanding and the Company would have had approximately $352 million of availability under the Bank Credit Facility. The Indenture provides that the obligations of the Guarantors are limited to amounts that will not result in the Subsidiary Guarantees being fraudulent conveyances under applicable law.


     As of the date of this Prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount to $325.0 million and will mature on April 1, 2008. Interest on the New Notes will accrue at the rate of 8 3/8% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998, to Holders of record on the immediately preceding March 15 and September 15, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the New Notes will be jointly and severally guaranteed pursuant to the Subsidiary Guarantees on a full and unconditional senior subordinated basis by the Guarantors. Each Subsidiary Guarantee is a guarantee of payment and not a guarantee of collection. Each Guarantor has waived diligence, presentment, demand of payment, filing of claims with a court in the event of the insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever. The Subsidiary Guarantee of each Guarantor is subordinated to the prior payment in full of all existing and future Senior Debt of such Guarantor on substantially the same terms as the New Notes are subordinated to the Senior Debt of the Company. The obligations of each Guarantor under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Risk."


     The Guarantors are Capstone Med., Inc., MediDyne Corp., Premier Pharmacy, Inc., Compuscript, Inc., DOC Pharmacy, Inc., PharMerica Drug Systems, Inc., Rombro's Drug Center, Inc., Capstone Pharmacy of Delaware, Inc., Family Center Pharmacy, Inc., Hollins Manor I, LLC, Goot's Goodies, Inc., Southwest Pharmacies, Inc., Goot Westbridge Pharmacy, Inc., Goot Nursing Home Pharmacy, Inc., Goot's Pharmacy & Orthopedic Supply, Inc., Management Systems of America, Inc., Pharmacy Corporation of America, Medical Health Industries, Inc., Insta-Care Holdings, Inc., Insta-Care Pharmacy Services Corporation, Pharmacy Dynamics Group, Inc., Healthcare Prescription Services, Inc., Dunnington Drug, Inc., Dunnington Rx Services of Massachusetts, Inc., DD Wholesale, Inc., Pharmacy Corporation of America -- Massachusetts, Inc., Dunnington Rx Services of Rhode Island, Inc., Computran Systems, Inc., Beverly Acquisition Corporation, Alliance Health Services, Inc., Alliance Home Health Care, Inc., Brownstone Pharmacy, Inc., Omni Med B, Inc., Express Pharmacy Services, Inc., Tmesys, Inc., Management Systems of America, Inc., any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.


     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person whether or not affiliated with such Guarantor unless, among other things: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) is a corporation and assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the New Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio set forth in "Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Asset Sales." In addition, the Guarantee by any Guarantor will be released if such Guarantor does not guarantee any other Indebtedness of the Company. See "Certain Covenants -- Limitations on Issuances of Guarantees of Indebtedness."

SUBORDINATION

     The payment of principal of, premium, if any, and interest or Liquidated Damages, if any, on the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any payment or distribution of assets to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, liquidation, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is in an allowed claim under applicable law) before the Holders of New Notes will be entitled to receive any payment or distribution with respect to the New Notes, and until all Obligations with respect to Senior Debt are paid in full, any payment or distribution to which the Holders of New Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of New Notes may receive Permitted Junior Securities and any other Permitted Junior Securities issued in exchange for any Permitted Junior Securities and payments made from the trust described below under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the New Notes (except in such Permitted Junior Securities, Permitted Junior Securities issued in exchange for such Permitted Junior Securities or from the trust described below under "-- Legal Defeasance and Covenant Defeasance") if (i) any amount of principal, premium, if any, or interest or other payments due under any Designated Senior Debt is not paid when due and remains outstanding or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of the holders of any Designated Senior Debt. Payments on the New Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such payment default is cured or waived or such Designated Senior Debt is discharged or paid in full and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or such Designated Senior Debt is discharged or paid in full or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 consecutive days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the New Notes that have come due have been paid in full. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or can be, made the basis for a subsequent Payment Blockage Notice whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     Nothing in the Indenture or in the New Notes affects the obligations of the Company, which is absolute and unconditional, to pay principal of and premium, if any, and interest on the New Notes. The failure to make any payment on the New Notes by reason of the provisions of the Indenture described under this "-- Subordination" section will not be construed as preventing the occurrence of an Event of Default with respect to the New Notes arising from any such failure to make payment.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the New Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION

     Except as provided in the next paragraph, the New Notes will not be redeemable at the Company's option prior to April 1, 2003. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest and

Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                         PERCENTAGE
2003........................................................   104.19%
2004........................................................   102.79%
2005........................................................   101.40%
2006 and thereafter.........................................   100.00%

     Notwithstanding the foregoing, at any time prior to April 1, 2001, the Company may on one or more occasions redeem up to 33 1/3% of the aggregate principal amount of the New Notes originally issued with the net cash proceeds from one or more Public Offerings of Common Stock of the Company within 60 days of any such Public Offering at a redemption price of 108.375% of principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date; provided that immediately after giving effect to any such redemption, at least $200 million aggregate principal amount of the New Notes remains outstanding.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). The source of funds for any such purchase will be dependent upon the Company's available cash or cash generated from operating or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. There can be no assurance, however, that sufficient funds will be available at the time of any Change of Control to make the required repurchases of New Notes tendered, or that, if applicable, restrictions in the Bank Credit Facility will allow the Company to make such required repurchases. See "Risk Factors -- Payment upon a Change of Control."

     Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On or prior to the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an officers' certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Indenture provides that, prior to being required to comply with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior

Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of New Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar restructuring.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any Senior Debt of the Company or any Restricted Subsidiary that is assumed by the transferee of any such asset pursuant to a customary novation agreement that releases the Company or such Subsidiary from such liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision; provided that any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in an Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this provision that is at that time outstanding, not in excess of $20 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this covenant.

     Pursuant to the Indenture, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds (i) to purchase one or more Related Businesses and/or a controlling interest in the Capital Stock of a Person owning one or more Related Businesses (and no other material assets), or to invest in a Permitted Joint Venture (provided such Investment is otherwise permitted under the Indenture);
(ii) to make a capital expenditure or to acquire other long-term tangible assets, in each case, that are used or useful in any Related Business; or (iii) to permanently reduce Senior Debt (and in the case of revolving Indebtedness, to permanently reduce the commitments with respect thereto). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all Holders and holders of any other Indebtedness of the Company ranking senior to or pari passu with the New Notes with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds from any Asset Sales pro rata in proportion to the respective principal amounts of New Notes and such other Indebtedness then outstanding (collectively, an "Asset Sale Offer") to purchase the maximum principal amount of the New Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of purchase (the

"Asset Sale Payment"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of New Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes not prohibited at the time under the Indenture. If the aggregate principal amount of New Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the New Notes and such other Indebtedness will be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Bank Credit Facility prohibits the Company, except in certain circumstances, from prepaying the indebtedness evidenced by the New Notes and also provides that certain change of control events with respect to the Company and certain asset sales will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing New Notes, the Company could seek the consent of its lenders to the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing New Notes. In such case, the Company's failure to purchase tendered New Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the New Notes. See "Risk Factors -- Subordination."

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no New Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution (including in connection with any merger or consolidation) on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the New Notes or a Subsidiary Guarantee, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or scheduled repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through

(iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

          (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (v) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from contributions of capital or the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company issued after the date of the Indenture that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment; provided that no cash proceeds received by the Company from the issue or sale of any Equity Interests issued by the Company will be counted in determining the amount available for Restricted Payments under this clause (b) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests of the Company pursuant to clause (ii) of the next succeeding paragraph, to defease, redeem or repurchase any subordinated Indebtedness pursuant to clause (iii) of the next succeeding paragraph or to repurchase, redeem or acquire any Equity Interests of the Company pursuant to clause (iv) of the next succeeding paragraph, and

          (c) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The foregoing provisions do not prohibit any or all of the following (each and all of which: (1) constitutes an independent exception to the foregoing provisions and (2) may occur in addition to any action permitted to occur under any other exception): (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) of the preceding paragraph; and (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) of the preceding paragraph;
(iv) a Restricted Payment to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid pro rata to all holders of such class of common stock; (vi) the repurchase of any joint venture interests in a Permitted Joint Venture; and (vii) the repurchase or other acquisition of the common stock of a Restricted Subsidiary in an aggregate amount not to exceed $10 million during the term of the Indenture.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations shall be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may Incur Indebtedness or issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to any of the following ("Permitted Indebtedness"):

          (i) the incurrence by the Company or any Guarantor of Indebtedness and letters of credit pursuant to any Bank Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company or the relevant Guarantor thereunder) in an aggregate principal amount outstanding at any one time not to exceed $550 million less the aggregate amount of all repayments of the principal of any Indebtedness under the Bank Credit Facility that permanently reduces the amount of Indebtedness (and, in the case of revolving Indebtedness, the commitments thereunder) under the Bank Credit Facility;

          (ii) the incurrence by the Company and any Guarantor of Indebtedness represented by the New Notes and any Subsidiary Guarantee;

          (iii) Existing Indebtedness;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture;

          (v) the incurrence by Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all obligations with respect to the New Notes and
     (b) any subsequent issuance or transfer of Equity Interests and any subsequent sale or other transfer of such Indebtedness, in each case, that results in any such Indebtedness being held by a Person other than the Company or any of its Restricted Subsidiaries shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted pursuant to this clause (v);

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness of such Person so long as such floating rate Indebtedness is permitted by the terms of the Indenture to be outstanding or (b) exchange rate risk with respect to agreements or indebtedness of such Person payable or denominated in a currency other than U.S. dollars;

          (vii) Obligations in respect of performance and surety bonds provided by the Company or any Guarantor in the ordinary course of business;

          (viii) Indebtedness evidenced by letters of credit issued in the ordinary course of business of the Company to secure workers compensation and other insurance coverages;

          (ix) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed $10 million;

          (x) the guarantee by the Company of Indebtedness of any Restricted Subsidiary permitted under the Indenture and the guarantee by a Guarantor of Indebtedness of the Company permitted in accordance with the Indenture; and

          (xi) the incurrence by the Company and any Guarantor of Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50 million.

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Guarantor may enter into a sale and leaseback transaction if (i) the Company or such Guarantor could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," (ii) the Lien to secure such Indebtedness does not extend to or cover any assets of the Company or such Guarantor other than the assets which are the subject of the sale and leaseback transaction, (iii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iv) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant entitled "Asset Sales."

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than Permitted Liens) on any property or asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, to secure any Indebtedness that is pari passu with or subordinate in right of payment to the New Notes or any Subsidiary Guarantee, as applicable, unless the New Notes and the Subsidiary Guarantees, as applicable, are either (i) secured by a Lien on such property, assets, income or profits, if such other Indebtedness is subordinated in right of payment to the New Notes and/or the Subsidiary Guarantees, that is senior in priority to the Lien securing such other Indebtedness or (ii) equally and ratably secured by a Lien on such property, assets, income or profits with the Lien securing such other Indebtedness, if such other Indebtedness is pari passu in right of payment to the New Notes and/or the Subsidiary Guarantees; provided that any Liens on any such property, asset, income or profits granted pursuant to this provision shall be released if no other Indebtedness that is pari passu with or subordinated in right of payment to the New Notes is secured by any Lien on such property, assets, income or profits.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any encumbrance or consensual restriction on the ability of any Restricted Subsidiary to: (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on their Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries; or (iv) guarantee any Indebtedness of the Company or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reasons of (a) Existing Indebtedness, as in effect on the date of the Indenture; (b) the Bank Credit Facility, as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Bank Credit Facility (or, if more restrictive, than those contained in the Indenture) as in effect on the date of the Indenture; (c) the Indenture and the New Notes; (d) applicable law; (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that in the case of Indebtedness, such Indebtedness would be permitted by the terms of the Indenture to be incurred if deemed to be incurred on the date of acquisition; (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices; (g) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (h) Permitted Refinancing Indebtedness; provided that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced; or (i) an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or property or assets of a Restricted Subsidiary; provided that such restrictions are limited to (A) the Restricted Subsidiary that is the subject of such agreement and (B) six months following the execution of such agreement.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the New Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists; (iv) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) if such Affiliate Transaction involves aggregate payments in excess of $1 million, the Company delivers to the Trustee a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and either (x) such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors of the Company or (y) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction contemplated thereby stating that the Affiliate Transaction is fair to the Company from a financial point of view; provided, however, that (a) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary in accordance with the past practice, (b) transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries and
(c) any agreements regarding indemnification of directors or payment of employee benefits, including bonuses, retirement plans and stock options, and director fees in the ordinary course of business in accordance with the past practice of the Company or such Restricted Subsidiary, shall not be deemed Affiliate Transactions.

  Anti-layering

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both
(a) subordinate or junior in right of payment to any Senior Debt and (b) senior in any respect in right of payment to the New Notes; and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to its Senior Debt and (b) senior in any respect in right of payment to its Subsidiary Guarantee.

  Line of Business

     The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any line of business other than (i) the same or a similar line of business as the Company and its Restricted Subsidiaries are engaged in on the date of the Indenture and (ii) such business activities as are complementary to, or are incidental, ancillary or related to, the foregoing.

  Limitations on Issuances of Guarantees of Indebtedness

     The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless either such Restricted Subsidiary (x) is a Guarantor or (y) simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the New Notes by such Restricted Subsidiary.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture or (ii) if such Restricted Subsidiary does not guarantee any other Indebtedness of the Company or have guarantees outstanding with respect to any undrawn commitments of the Company. The form of such Guarantee will be attached as an exhibit to the Indenture.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, from and after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any New Notes remain outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an "Event of Default":

          (i) default for 30 days in the payment when due of interest with respect to or Liquidated Damages with respect to the New Notes (whether or not prohibited by the subordination provisions of the Indenture);

          (ii) default in payment when due of principal or premium, if any, on the New Notes at maturity, upon redemption or otherwise including pursuant to a Change of Control Offer or an Asset Sale Offer (whether or not prohibited by the subordination provisions of the Indenture);

          (iii) failure by the Company or any Guarantor to comply with the provisions described under the covenants entitled "Change of Control," "Asset Sales" or "Merger, Consolidation or Sale of Assets" (in any case whether or not prohibited by the subordination provisions of the Indenture);

          (iv) failure by the Company or any Guarantor for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the New Notes then outstanding to comply with its other agreements in the Indenture or the New Notes;

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A)
     (i) is caused by a failure to pay when due at final stated maturity
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

     principal of (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and (B) in each case, the principal amount of any such Indebtedness due to be paid, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated as a result of any matter contemplated in clause (v)(A)(i) or (v)(A)(ii), aggregates $15 million or more;

          (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent not covered by insurance and as to which the insurer has not acknowledged coverage in writing) aggregating in excess of $15 million, which judgments are not paid, fully bonded, discharged or stayed within 60 days after their entry;

          (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or group of Restricted Subsidiaries of the Company that, together, would constitute a Significant Subsidiary; and

          (viii) the termination of the Subsidiary Guarantee(s) of either a Guarantor that is a Significant Subsidiary or group of Guarantors that together constitute a Significant Subsidiary for any reason not permitted by the Indenture, or the denial of any Person acting on behalf of any such Guarantor or group of Guarantors of its Obligations under any such Subsidiary Guarantee(s).

     To the extent that the last day of the period referred to in clauses (i),
(iv) or (vi) of the immediately preceding paragraph is not a Business Day, then the first Business Day following such day shall be deemed to be the last day of the period referred to in such clauses. Any "day" will be deemed to end as of 11:59 p.m., New York City time.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable by notice in writing to the Company and the Trustee. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power.

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the New Notes. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in such Holders' interest.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement within five days of so becoming aware specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company under the New Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all obligations of the Company and the Guarantors discharged with respect to the outstanding New Notes and the Subsidiary Guarantees ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes, except for (a) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on the New Notes when such payments are due, or on the redemption date, as the case may be, (b) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (d) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed. The registered Holder of a New Note will be treated as the owner of such New Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two paragraphs, the Indenture, the New Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for New Notes), and any existing default or compliance with any provision of the Indenture, the New Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

     Without the consent of each Holder affected, however, an amendment or waiver may not (with respect to any New Note held by a non-consenting Holder):
(i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes or any Change of Control Offer or any of the definitions related thereto; (iii) reduce the rate of or change the time for payment of interest on any New Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the New Notes (except a rescission of acceleration of the New Notes by the Holders of a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration);
(v) make any New Note payable in money other than that stated in the New Notes;
(vi) waive a redemption or repurchase payment with respect to any New Note or alter the redemption provisions thereof; (vii) make any change in the foregoing amendment and waiver provisions; or (viii) except as provided under " -- Legal Defeasance and Covenant Defeasance" or the third paragraph under " -- Subsidiary Guarantees," release any of the Guarantors from their obligations under the Subsidiary Guarantees or make any change in the Subsidiary Guarantees that would adversely affect the Holders. Notwithstanding the foregoing, the provisions with respect to Asset Sales or any of the definitions related thereto may be amended or supplemented with the consent of the Holders of at least two-thirds in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes). In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of New Notes then outstanding if such amendment would adversely affect the rights of Holders of New Notes.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's or a Guarantor's obligations to Holders of the New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the New Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company, 3611 Queen Palm Drive, Tampa, Florida 33619, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one registered note in global form without coupons (the "Global Note"). Upon issuance, the Global Note will be deposited with, or on behalf of, the DTC and registered in the name of Cede & Co., as nominee of the Depository.

     If a holder tendering Existing Notes so requests, such holder's New Notes will be issued as described below under "Certificated Securities" in registered form without coupons (the "Certificated Securities").

     EXCEPT AS SET FORTH BELOW, THE GLOBAL NOTES MAY BE TRANSFERRED, IN WHOLE AND NOT IN PART, ONLY TO ANOTHER NOMINEE OF DTC OR TO A SUCCESSOR OF DTC OR ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTES MAY NOT BE EXCHANGED FOR NEW NOTES IN CERTIFICATED FORM EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED BELOW. SEE "-- CERTIFICATED NEW NOTES."

  Depositary Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of any beneficial interest in a security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants who elect to exchange Existing Notes with an interest in the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that securities interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments.

     So long as the Depository or its nominee is the registered owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial
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

interests in the Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the Depository's system, or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     The Company understands that under existing industry practice, in the event the Company requests any action of holders or an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize persons owning through such Participants to take such action or would otherwise act upon the instruction of such persons. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such New Notes.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     The Company expects that pursuant to procedures established by DTC, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Notes for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between Participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the New Notes described herein, cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by their respective depositories; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

     Because of time zone differences, the securities accounts of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     The Company expects that pursuant to procedures established by DTC that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     The information in this section concerning DTC, Euroclear and Cedel and their book-entry systems has been obtained from sources that the Company believes to be reliable but the Company takes no responsibility for the accuracy thereof.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, and participant in Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated New Notes

     A Global Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the New Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated New Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with DTC's customary procedures. In all cases, certificated New Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Notes will be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person's merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that notwithstanding the foregoing, beneficial ownership of 5% or more of the voting securities of a Person shall be deemed to be control of such Person.

     "ASSET SALE" means (i) the sale, lease, conveyance, or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the covenant entitled "Change of Control" and/or the provisions described above under the covenant entitled "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of clauses (i) and (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed Asset
Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; and (iii) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unusable in connection with the business of the Company or any Restricted Subsidiary, as the case may be.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "BANK CREDIT FACILITY" means that certain credit agreement, dated as of December 3, 1997 by and among the Company, the lenders party thereto, CIBC Oppenheimer Corp., as Syndication Agent, Bank of America National Trust and Savings Association, as Documentation Agent and The Chase Manhattan Bank as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (together with any amendment, modification, renewal, refunding, replacement or refinancing to or of any of the foregoing (collectively, a "Modification") or to any Modification, ad infinitum), including, without limitation, any agreement modifying the maturity or amortization schedule of or refinancing or refunding all or any portion of the Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.

     "BANK INDEBTEDNESS" means (i) the Indebtedness outstanding or arising under the Bank Credit Facility, (ii) all obligations and other amounts owing to the holders of such Indebtedness or any agent or representative thereof outstanding or arising under the Bank Credit Facility (including, but not limited to, interest (including interest accruing on or after the filing of any petition in bankruptcy, reorganization or similar proceeding relating to the Company or any Restricted Subsidiary, whether or not a claim for such interest is allowed in such proceeding), fees, charges, indemnities, expense reimbursement obligations and other claims under the Bank Credit Facility), and (iii) all Hedging Obligations arising in connection therewith to any party to the Bank Credit Facility (or any affiliate thereof).

     "CAPITAL LEASE OBLIGATION" means, with respect to any obligation of any Person at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet of such Person in accordance with GAAP.

     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited).

     "CHANGE OF CONTROL" means the occurrence of any of the following events:
(i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) the adoption of a plan for the liquidation or dissolution of the Company; (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (B) either (1) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Voting Stock of the Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Company is a direct or indirect Subsidiary of any other Person (each such other Person, the "Holding Company"), the "beneficial owners" (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) becomes the "beneficial owner" (as defined above) of more than 40% of the voting power of the Voting Stock of the Company; or (v) during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of the Company who were members of the Board of Directors at the beginning of such period are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of any entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion.

     "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

     "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income,
(i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Consolidated Interest Expense of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (iv) any extraordinary loss and any net loss realized in connection with either an Asset Sale or the extinguishment of Indebtedness, in each case, on a consolidated basis determined in accordance with GAAP less any cash payments related to non-cash charges in prior periods which were previously added back in the calculation of Consolidated Cash Flow in prior periods and (v) restructuring charges taken in the fourth quarter of 1997 and/or the first quarter of 1998 in connection with the merger between Capstone Pharmacy Services, Inc. and Pharmacy Corporation of America in an aggregate amount not to exceed $35 million. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, net payments, if any, pursuant to Hedging Obligations, imputed interest with respect to Attributable Debt), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financings.

     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or distributions paid to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded, and (iv) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary.

     "CONSOLIDATED NET WORTH" means for any Person, as of any date of determination, the consolidated stockholders equity (excluding Disqualified Stock) of such Person and its Restricted Subsidiaries as determined in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the relevant Person who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DESIGNATED NONCASH CONSIDERATION" means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company.

     "DESIGNATED SENIOR DEBT" means (i) so long as any Bank Indebtedness is outstanding, the Bank Indebtedness, and (ii) thereafter, any other Senior Debt permitted under the Indenture the principal amount of which is $50 million or more and that has been designated by the Company as "Designated Senior Debt."

     "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent such Capital Stock is exchangeable into indebtedness at the option of the issuer thereof and only subject to the terms of any debt instrument to which such issuer is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or convertible or exchangeable into Indebtedness on or prior to date that is 91 days after the date on which the Notes mature; provided, however that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the holders of the Notes.

     "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-1" (or higher) according to Standard & Poor's Ratings Group ("S&P") or "P-1" or higher according to Moody's Investors Service, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Bank Credit Facility) in existence on the date of the Indenture until such amounts are repaid.

     "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the Consolidated Interest Expense of such Person for such period, plus
(ii) any interest expense on Indebtedness of another Person that is (A) Guaranteed by the referent Person or one of its Restricted Subsidiaries (whether or not such Guarantee is called upon) or (B) secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Lien is called upon), plus (iii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of Preferred Stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event occurred for which the calculation of the Fixed Charge Coverage Ratio is required (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Indebtedness and the Consolidated Cash Flow of the Person which is the subject of any such acquisition for such period and shall give pro forma effect to all other pro forma adjustments which would be made in accordance with Rule 11-02 of Regulation S-X under the Securities Act of 1933 or any successor provision (provided that any cost savings included in such adjustments are set forth in an officer's certificate delivered to the Trustee), and (ii) the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Securities and Exchange Commission or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "GUARANTOR" means any Restricted Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the terms of the Indenture and each of their respective successors and assigns unless and until any successor replaces any such Guarantor in accordance with the Indenture and thereafter includes each such successor.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates and (iii) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (i) and (ii).

     "INCUR" means, with respect to any Indebtedness (including Acquired Debt), to create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of such Indebtedness (including Acquired Debt); provided that (i) neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness and, (ii) the issuance of any New Notes in exchange for a like principal amount of Notes shall not be deemed to be an Incurrence of Indebtedness. The term "incurrence" has corresponding meaning.

     "INDEBTEDNESS" means, with respect to any Person without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or Purchase Money Obligations or the deferred and unpaid balance of the purchase price of any property, excluding any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person and the liquidation preference of Preferred Stock issued by such Person, in each case if held by any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, and, to the extent not otherwise included, the Guarantee by such Person of any such indebtedness of any other Person.

     "ISSUE DATE" means the date the Notes are initially issued under the Indenture.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company, or any Restricted Subsidiary of the Company issues Equity Interests, such that, after giving effect to any such sale, disposition or issuance, such Person is no longer a Wholly Owned Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the fair market value of the Equity Interests of such Person held by the Company or such Restricted Subsidiary immediately following any such sale, disposition or issuance.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of an agreement or any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "MARKETABLE SECURITIES" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the Bank Credit Facility, (iii) commercial paper maturing not more than 180 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness (other than long-term Indebtedness of a Restricted Subsidiary of such Person and Indebtedness under the Bank Credit Facility) secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NON-RECOURSE DEBT" means Indebtedness (i) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "OBLIGATIONS" means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED INVESTMENTS" means (i) Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company (including, without limitation, Guarantees of the Indebtedness and/or other Obligations of the Company and/or any Wholly Owned Restricted Subsidiary of the Company, so long as such Indebtedness and/or other Obligations are permitted under the Indenture), (ii) Investments in Marketable Securities, (iii) Investments by the Company or any Restricted Subsidiary of the Company in, or the purchase of the securities of, a Person if, as a result of such Investment, (a) such person becomes a Wholly Owned Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (iv) Investments in accounts and notes receivable acquired in the ordinary course of business, (v) any non-cash consideration received in connection with an Asset Sale that complies with the covenant entitled "Asset Sales," (vi) Investments in connection with Hedging Obligations permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," (vii) Investments in Permitted Joint Ventures in an amount not to exceed $20 million in the aggregate at any one time outstanding and (viii) other Investments in an amount not to exceed $10 million in the aggregate at any one time outstanding.

     "PERMITTED JOINT VENTURE" means a Person (i) which owns, leases, operates or services a Related Business or manufactures or markets healthcare products and (ii) of which the Company, directly or indirectly, beneficially owns at least a majority of the Equity Interests.

     "PERMITTED JUNIOR SECURITIES" means (i) equity securities of the Company and (ii) debt securities of the Company that are unsecured and subordinated at least to the same extent as the Notes to Senior Debt of the Company and guarantees of any such debt by any Guarantor that are unsecured and subordinated at least to the same extent as the Guarantee of such Guarantor to the Senior Debt of such Guarantor, as the case may be, and has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Notes.

     "PERMITTED LIENS" means; (i) Liens in favor of the Company or any of its Restricted Subsidiaries, (ii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets of the Company or any Restricted Subsidiary of the Company other than the assets acquired in such merger or consolidation; (iii) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets of the Company or any other Restricted Subsidiary of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, provided that a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause
(iii) or clause (ix) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired, constructed or improved with such Indebtedness or the assets which are the subject of the sale and leaseback transaction, as the case may be,
(ix) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; provided that (a) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (x) Liens in favor of the lessee on instruments which are the subject of leases entered into in the ordinary course of business; provided that any such Lien shall not extend to or cover any assets or property of the Company and its Restricted Subsidiaries that is not the subject of any such lease; (xi) Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant entitled "Sale and Leaseback Transactions;" provided that any such Lien shall not extend to or cover any assets of the Company or any Guarantor other than the assets which are the subject of the sale leaseback transaction in which the Attributable Debt is incurred; (xii) judgment and attachment Liens not giving rise to a Default;
(xiii) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business; (xiv) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (xv) liens to secure Purchase Money Obligations.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "PREFERRED STOCK" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "PUBLIC OFFERING" means an underwritten offer and sale of Common Stock of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act of 1933, as amended (other than a registration statement on Form S-8 or otherwise related to equity securities issuable upon any employee benefit plan of the Company).

     "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets related to the business of the Company and its Restricted Subsidiaries and any additions and accessions thereto, which are purchased by the Company and its Restricted Subsidiaries at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company and its Restricted Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "RELATED BUSINESS" means any business in the same or similar business as the Company and its Restricted Subsidiaries are engaged in on the date of the Indenture and such business activities as are complementary to, or are incidental, ancillary or related to, the foregoing.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "SENIOR DEBT" means (a) with respect to the Company, (i) all Indebtedness permitted to be incurred pursuant to the Indenture under or in respect of the Bank Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture and any Hedging Obligation permitted to be incurred under the terms of the Indenture, unless the instrument under which the foregoing is incurred expressly provides that the Indebtedness thereunder is on a parity with or subordinated in right of payment to the Notes and (b) with respect to any Guarantor, (i) all guarantees of such Guarantor permitted to be incurred pursuant to the Indenture under or in respect of the Bank Credit Facility and (ii) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture and any Hedging Obligation permitted to be incurred under the terms of the Indenture, unless the instrument under which the foregoing is incurred expressly provides that the Indebtedness thereunder is on parity with or subordinated in right of payment to the Subsidiary Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Senior Debt of the Company will not include (i) Indebtedness evidenced by the Notes; (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Indebtedness of the Company; (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligation of the Company; (iv) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any of its Subsidiaries; (v) any liability for federal, state, local or other taxes; (vi) any Indebtedness of the Company or any Guarantor to the Company or any Subsidiary of the Company or any of their respective Affiliates; (vii) any trade payables; or (viii) any Indebtedness that is incurred in violation of the Indenture.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only if such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the covenant entitled "Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant from the date of such incurrence). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF BANK CREDIT FACILITY


     The Company is the borrower under the Bank Credit Facility, which provides for a $550 million revolving credit facility, that matures on December 3, 2002. The Chase Manhattan Bank is the administrative agent for the lenders under the Bank Credit Facility. All obligations under the Bank Credit Facility are guaranteed by the Company's subsidiaries. The Bank Credit Facility is unsecured.



     Interest is payable on borrowings under the Bank Credit Facility, at the election of the Company, at either (a) the Alternate Base Rate (the greater of the prime rate, the federal funds effective rate plus 50 basis points or a three month secondary CD rate plus 100 basis points), or (b) the Adjusted LIBOR Rate plus a margin of from 0.2000% to 0.3750%, based upon the Company's leverage ratio. As of May 31, 1998, the weighted average borrowing rate was approximately 6.8%. A facility fee of from 0.1000 to 0.2500% per annum (0.1875% as of May 31, 1998) is payable by the Company on the daily amount of the commitment of each lender. The amount of the facility fee is based upon the Company's leverage ratio.


     The Bank Credit Facility contains various financial covenants, including an Adjusted Leverage Ratio, a Consolidated Interest Expense Coverage Ratio and a Net Worth covenant (each as defined in the Bank Credit Facility). The Adjusted Leverage Ratio, which is the ratio of principal indebtedness of the Company to the cash flow of the Company, subject to certain adjustments, cannot be in excess of 4:1. The Consolidated Interest Expense Coverage Ratio, which is the ratio of the cash flow of the Company to the interest expense of the Company, cannot be less than 2.5:1 for any four fiscal quarter period. The Net Worth of the Company cannot be less than the sum of $394.2 million plus 50% of positive net income plus 100% of the proceeds of an equity offering.

     The Bank Credit Facility also contains certain covenants which, among other things, impose certain limitations or prohibitions on the Company with respect to the incurrence of certain indebtedness, the creation of security interests on the assets of the Company, certain mergers or consolidations, certain investments, loans or guarantees, certain hedging agreements not entered into to mitigate risk, payment of cash dividends and the redemption or repurchase of securities of the Company, sales of all or substantially all of the assets or stock of the Company, non-arm's length transactions with affiliates, and entering into certain restrictive agreements. The Company is generally restricted from making acquisitions of less than all of the equity interests or all or substantially all of the assets of an acquired entity. The Company also is restricted from making acquisitions while a Default or Event of Default (as defined therein) has occurred and is continuing or an acquisition that would result in a breach of certain financial covenants.

                           CERTAIN TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of certain material federal income tax consequences to Holders of Notes of the Exchange Offer and the purchase, ownership and disposition of the Exchange Notes. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). The following discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor in light of such investor's personal investment circumstances. Nor does the discussion address special rules applicable to certain types of investors subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Moreover, the description is generally limited to investors who will hold the Exchange Notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. No consideration of any aspects of state, local or foreign taxation is included herein.

     EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF A PURCHASE OF NOTES IN LIGHT OF SUCH HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THE EXCHANGE OFFER

     The exchange of Notes for New Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Notes and, accordingly, such exchange will not constitute an exchange for federal income tax purposes. Accordingly, such exchange will have no federal income tax consequences to a Holder, regardless of whether such Holder participates in the Exchange Offer, and a Holder will continue to be required to include interest on such Note or New Note in its gross income in accordance with such Holder's method of accounting for federal income tax purposes. The Company intends, to the extent required, to treat the Exchange Offer for federal income tax purposes in accordance with the position described above.

INTEREST

     Interest paid or accrued on the New Notes will be taxable to a Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

DISPOSITION OF THE NEW NOTES

     Generally, any sale or redemption of an New Note will result in taxable gain or loss equal to the difference between the amount of cash or other property received by the Holder in exchange for such New Note and the Holder's adjusted tax basis in such New Note. Any gain or loss upon a sale or other disposition of a New Note will generally be capital gain or loss, which will be long term if the New Note has been held by the Holder for more than one year.

BACKUP WITHHOLDING

     A Holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments received with respect to New Notes. This withholding generally applies only if the Holder (i) fails to furnish its social security or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends and the service has notified the Company that the Holder is subject to withholding, or
(iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described below under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

FOREIGN HOLDERS

     The following discussion is a summary of certain U.S. federal income tax consequences to a Foreign Person that holds a New Note. The term "Foreign Person" means a nonresident alien individual or foreign corporation, but only if such person's income or gain on the New Note would not be "effectively connected with the conduct of a trade or business within the United States." If such person's income or gain on the New Note would be "effectively connected with the conduct of a trade or business within the United States," then such person will generally be subject to tax on such income or gain in essentially the same manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to U.S. branch profits tax.

     Under the "portfolio interest" exception to the general rules for the withholding of tax on interest paid to a Foreign Person, a Foreign Person will not be subject to U.S. tax (or to withholding) on interest on a New Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Person is not a controlled foreign corporation with respect to the United States that is related to the Company through stock ownership, (iii) the Foreign Person is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) the Company, its paying agent, or the person who would otherwise be required to withhold tax receives either (A) a statement (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the New Note in which the owner certifies that the owner is not a U.S. person and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the "Financial Institution" holding the New Note on behalf of the beneficial owner to the effect that an Owner's Statement has been filed on behalf of the beneficial owner, together with a copy of the Owner's Statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a New Note on behalf of the owner of the New Note. A Foreign Person who does not qualify for the "portfolio interest" exception would generally be subject to U.S. withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on interest payments (including redemption proceeds) attributable to the New Notes.

     In general, gain recognized by a Foreign Person upon the redemption, sale or exchange of a New Note will not be subject to U.S. tax. However, a Foreign Person may be subject to United States tax at a flat rate of 30% (unless exempt by applicable treaty) on any such gain if the Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the New Note is redeemed, sold or exchanged, and certain other requirements are met.

     A New Note held by a Foreign Person will not be includible in such person's gross estate subject to U.S. federal estate tax as a result of such person's death provided that the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

     Information reporting and backup withholding will not apply to payments made on a New Note to a Foreign Person provided that the certification described in clause (iv) of the second paragraph in this section is received, and provided further that the payor does not have actual knowledge that the information is false.

                              PLAN OF DISTRIBUTION

     Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the state securities laws of such jurisdictions as any holder of the New Notes reasonably requests in writing.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a results of market-making activities or other trading activities. The Company has agreed that, for a period of two years, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the close of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the Holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the New Notes will be passed upon for the Company by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee.

                         INDEPENDENT PUBLIC ACCOUNTANTS


     The financial statements and schedules of PharMerica, Inc. as of December 31, 1997 and for the year then ended, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The financial statements and schedules of Capstone Pharmacy Services, Inc. as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the ten months ended December 31, 1995 and the year ended February 28, 1995, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The consolidated financial statements and schedule of PharMerica, Inc. (formerly the consolidated financial statements of PCA) as of December 31, 1996 and for the two years then ended, included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.


                             AVAILABLE INFORMATION

     The Company has agreed pursuant to the Indenture that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. See "Description of the Notes."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference into this Prospectus all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the closing of the Offering.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                         INDEX TO FINANCIAL STATEMENTS


PHARMERICA, INC.
Unaudited Financial Statements:
  Consolidated Balance Sheets as of December 31, 1997 and
     March 31, 1998.........................................   F-2
  Consolidated Statements of Income for the three months
     ended March 31, 1997 and 1998..........................   F-3
  Consolidated Statements of Stockholders' Equity for the
     three months ended March 31, 1998......................   F-4
  Consolidated Statements of Cash Flows for the three months
     ended March 31, 1997 and 1998..........................   F-5
  Notes to Unaudited Consolidated Financial Statements......   F-6
Report of Independent Public Accountants....................  F-11
Report of Ernst & Young LLP, Independent Auditors...........  F-12
Audited Financial Statements and Schedule:
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................  F-13
  Consolidated Statements of Income for the years ended
     December 31, 1995, 1996 and 1997.......................  F-14
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1995, 1996 and 1997...........  F-15
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997.......................  F-16
  Notes to Consolidated Financial Statements................  F-17
  Schedule II -- Valuation and Qualifying Accounts..........  F-32
CAPSTONE PHARMACY SERVICES, INC.
Unaudited Financial Statements:
  Consolidated Balance Sheets as of December 31, 1996 and
     September 30, 1997.....................................  F-33
  Consolidated Statements of Income for the nine months
     ended September 30, 1996 and 1997......................  F-34
  Consolidated Statements of Changes in Stockholders' Equity
     for the nine months ended September 30, 1997...........  F-35
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 1996 and 1997......................  F-36
  Notes to Unaudited Consolidated Financial Statements......  F-37
CAPSTONE PHARMACY SERVICES, INC.
Report of Independent Public Accountants....................  F-42
Audited Financial Statements:
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-43
  Consolidated Statements of Operations for the year ended
     February 28, 1995, the ten months ended December 31,
     1995 and the year ended December 31, 1996..............  F-44
  Consolidated Statements of Changes in Stockholders' Equity
     for the year ended February 28, 1995, the ten months
     ended December 31, 1995 and the year ended December 31,
     1996...................................................  F-45
  Consolidated Statements of Cash Flows for the year ended
     February 28, 1995, the ten months ended December 31,
     1995 and the year ended December 31, 1996..............  F-46
  Notes to Consolidated Financial Statements................  F-47

                       PHARMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1997 AND MARCH 31, 1998


                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                    (IN THOUSANDS)
                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   34,215    $   40,503
  Accounts receivable, net of allowance for doubtful
     accounts of $22,096 and $23,287........................      205,225       247,077
  Inventories...............................................       51,766        52,981
  Prepaid expenses and other current assets.................        6,307         4,306
  Deferred tax asset........................................       35,360        29,403
                                                               ----------    ----------
          Total Current Assets..............................      332,873       374,270
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net...................       46,599        52,381
GOODWILL, net of accumulated amortization of $26,653 and
  $32,380...................................................      723,954       777,220
OTHER ASSETS................................................       10,822        18,071
                                                               ----------    ----------
          Total Assets......................................   $1,114,248    $1,221,942
                                                               ==========    ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................   $  109,483    $  107,080
  Current portion of long-term debt.........................        7,533        12,986
  Accrued restructuring charges.............................       14,269        11,710
                                                               ----------    ----------
          Total Current Liabilities.........................      131,285       131,776
DEFERRED TAX LIABILITY......................................       21,216        23,396
LONG-TERM DEBT, net of current portion......................      427,889       518,367
ACCRUED RESTRUCTURING CHARGES, net of current portion.......        4,980         4,980
                                                               ----------    ----------
          Total Liabilities.................................      585,370       678,519
                                                               ----------    ----------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 300,000,000 shares
     authorized at December 31, 1997 and March 31, 1998;
     87,930,184 shares issued and 87,591,722 outstanding as
     of December 31, 1997 and 88,134,800 shares issued and
     outstanding as of March 31, 1998.......................          876           882
  Preferred Stock, $.01 par value; 500,000 shares
     authorized; $0 outstanding at December 31, 1997 and
     March 31, 1998.........................................           --            --
  Additional paid-in capital................................      413,567       416,776
  Retained earnings.........................................      114,435       125,765
                                                               ----------    ----------
          Total Stockholders' Equity........................      528,878       543,423
                                                               ----------    ----------
          Total Liabilities and Stockholders' Equity........   $1,114,248    $1,221,942
                                                               ==========    ==========


              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                       PHARMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND 1998



                                                                1997       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
NET SALES...................................................  $147,592   $274,677
COST OF SALES...............................................    80,087    152,802
                                                              --------   --------
          Gross profit......................................    67,505    121,875
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    49,229     85,528
  Depreciation and amortization.............................     4,826      8,524
                                                              --------   --------
          Operating income..................................    13,450     27,823
INTEREST EXPENSE, NET.......................................        46      7,795
                                                              --------   --------
          Income before provision for income taxes..........    13,404     20,028
PROVISION FOR INCOME TAXES..................................     5,576      8,698
                                                              --------   --------
          Net income........................................  $  7,828   $ 11,330
                                                              ========   ========
Earnings per common and common equivalent share:
  Basic.....................................................  $    .16   $    .13
                                                              ========   ========
  Diluted...................................................  $    .16   $    .13
                                                              ========   ========
Weighted average number of common and common equivalent
  shares outstanding:
  Basic.....................................................    50,000     87,797
                                                              ========   ========
  Diluted...................................................    50,051     90,275
                                                              ========   ========


 The accompanying notes are an integral part of these consolidated statements.

                       PHARMERICA, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                          COMMON STOCK       ADDITIONAL
                                                         ---------------       PAID-IN       RETAINED
                                                         SHARES   AMOUNT       CAPITAL       EARNINGS
                                                         ------   ------   ---------------   --------
                                                                        (IN THOUSANDS)
                                                                         (UNAUDITED)
BALANCE, December 31, 1997.............................  87,591    $876       $413,567       $114,435
  Common stock issued in connection with exercise of
     stock options and warrants........................     543       6          3,209             --
  Net income for the three months ended March 31,
     1998..............................................      --      --             --         11,330
                                                         ------    ----       --------       --------
BALANCE, March 31, 1998................................  88,134    $882       $416,776       $125,765
                                                         ======    ====       ========       ========

              The accompanying notes are an integral part of this
                            consolidated statement.

                       PHARMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                1997       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $  7,828   $ 11,330
  Adjustments to reconcile net income to net cash flows from
     operating activities: Depreciation and amortization....     4,826      8,524
     Change in assets and liabilities, net of acquisitions
       Accounts receivable..................................    (4,978)   (35,566)
       Inventories..........................................      (318)     1,388
       Prepaid expenses and other current assets............       (60)     2,150
       Deferred income taxes................................     1,046      8,137
       Accounts payable and accrued expenses................     2,067     (8,263)
       Accrued restructuring charges........................        --     (2,560)
       Other................................................        --      1,280
                                                              --------   --------
          Total adjustments.................................     2,583    (24,910)
                                                              --------   --------
          Net cash flows from operating activities..........    10,411    (13,580)
                                                              --------   --------
Cash flows from investing activities:
  Purchase of equipment and leasehold improvements..........    (3,710)    (7,522)
  Payments for acquisitions, net of cash acquired...........   (22,144)   (57,334)
                                                              --------   --------
          Net cash flows from investing activities..........   (25,854)   (64,856)
                                                              --------   --------
Cash flows from financing activities:
  Net proceeds from commercial bank borrowings..............        --     82,900
  Net proceeds from issuance of subordinated debt...........        --    316,875
  Advances (to) from Beverly Enterprises, Inc...............    13,852         --
  Proceeds from exercise of stock options and warrants......        --      3,215
  Repayment of long-term debt...............................      (313)  (318,266)
                                                              --------   --------
          Net cash flows from financing activities..........    13,539     84,724
                                                              --------   --------
Net (decrease) increase in cash and cash equivalents........    (1,904)     6,288
Cash and cash equivalents, beginning of period..............     7,575     34,215
                                                              --------   --------
Cash and cash equivalents, end of period....................  $  5,671   $ 40,503
                                                              ========   ========
Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
     Interest...............................................  $     93   $  3,778
                                                              ========   ========
     Taxes..................................................  $     --   $  2,451
                                                              ========   ========

              The accompanying notes are an integral part of these
                            consolidated statements.

                       PHARMERICA, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND BUSINESS:

     PharMerica, Inc., (the surviving company of the merger (the "Merger") involving Capstone Pharmacy Services, Inc. (Capstone) and Pharmacy Corporation of America (PCA)) (together with its subsidiaries, the "Company"), is a Delaware corporation (Note 4).

     The Company is one of the nation's largest institutional pharmacies principally engaged in the business of providing pharmaceuticals and related services to long-term care facilities, correctional institutions, hospitals and health maintenance organizations. The Company also provides mail service pharmacy services, including the delivery of drugs and medical equipment to workers' compensation payors, claimants and employers. As of March 31, 1998, the Company operated approximately 160 pharmacies and pharmacy related outlets.

2. EARNINGS PER SHARE:

     Earnings per share is based upon the weighted average number of the Company's common and common equivalent shares outstanding for the three months ended March 31, 1997 and 1998. The amount of common stock equivalents outstanding was computed using the treasury stock method.

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB No. 15, "Earnings Per Share." It replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS and requires a reconciliation of the numerator and denominator of the basic EPS calculation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to primary EPS pursuant to APB Opinion No. 15.

     Earnings per share information for the three months ended March 31, 1997 reflect the historical operating results of PCA, the shares issued by Capstone in the Merger and the dilutive effect of stock options of the PCA employees assumed (Note 4).

3. BASIS OF PRESENTATION:

     The interim consolidated financial statements of the Company for the three months ended March 31, 1997 and 1998, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company at March 31, 1998, and the results of its operations and cash flows for the three months ended March 31, 1997 and 1998.

     Certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

     The results of operations for the three months ended March 31, 1997 and 1998, are not necessarily indicative of results to be expected for the full year. These interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission for the year dated December 31, 1997. The balance sheet at December 31, 1997, has been derived from the audited financial statements at that date.

                       PHARMERICA, INC. AND SUBSIDIARIES

4. ACQUISITIONS:

     During January 1998, the Company acquired the stock of Express Pharmacy Services, Inc., a Tampa, Florida mail order pharmacy company. The purchase price was approximately $19,676, and goodwill at the date of acquisition was $18,622.

     During February 1998, the Company acquired the assets of Kentucky Health Services, Inc., d/b/a Med Source, a Kentucky based provider of institutional pharmacy services. The purchase price was approximately $25,000, and goodwill at the date of acquisition was $23,335.

     Also, during the three months ended March 31, 1998, the Company acquired the assets or stock of five additional companies. The total purchase price was approximately $13,359, and total goodwill was approximately $12,387.

     All of the businesses described above have been accounted for using the purchase method of accounting, with the assets and liabilities of the acquired companies recorded at their estimated fair market values at the dates of acquisition. The operations of the acquired companies, since the dates of acquisition, are included in the accompanying unaudited consolidated statements of income. Goodwill, representing the excess of acquisition cost over the fair value of the net assets acquired, is amortized over 40 years.

5. UNAUDITED PRO FORMA FINANCIAL INFORMATION:

     The results of operations of acquired businesses are included in the Company's consolidated results from the date of acquisition. Had the acquisitions discussed in Note 4 occurred on January 1, 1997, management estimates that the unaudited pro forma results of operations for the three months ended March 31, 1997 and 1998 would have been:

                                                                1997       1998
                                                              --------   --------
NET SALES...................................................  $242,831   $277,555
COST OF SALES...............................................   135,698    154,392
                                                              --------   --------
     Gross profit...........................................   107,133    123,163
OPERATING EXPENSES
     Selling, general and administrative expenses...........    78,391     86,144
     Depreciation and Amortization..........................     8,884      8,603
                                                              --------   --------
       Operating Income.....................................    19,858     28,416
Interest Expense, net.......................................     7,252      7,985
                                                              --------   --------
     Income before provision for income tax.................    12,606     20,431
INCOME TAX PROVISION........................................     5,471      8,859
                                                              --------   --------
          Net income........................................  $  7,135   $ 11,572
                                                              ========   ========
          Diluted income per share..........................  $    .08   $    .13
                                                              ========   ========

     The unaudited pro forma results include the historical accounts of the Company and the acquired businesses adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisitions, (2) the interest expense resulting from the financing of the acquisitions, (4) incremental interest charges on intercompany balances with Beverly Enterprises, Inc at an effective rate of 6.5%. (4) the per share effect of stock issued as part of the acquisitions, and
(5) the related income tax effects. The pro forma results do not reflect any anticipated operating efficiencies or synergies and are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.

                       PHARMERICA, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT:

     The Company maintains a $550,000 Bank Credit Facility with several commercial banks (the "Credit Facility"). Interest rates under the Credit Facility vary based on the type of borrowing. The Credit Facility matures on December 3, 2002.

     In March 1998, the Company sold $325,000 of Senior Subordinated Notes (the "Notes") in a private placement offering. The Notes bear interest at 8 3/8% and mature in 2008. Net proceeds of the Notes were used to repay a portion of the outstanding borrowings under the Credit Facility.

7. RESTRUCTURING CHARGES:

     During December 1997, in connection with the Merger, the Company adopted a plan to restructure its long-term care pharmacy operations. In connection with this plan management intends to close 6 former PCA pharmacies, 14 former Capstone pharmacies, and will relocate Capstone's corporate headquarters from Irving, Texas to Tampa, Florida. Management anticipates that the restructuring activities in connection with the Merger will be substantially completed within the current year.

     The Company has recorded restructuring costs of $5,780 related to the closure of the former PCA pharmacies, consisting of $3,621 of severance covering approximately 180 pharmacy employees, $739 of lease termination costs and $1,420 of other exit costs.

     The Company has also assumed liabilities, included in the Capstone purchase price allocation of $9,583 related to the closure of the former Capstone pharmacies and the relocation of Capstone's former headquarters, consisting of $5,036 of severance covering approximately 260 employees, $3,059 of lease termination costs and $1,488 of relocation costs. The terminated positions were comprised primarily of pharmacy employees and several regional and corporate positions.

     As of March 31, 1998, approximately $2,560 has been charged against these restructuring accruals.

     In connection with the Capstone acquisition, the Company assumed approximately $3,886 of liabilities from previous Capstone restructurings consisting primarily of remaining lease termination costs.

8. MAJOR VENDOR:


     The Company utilizes a primary supplier arrangement for its purchases of pharmaceuticals. Purchases under primary supplier relationships during the three months ended March 31, 1997 and 1998 were approximately 94% and 82% of total inventory purchases, respectively.


9. SUBSEQUENT EVENTS:

     In April 1998, the Company acquired the assets of the Chamberlain Group LLC, a geriatric pharmaceutical care management organization headquartered in Chesapeake, Virginia.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PharMerica, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheet of PharMerica, Inc. and subsidiaries (a Delaware corporation and formerly Pharmacy Corporation of America and subsidiaries) as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of PharMerica, Inc. and subsidiaries as of December 31, 1996 and 1995, were audited by other auditors whose report dated April 18, 1997, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PharMerica, Inc. and subsidiaries as of December 31, 1997, and the results of their operations, and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                 /s/  ARTHUR ANDERSEN LLP

Baltimore, Maryland
February 9, 1998

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PharMerica, Inc.


     We have audited the accompanying consolidated balance sheet of PharMerica, Inc. and subsidiaries (formerly Pharmacy Corporation of America) as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. Our audits also included the financial statement schedule II-Valuation and Qualifying Accounts for each of the two years in the period ended December 31, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PharMerica, Inc. and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  ERNST & YOUNG LLP

Little Rock, Arkansas
April 18, 1997

                       PHARMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1996           1997
                                                              --------      ----------
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  7,575      $   34,215
  Accounts receivable, net of allowance for doubtful
     accounts of $13,890 and $22,096........................    94,461         205,225
  Inventories...............................................    22,025          51,766
  Prepaid expenses and other current assets.................       335           6,307
  Deferred tax asset........................................        --          35,360
                                                              --------      ----------
          Total current assets..............................   124,396         332,873
Equipment and leasehold improvements, net...................    36,784          46,599
Goodwill, net of accumulated amortization of $17,865 and
  $26,653...................................................   276,430         723,954
Other assets, net...........................................     3,966          10,822
                                                              --------      ----------
          Total assets......................................  $441,576      $1,114,248
                                                              ========      ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.....................  $ 31,294      $  109,483
  Current portion of long-term debt.........................       968           7,533
  Accrued restructuring charges.............................        --          14,269
                                                              --------      ----------
          Total current liabilities.........................    32,262         131,285
Deferred income taxes.......................................     3,980          21,216
Long-term debt, net of current portion......................     1,334         427,889
Due to former parent........................................   312,395              --
Accrued restructuring charges, net of current portion.......        --           4,980
                                                              --------      ----------
          Total liabilities.................................   349,971         585,370
                                                              --------      ----------
Commitments and Contingencies

Stockholders' Equity
  Common stock, $0.01 par value; 1,000 shares authorized at
     December 31, 1996; and 300,000,000 shares authorized at
     December 31, 1997; and 1,000 shares issued and
     outstanding as of December 31, 1996 and 87,930,184
     shares issued and 87,591,722 shares outstanding as of
     December 31, 1997......................................         1             876
  Preferred stock, $.01 par value; and 0 shares authorized
     at December 31, 1996; 500,000 shares authorized at
     December 31, 1997; 0 shares issued and outstanding as
     of December 31, 1996 and 1997..........................        --              --
  Additional paid-in capital................................     3,866         413,567
  Retained earnings.........................................    87,738         114,435
                                                              --------      ----------
          Total stockholders' equity........................    91,605         528,878
                                                              --------      ----------
          Total liabilities and stockholders' equity........  $441,576      $1,114,248
                                                              ========      ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       PHARMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1995         1996         1997
                                                             ----------   ----------   ----------
Net sales..................................................  $  451,685   $  516,400   $  652,179
Cost of sales..............................................     242,761      280,468      355,577
                                                             ----------   ----------   ----------
  Gross profit.............................................     208,924      235,932      296,602
                                                             ----------   ----------   ----------
Operating expenses:
  Selling, general and administrative expenses.............     175,599      184,585      216,087
  Depreciation and amortization............................      13,219       16,392       21,408
  Restructuring charges....................................          --           --        5,780
  Impairment of long-lived assets..........................       9,543           --        5,155
                                                             ----------   ----------   ----------
          Total operating expenses.........................     198,361      200,977      248,430
                                                             ----------   ----------   ----------
          Operating income.................................      10,563       34,955       48,172
Interest expense, net......................................          --           --        2,483
                                                             ----------   ----------   ----------
          Income before provision for income taxes.........      10,563       34,955       45,689
Provision for income taxes.................................       5,977       14,668       18,992
                                                             ----------   ----------   ----------
          Net income.......................................  $    4,586   $   20,287   $   26,697
                                                             ==========   ==========   ==========
Pro forma earnings per common share........................                            $     0.50
                                                                                       ==========
Shares used in computing pro forma earnings per common
  share....................................................                                52,896
                                                                                       ==========

 The accompanying notes are an integral part of these consolidated statements.

                       PHARMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                         COMMON STOCK
                                                        ---------------     ADDITIONAL      RETAINED
                                                        SHARES   AMOUNT   PAID-IN CAPITAL   EARNINGS
                                                        ------   ------   ---------------   --------
Balance at January 1, 1995............................       1    $  1       $  3,866       $ 62,865
Net income............................................      --      --             --          4,586
                                                        ------    ----       --------       --------
Balance at December 31, 1995..........................       1       1          3,866         67,451
Net income............................................      --      --             --         20,287
                                                        ------    ----       --------       --------
Balance at December 31, 1996..........................       1       1          3,866         87,738
Recapitalization in connection with the acquisition of
  Capstone Pharmacy Services, Inc.....................  49,999     499           (499)            --
Capital contribution from Beverly Enterprises,
  Inc. ...............................................      --      --         15,076             --
Issuance of common stock:
  Stock issued in connection with acquisition of
     Capstone Pharmacy Services, Inc. ................  34,980     350        377,150             --
  Stock issued in connection with acquisition of
     Resident Care Pharmacy, Inc. ....................     811       8          9,092             --
  Stock issued in connection with exercise of
     warrants.........................................   1,800      18          8,882             --
Net income............................................      --      --             --         26,697
                                                        ------    ----       --------       --------
Balance at December 31, 1997..........................  87,591    $876       $413,567       $114,435
                                                        ======    ====       ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                       PHARMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995        1996       1997
                                                              ---------   --------   --------
Cash Flows from Operating Activities:
  Net income................................................  $   4,586   $ 20,287   $ 26,697
  Adjustments to reconcile net income to net cash flows from operating activities:
     Depreciation and amortization..........................     13,219     16,392     21,408
     Restructuring charges..................................         --         --      5,780
     Impairment of long-lived assets........................      9,543         --      5,155
     Gain on dispositions of assets.........................         --       (250)        --
     Deferred income taxes (benefit)........................       (909)     4,159     (4,879)
     Changes in operating assets and liabilities, net of
       acquisitions and dispositions:
       Accounts receivable..................................     (4,810)    (7,974)   (30,471)
       Inventories..........................................      2,282      3,510    (10,581)
       Prepaid expenses and other current assets............        614        (44)     5,419
       Accounts payable and accrued expenses................     (2,836)    (7,498)    14,202
       Accrued restructuring charges........................         --         --       (273)
                                                              ---------   --------   --------
          Total adjustments.................................     17,103      8,295      5,760
                                                              ---------   --------   --------
Net cash flows from operating activities....................     21,689     28,582     32,457
                                                              ---------   --------   --------
Cash Flows from Investing Activities:
  Payments for acquisitions, net of cash acquired...........     (2,151)   (10,835)   (19,178)
  Proceeds from dispositions................................         --      2,152         --
  Purchases of property and equipment.......................    (13,098)    (9,616)   (15,600)
  Other, net................................................      1,852        329     (4,299)
                                                              ---------   --------   --------
Net cash flows from investing activities....................    (13,397)   (17,970)   (39,077)
                                                              ---------   --------   --------
Cash Flows from Financing Activities:
  Advances (to) from former Parent, net.....................     (9,716)    (5,064)  (275,000)
  Proceeds from exercise of warrants........................         --         --      8,900
  Proceeds from issuance of long-term obligations...........        143         --    424,524
  Repayments of long-term obligations.......................       (877)    (1,288)  (125,164)
                                                              ---------   --------   --------
Net cash flows from financing activities....................    (10,450)    (6,352)    33,260
                                                              ---------   --------   --------
Net (decrease) increase in cash and cash equivalents........     (2,158)     4,260     26,640
Cash and cash equivalents, beginning of year................      5,473      3,315      7,575
                                                              ---------   --------   --------
Cash and cash equivalents, end of year......................  $   3,315   $  7,575   $ 34,215
                                                              =========   ========   ========
Supplemental Schedule of Cash Flow Information:
  Cash paid during the year for:
     Interest...............................................  $      35   $     11   $  2,716
                                                              =========   ========   ========
     Taxes..................................................  $      --   $     --   $  6,792
                                                              =========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                       PHARMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     PharMerica, Inc., (the surviving company of the merger (the "Merger") of Capstone Pharmacy Services, Inc. (Capstone) and Pharmacy Corporation of America
(PCA)) together with its subsidiaries (the "Company"), is a Delaware corporation (Note 2).

     The Company is one of the nation's largest institutional pharmacies principally engaged in the business of providing pharmaceuticals and related services to long-term care facilities, correctional institutions, hospitals and health maintenance organizations. The Company also provides mail service pharmacy services, including the delivery of drugs and medical equipment to workers' compensation payors, claimants and employers. As of December 31, 1997, the Company operated 124 pharmacies and pharmacy related outlets.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of PharMerica, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist principally of purchased pharmaceuticals.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives or, with respect to leasehold improvements, over the term of the lease if shorter:

Furniture, fixtures and equipment...........................  3-15 years
Software and computer equipment.............................   3-5 years
Leasehold improvements......................................     5 years

     Equipment and leasehold improvements obtained in acquisitions of subsidiaries are depreciated or amortized based on their remaining useful lives at the acquisition date.

                       PHARMERICA, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

  Goodwill

     Costs in excess of fair values of businesses acquired are recorded as goodwill and amortized using the straight-line method over 40 years. Amortization of goodwill amounted to approximately $6,414,000, $7,279,000, and $8,795,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     On an ongoing basis, the Company reviews the carrying value of its intangible assets in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted. If such circumstances suggest the intangible value cannot be recovered, calculated based on undiscounted cash flows over the remaining amortization period, the carrying value of the intangible will be reduced by such shortfall. As of December 31, 1997, the Company does not believe there is any indication that the carrying value or the amortization period of its intangibles needs to be adjusted.

IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("SFAS No. 121") which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of an asset to its carrying amount.

     In 1995, the Company recorded an impairment loss of approximately $5,392,000 upon adoption of SFAS No. 121. The impairment indicators which led to recording this loss were as follows: two pharmacies, purchased by the Company in late 1994, had operating losses in 1995, and the Company anticipated future operating losses for these facilities primarily related to Beverly's lack of presence in the markets; one pharmacy, located in a state where Beverly had recently sold all of its interest, began to lose the contracts that had been assumed by the new owners, and it became apparent that the operations would not recover to their previous level; and, lastly, the Company operates a medical records servicing business which lost approximately half of its business in 1995 when Beverly pursued a different vendor for this service. Accordingly, management estimated the undiscounted future cash flows to be generated by each business. The undiscounted future cash flow estimates were less than the carrying value of such businesses, so management estimated the fair value of such businesses based on such cash flows and wrote the carrying values down to their estimates of fair value. Management calculated the fair values of the impaired businesses by using the present values of estimated future cash flows.

     In addition to the SFAS No. 121 charge, the Company recorded an impairment loss in 1995 of approximately $4,151,000 primarily related to the write-off of software costs. In conjunction with the Company's 1995 acquisition of Pharmacy Management Services, Inc. ("PMSI") (see Note 2), PMSI's Vice President of Management Information Systems assumed the management information systems' functions for the Company and redirected the Company's systems development initiatives, which caused a write-off of certain software and systems development costs.

     In 1997, the Company recorded an impairment loss of approximately $5,155,000 related to the planned closure of certain pharmacies as a result of the merger with Capstone (see Note 2). The impairment loss includes the write-off of various fixed assets, such as leasehold improvements and furniture and fixtures, which are specific to the pharmacies to be closed. Additionally, the Company has capitalized software costs which have also been included in the SFAS 121 loss. These assets have been written-down to their estimated fair value, and management anticipates the disposal of these assets will occur during the next year.

                       PHARMERICA, INC. AND SUBSIDIARIES

INSURANCE

     The Company was previously insured for general liability and workers' compensation risks through the self-insurance programs of Beverly. Beverly allocated expense to the Company based on the relative percentage of insurance costs incurred by Beverly on behalf of the Company. Total insurance allocations to the Company were approximately $1,409,000, $1,829,000 and $2,558,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Management believes these charges represent a reasonable allocation of the costs incurred by Beverly on behalf of the Company.

401(K) BENEFIT PLAN

     The Company sponsors a supplemental retirement program established under
Section 401(k) of the Internal Revenue Code, as amended. Contributions by the Company may be made to the plan subject to the discretion of the Board of Directors. No Company contribution was made for the years ended December 31, 1995, 1996 and 1997.

REVENUE RECOGNITION

     Revenues are recorded as products are shipped and services rendered. A portion of the Company's sales are covered by various state and Federal reimbursement programs, which are subject to review and/or audit. Reimbursement programs are also subject to change from time to time. Revenues are reported at the estimated net amounts to be received from individuals, third party payors, nursing facilities and others. Approximately 41%, 37% and 37% of the Company's operating revenues for 1995, 1996 and 1997, respectively, were derived from funds under federal and state medical assistance programs.

     The Company also recognizes revenue under certain capitated arrangements. However, these revenues are insignificant and any losses related to these contracts are accrued as they are incurred.

CONCENTRATION OF CREDIT RISK

     A significant portion of the Company's revenue and related receivables are reimbursed from two primary payors, Medicaid and Medicare. Collectively, Medicaid and Medicare accounted for 43% and 34%, respectively, of accounts receivable reported on the consolidated balance sheets at December 31, 1996 and 1997.

STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair value on the date of grant. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for stock option grants. See
Note 8 for the pro forma effects on the Company's reported net income assuming the election had been made to recognize compensation expense on stock-based awards in accordance with SFAS No. 123.

INCOME TAXES

     The Company files a consolidated Federal income tax return. Income tax expense is based on reported earnings before income taxes. Deferred taxes on income are provided for those items for which the reporting period and methods used for income tax purposes differ from those used for financial statement purposes, using the asset and liability method. Deferred income taxes are recognized for the tax consequences of

                       PHARMERICA, INC. AND SUBSIDIARIES

"temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

PRO FORMA EARNINGS PER SHARE

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share." It replaces the presentation of primary and fully-diluted EPS with a presentation of basic and diluted EPS and requires a reconciliation of the numerator and denominator of the basic EPS calculation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to primary EPS pursuant to APB Opinion No. 15. SFAS No. 128 was effective for fiscal years ending after December 15, 1997.

     As a result of the significant change in the Company's capital structure during the year, caused by the Merger, the Company has reported pro forma earnings per share. Pro forma earnings per share is computed using the weighted average number of shares of common stock outstanding giving effect to the issuance of 50,000,000 shares in connection with the Merger for all of 1997.

                       PHARMERICA, INC. AND SUBSIDIARIES

2. ACQUISITIONS

  1997 Acquisitions

     In January 1997, the Company acquired Interstate Pharmacy Corp., which provides institutional pharmacy services from twelve pharmacies throughout the state of Hawaii. The purchase price was $20,138,000, and goodwill at the date of acquisition was $12,000,000.

     In March 1997, the Company acquired the assets of Intramed, Inc. and Black-Hills Pharmaceutical Services, Inc., providers of institutional pharmacy and infusion therapy services in the state of South Dakota. The total purchase price was $2,429,000, and goodwill at the date of acquisition was $1,669,000.

     In April 1997, the Company acquired the assets of River City Pharmacy, Inc., an Indiana based Institutional pharmacy. The purchase price was $5,407,000, and goodwill at the date of acquisition was $4,450,000.

     On December 3, 1997, Capstone issued 50,000,000 shares of its common stock and paid $15,732,000 to acquire all of the outstanding stock of Beverly Enterprises, Inc. Immediately prior to this transaction, Beverly had completed a distribution of its long-term care business to New Beverly Holdings, Inc. (New Beverly) leaving only its institutional pharmacy business, PCA, to be acquired by Capstone. Because Beverly's shareholders own a majority of the surviving corporation, for accounting purposes, the transaction has been treated as an acquisition of Capstone by PCA.

     In accordance with EITF 95-19, the purchase price has been determined using the fair value of Capstone's common stock over a reasonable period of time before and after the transaction was agreed to and announced. In a reverse merger transaction, the shares of Capstone at the date of close represent the consideration for the merger, plus the fair value of Capstone's outstanding options and warrants, calculated using the Black-Scholes option pricing model. After the merger was consummated, the historical financial statements of the Company became those of PCA.

     In December 1997, the Company acquired Hollins Manor I, LLC, which provides institutional pharmacy services to long-term care facilities in the state of Virginia. The purchase price was $7,700,000 and goodwill at the date of acquisition was $7,398,000.

     In December 1997, the Company purchased Family Center Pharmacy, Inc., a Pittsburgh, Pennsylvania based provider of institutional pharmacy services doing business as Medical Arts Pharmacy. The purchase price was $9,216,000. The agreement also provides for an earn-out based on the future adjusted earnings of the business, payable in cash. Goodwill at the date of acquisition was $8,384,000.

     Also, in December 1997, the Company purchased Resident Care Pharmacy, Inc. (Resident Care), a North Carolina based institutional pharmacy. The total consideration was $12,967,000, including $9,100,000 representing the issuance of 811,341 shares of the Company's common stock, a non-compete note payable of $1,444,000, assumed debt of $1,592,000 and a cash payment of $831,000. Goodwill at the date of acquisition was $13,610,000.

  1996 Acquisitions

     During 1996, the Company acquired three institutional pharmacies for cash of approximately $10,835,000 and disposed of one institutional pharmacy for cash proceeds of approximately $2,152,000.

  1995 Acquisitions

     In June 1995, Beverly acquired Pharmacy Management Services, Inc. ("PMSI") in exchange for approximately 12,361,000 shares of Beverly common stock, plus closing and related costs, for a total purchase price of approximately $162,900,000. As a leading independent nationwide provider of medical cost

                       PHARMERICA, INC. AND SUBSIDIARIES
containment and managed care services to workers' compensation payors and claimants, PMSI's services included pharmacy benefit management through both a national retail pharmacy network and home delivery of prescription drugs, medical supplies and medical equipment (the "mail service business") as well as a workers' compensation preferred provider organization (the "PPO business"). The mail service business was contributed by Beverly to the Company in June 1995 and has been operated by the Company since that time. The PPO business was transferred to another of Beverly's wholly-owned subsidiaries. Beverly's acquisition of PMSI resulted in additional goodwill to Beverly of approximately $139,600,000. Based on the fair value of the mail service net assets, Beverly allocated approximately $97,700,000 of the PMSI purchase price to the Company, including goodwill of approximately $83,800,000. The Company also purchased one institutional pharmacy during 1995 for cash of approximately $2,492,000.

     All business acquisitions described above have been accounted for by the purchase method of accounting with the assets and liabilities of the acquirees recorded at their estimated fair market values at the date of acquisition. The operations of the acquirees, since the dates of acquisition, are included in the accompanying consolidated statements of income. Goodwill for these business acquisitions is being amortized over forty years.

PRO FORMA FINANCIAL INFORMATION

     Unaudited pro forma combined results of operations of the Company for the years ended December 31, 1996 and 1997, are presented below. Such pro forma presentation has been prepared assuming that the acquisitions described above and previous acquisitions of Capstone had been made as of January 1, 1996 (in thousands, except per share data).

                                                                     (UNAUDITED)
                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996            1997
                                                              ----------      ----------
Net sales...................................................  $  883,619      $1,019,349
Income before taxes, interest, depreciation and
  amortization..............................................      86,522         126,213
Income before extraordinary items...........................  $   20,098      $   35,524
                                                              ==========      ==========
Diluted income per share....................................  $     0.24      $     0.42
                                                              ==========      ==========

     The unaudited pro forma results include the historical accounts of the Company and the acquired businesses adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisitions, (2) the interest expense resulting from the financing of the acquisitions, (3) the per share effect of stock issued as part of the acquisitions, and (4) the related income tax effects and exclude certain nonrecurring and restructuring costs. The pro forma results do not reflect any anticipated operating efficiencies or synergies and are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.

                       PHARMERICA, INC. AND SUBSIDIARIES

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements at December 31, 1996 and 1997, are comprised of the following (in thousands):

                                                                1996       1997
                                                              --------   --------
Furniture, fixtures and equipment...........................  $ 32,691   $ 41,409
Software and computer equipment.............................    21,225     25,457
Leasehold improvements......................................    11,460     13,022
Construction in progress....................................       345      1,376
                                                              --------   --------
                                                                65,721     81,264
Accumulated depreciation and amortization...................   (28,937)   (34,665)
                                                              --------   --------
Equipment and leasehold improvements, net...................  $ 36,784   $ 46,599
                                                              ========   ========

     Depreciation and amortization of equipment and leasehold improvements amounted to approximately $4,534,000, $6,737,000 and $9,452,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     To finance the repayment of the intercompany debt between Beverly and the Company as well as provide capital for future acquisitions, Capstone extinguished its outstanding debt under its credit facility with five commercial banks just prior to the merger and replaced it with a new $550,000,000 credit agreement with several commercial banks. Extinguishment of the existing debt, including the payoff of the outstanding balance of $113,700,000 and the write-off of $1,074,000 in deferred financing costs was reflected in the purchase price allocation. The Company incurred approximately $840,000 in debt acquisition costs associated with the new credit agreement, which are to be amortized over the life of the debt. The credit agreement allows PharMerica to obtain loans at any time and matures on December 3, 2002.

     Under the new credit agreement, the Company has the option to borrow under an alternate base rate or a Eurodollar loan rate. Interest rates on the alternate base rate loans are at the greatest of (a) the prime rate, (b) the base certificate of deposit rate plus 1% or (c) the federal funds effective rate on the date of the loan. Interest on the alternate base rate loans is due quarterly in arrears. Interest rates on the Eurodollar loans are calculated using the adjusted LIBOR rate for the interest period in effect, plus the applicable rate. The adjusted LIBOR rate is the LIBOR rate for such interest period multiplied by the statutory reserve rate. The applicable rate and the statutory reserve rate are defined in the credit agreement. Interest on the Eurodollar loans is due on the last day of the interest period applicable to the borrowing. As of December 31, 1997, the Company's outstanding borrowings total $424,524,000 under a Eurodollar loan at an effective interest rate, including the amortization of deferred financing costs of 7.3%. The weighted average and the highest outstanding balance under this agreement for the period outstanding through December 31, 1997 was $416,776,000 and $424,524,000, respectively.

     The new credit agreement stipulates certain covenants relating to various financial ratios, including a leverage ratio and a minimum net worth requirement, among other restrictive covenants.

     In connection with the acquisition of Capstone, the Company assumed all the long-term obligations that had previously existed under Capstone.

     On November 1, 1995, Capstone elected not to make a scheduled installment payment on a note payable to former stockholders of a subsidiary in the aggregate principal amount of $1,000,000, due to a dispute with these former stockholders. This amount is recorded as current portion of long-term debt in the accompanying consolidated balance sheets as of December 31, 1997.

                       PHARMERICA, INC. AND SUBSIDIARIES

     Long-term debt at December 31, 1996 and 1997, consisted of the following (in thousands):

                                                                1996       1997
                                                              --------   --------
Borrowings under a $550,000 credit agreement with a group of several commercial banks, interest at varying rates based
  on the type of borrowing, secured by substantially all
  assets of the Company, due at scheduled maturity in
  December 2002.............................................  $     --   $424,524
Unsecured notes payable to former stockholders of a previous
  Capstone acquiree, interest at 6%, currently payable......        --      1,000
Unsecured note payable to former owners of a previous
  Capstone acquiree, non-interest bearing, payable in
  monthly installment of $20 beginning in March 1998,
  remaining balance due January 1999........................        --      1,100
Unsecured note payable to former stockholders of Hollins
  Manor, non-interest bearing with $1,000 installments due
  and payable on June 3, 1998 and December 7, 1998..........                2,000
Assumed note payable from Resident Care acquisition, due
  currently.................................................        --      1,592
Non-Compete payable to eight individuals, payable in
  installments ranging from $25 to $128, through 2001.......        --      1,644
Capital lease obligations (Note 7)..........................     2,262      3,224
Other.......................................................        40        338
                                                              --------   --------
                                                                 2,302    435,422
Less: Current portion.......................................       968      7,533
                                                              --------   --------
Long-term portion...........................................  $  1,334   $427,889
                                                              ========   ========

     Future maturities of long-term debt, exclusive of capital lease obligations at December 31, 1997, follow (in thousands):

1998........................................................  $  5,975
1999........................................................     1,599
2000........................................................        50
2001........................................................        50
2002........................................................   424,524
                                                              --------
                                                              $432,198
                                                              ========

     Interest expense for the years ended December 31, 1995, 1996 and 1997, was approximately $35,000, $11,000 and $2,754,000, respectively. These amounts include amortization of deferred financing costs of approximately $0, $0 and $113,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Based on the borrowing rates currently available to the Company, the fair value of long-term debt, exclusive of capital lease obligations, as of December 31, 1997, is not materially different than the recorded value.

5. RESTRUCTURING CHARGES

     During December 1997, in connection with the merger with Capstone, the Company adopted a plan to restructure its long-term care pharmacy operations. In connection with this plan, management intends to close 6 former PCA pharmacies, 14 former Capstone pharmacies, and will relocate Capstone's corporate headquarters from Irving, Texas to Tampa, Florida. Management anticipates that the restructuring activities in connection with the merger will be substantially completed within the next fiscal year.

                       PHARMERICA, INC. AND SUBSIDIARIES

     The Company has recorded restructuring costs of $5,780,000 related to the closure of the former PCA pharmacies, consisting of $3,621,000 of severance covering approximately 180 pharmacy employees, $739,000 of lease termination costs and $1,420,000 of other exit costs.

     The Company has also assumed liabilities, included in the Capstone purchase price allocation, of $9,583,000 related to the closure of the former Capstone pharmacies and the relocation of Capstone's former headquarters, consisting of $5,036,000 of severance covering approximately 260 employees, $3,059,000 of lease termination costs and $1,488,000 of relocation costs. The terminated positions were comprised primarily of pharmacy employees and several regional and corporate positions.

     As of December 31, 1997, approximately $200,000 has been charged against these restructuring accruals.

     In connection with the Capstone acquisition, the Company assumed approximately $3,886,000 of liabilities from previous Capstone restructurings consisting primarily of remaining lease termination costs.

6. INCOME TAXES

     Prior to the merger with Capstone and the spin-off of the Beverly nursing home business, the Company was included in the consolidated federal income tax returns of Beverly. The tax provisions for Beverly subsidiaries, including the Company, were determined on a separate company basis. The resultant income taxes payable to, or tax benefit receivable from, Beverly flowed through the "Due to Former Parent" account. The Company's provision for income taxes consists of the following for the years ended December 31, 1995, 1996 and 1997 (in thousands):

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1995        1996        1997
                                                          -------    --------    --------
Federal:
  Current...............................................  $5,667     $ 8,649     $12,963
  Deferred..............................................    (748)      3,423       2,668
State:
  Current...............................................   1,219       1,860       2,788
  Deferred..............................................    (161)        736         573
                                                          ------     -------     -------
                                                          $5,977     $14,668     $18,992
                                                          ======     =======     =======

     The actual income tax expense for the years ended December 31, 1995, 1996 and 1997, is different from the amounts computed by applying the statutory Federal income tax rates to income before taxes. The reconciliation of these differences follow:

                                                               FOR THE YEAR ENDED DECEMBER
                                                                           31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    ------    --------
Tax benefit at statutory rate...............................    35.0%     35.0%       35.0%
State income taxes, net of federal income tax effect........     6.5       4.8         4.6
Tax effect of permanent differences.........................    14.4       1.6         2.0
Other items, net............................................     0.7       0.6          --
                                                               -----      ----      ------
Provision for income taxes..................................    56.6%     42.0%       41.6%
                                                               =====      ====      ======

                       PHARMERICA, INC. AND SUBSIDIARIES

     The tax effect of cumulative temporary differences at December 31, 1996 and 1997 follow (in thousands):

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Current Deferred Taxes:
  Accounts receivable allowances............................  $ 5,014    $11,568
  Inventory.................................................      363        686
  Accrued restructuring charges.............................       --      1,537
  Other accrued liabilities.................................      212     21,569
                                                              -------    -------
Net current deferred tax asset..............................  $ 5,589    $35,360
                                                              =======    =======
Non-Current Deferred Taxes:
  Goodwill..................................................  $    --    $14,784
  Accumulated depreciation and other........................    9,569      6,432
                                                              -------    -------
Net non-current deferred tax liability......................  $ 9,569    $21,216
                                                              =======    =======

     As of December 31, 1996, due to former parent includes cumulative amounts for current and deferred taxes payable of $56,700,000 and $3,980,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office and warehouse space, automobiles and equipment. Rental expense under these leases aggregated approximately $13,005,000, $12,142,000 and $13,642,000 for the years ended December 31, 1995 and 1996, and
1997, respectively.

     Future minimum lease payments are as follows (in thousands):

YEAR ENDING DECEMBER 31,                                   CAPITAL LEASES    OPERATING LEASES
------------------------                                   --------------    ----------------
1998.....................................................      $1,787            $ 9,676
1999.....................................................       1,145              5,112
2000.....................................................         425              3,206
2001.....................................................         224              2,153
2002.....................................................          33              1,306
2003 and thereafter......................................          --              3,129
                                                               ------            -------
Total minimum lease payments.............................       3,614            $24,582
                                                                                 =======
Less: amount representing interest.......................         390
                                                               ------
Present value of net minimum lease payments..............       3,224
Less: current portion....................................       1,557
                                                               ------
Long-term portion........................................      $1,667
                                                               ======

CONTINGENCIES

     The Company is subject to various claims and litigation in the ordinary course of its business. In the opinion of management and outside counsel, the ultimate settlement of these claims and litigation will not have a material adverse effect on the financial position or future operating results of the Company.

     As of December 31, 1997, the Company has recorded $4,880,000 of accrued liabilities related to certain loss contingencies that are both probable and reasonably estimable.

                       PHARMERICA, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY

STOCK OPTION PLANS

     The Company has eight stock option plans and an employee stock purchase plan covering up to 12,385,000 shares of the Company's common stock, pursuant to which officers, directors and employees of the Company are eligible to receive either incentive or non-qualified options. Stock options generally expire five or ten years from the date of grant. The exercise price of an incentive stock option is equal to the fair market value of the Company's common shares on the date such option was granted. The exercise price of non-qualified stock options may be less than the fair market value on the date of grant.

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its fixed option plans and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and pro forma earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1995      1996       1997
                                                         ------    -------    -------
Net income:
  As reported..........................................  $4,586    $20,287    $26,697
  Pro forma............................................   4,577     20,019     25,083
Pro forma earnings per share:
  As reported..........................................                          0.50
  Pro forma............................................                          0.47

     A summary of option transactions during the years ended December 31, 1995, 1996 and 1997 follow:

                                                         YEAR ENDED DECEMBER 31,
                            ----------------------------------------------------------------------------------
                                       1995                        1996                        1997
                            --------------------------   ------------------------   --------------------------
                                           WEIGHTED                   WEIGHTED                     WEIGHTED
                                           AVERAGE                    AVERAGE                      AVERAGE
                             SHARES     EXERCISE PRICE   SHARES    EXERCISE PRICE    SHARES     EXERCISE PRICE
                            ---------   --------------   -------   --------------   ---------   --------------
Options outstanding,
  beginning of year.......     89,000       $6.41         92,000       $6.26          753,000       $7.99
Granted...................      3,000        1.03        661,000        8.23        5,207,000        8.68
                            ---------       -----        -------       -----        ---------       -----
Options outstanding, end
  of year.................     92,000       $6.26        753,000       $7.99        5,960,000       $8.60
Shares available for
  future grant............                                                          3,952,500
Options exercisable at end
  of year.................     92,000       $6.26        753,000       $7.99        3,818,000       $8.06
Weighted average fair
  value of options
  granted.................                  $8.70                      $4.56                        $5.34
                                            =====                      =====                        =====

                       PHARMERICA, INC. AND SUBSIDIARIES

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following key assumptions were used in the Black-Scholes option pricing model:

                                                           YEAR ENDED DECEMBER 31,
                                                      ----------------------------------
                                                        1995         1996         1997
                                                      --------    ----------    --------
Risk-free interest rate.............................       6.0%         6.5%         6.5%
Expected life.......................................  10 years     10 years     10 years
Volatility..........................................        35%          34%          34%

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                                        OPTIONS EXERCISABLE
                                         OPTIONS OUTSTANDING                     ---------------------------------
                       -------------------------------------------------------       NUMBER
                            NUMBER                                               EXERCISABLE AT
RANGE OF                OUTSTANDING AT        REMAINING       WEIGHTED AVERAGE    DECEMBER 31,    WEIGHTED AVERAGE
EXERCISE PRICES        DECEMBER 31, 1997   CONTRACTUAL LIFE    EXERCISE PRICE         1997         EXERCISE PRICE
---------------        -----------------   ----------------   ----------------   --------------   ----------------
$ 1.03 - $ 5.00......        895,000          6.9 years            $ 4.10            870,000           $ 4.09
$ 5.00 - $ 7.50......        293,000          7.1 years              6.46            286,000             6.48
$ 7.50 -$10.00.......      3,804,000          9.7 years              9.33          1,916,000             9.14
$10.00 - $11.50......        968,000          8.8 years             10.52            746,000            10.53
                           ---------                                               ---------
$ 1.03 -$11.50.......      5,960,000          9.0 years            $ 8.60          3,818,000           $ 8.06
                           =========                                               =========

WARRANTS

     As part of the Capstone acquisition, warrants for 1,665,293 shares were assumed and are outstanding at December 31, 1997. The weighted average exercise price of these warrants is $5.93.

9. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS No. 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments. The carrying amount of cash and cash equivalents reported in the consolidated balance sheets approximates its fair value. Estimated fair value for other current assets and current liabilities are stated at the carrying amount because of the short maturity of these instruments. The fair value of long-term obligations was estimated using discounted cash flow analyses based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

                       PHARMERICA, INC. AND SUBSIDIARIES

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1997 are as follows (in thousands):

                                               1996                       1997
                                      ----------------------    ------------------------
                                      CARRYING       FAIR        CARRYING        FAIR
                                       AMOUNT        VALUE        AMOUNT        VALUE
                                      ---------    ---------    ----------    ----------
Cash & cash equivalents.............  $   7,575    $   7,575    $   34,215    $   34,215
Other current assets................    116,821      116,821       263,298       263,298
Current portion of long-debt debt...        968          956         7,533         7,533
Other current liabilities...........     31,294       31,294       109,483       109,483
Long-term debt, net of current
  portion...........................      1,334        1,318       427,889       427,889

10. MAJOR VENDOR

     The Company utilizes a primary supplier arrangement for its pharmaceutical purchases. Purchases of inventory under primary supplier relationships during the years ended December 31, 1995, 1996 and 1997, were approximately 90%, 92% and 94% of total inventory purchases, respectively.

11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following as of December 31, 1996 and 1997 (in thousands):

                                                                1996          1997
                                                              --------      --------
Trade accounts payable......................................  $ 18,017      $ 46,386
Accrued salaries, payroll taxes and benefits................     6,656        12,109
Other accrued expenses......................................     6,621        50,988
                                                              --------      --------
          Total.............................................  $ 31,294      $109,483
                                                              ========      ========

12. RELATED PARTIES

     The Company provides its pharmaceutical dispensing, infusion therapy products and services and its pharmacy and nursing consulting services to nursing facilities operated by Beverly, and to the residents of Beverly facilities. Revenues from sales directly to Beverly nursing facilities were approximately $74,021,000, $82,083,000, and $91,228,000 for the years ended
December 31, 1995, 1996 and 1997, respectively.

     Prior to the merger with Capstone, Beverly provided certain administrative services to the Company. These services included, among others, cash management, finance, legal, tax, financial reporting, executive management, payroll and payables processing and employee benefit plans maintenance. The responsibility for certain of these services, including finance, tax and payables processing was transferred to the Company in mid-1996 as part of a consolidation and reorganization of the Company's accounting and related functions. Substantially all cash received by the Company was deposited daily and wired to Beverly's corporate cash account. In turn, all of the Company's operating expenses, capital expenditures and other cash needs were paid by Beverly, and charged back to the Company along with a management fee for handling such services. Fees for these services amounted to approximately $2,844,000, $1,820,000 and $3,186,000 for the years ended December 31, 1995, 1996 and 1997, respectively. See Note 1 for a description of the charges for insurance. The Company believes that the charges for services provided by Beverly to the Company are a reasonable allocation of the costs incurred by Beverly on behalf of the Company in providing these services; however, such costs are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity.

                       PHARMERICA, INC. AND SUBSIDIARIES

     The net result of all intercompany transactions between the Company and Beverly are recorded in the "Due to Former Parent" account in the accompanying consolidated balance sheets. As of December 31, 1996 and 1997, the Company's intercompany balances were $312,395,000 and $0, respectively. The average of such intercompany balances was approximately $272,900,000, $315,500,000 and $327,172,000, for the years ended December 31, 1995, 1996 and 1997, respectively. There were no required repayment terms for this account nor did such amounts bear interest. As part of the merger with Capstone, Beverly accepted a payment of $275,000,000 in satisfaction of the Company's intercompany payable. The difference between the amount of this payment and the intercompany payable of $15,076,000 (net of certain obligations assumed by the Company), at the date of the merger has been recorded as a capital contribution by Beverly.

     The net increase in the Company's intercompany balance for the year ended December 31, 1995 was due to the following: approximately $100,200,000 due to the pushdown of the PMSI acquisition and the acquisition of one institutional pharmacy; approximately $6,000,000 due to the allocation of current and deferred income taxes; and approximately $2,800,000 due to fees charged by Beverly for certain administrative and management services provided to the Company. These increases in the Company's intercompany balance were partially offset by approximately $15,400,000 due primarily to net cash transfers from the Company to Beverly and fees charged to Beverly's nursing facilities for products and services provided by the Company.

     The net decrease in the Company's intercompany balance for the year ended December 31, 1996 was due to the following: approximately $31,300,000 due primarily to net cash transfers from the Company to Beverly and fees charged to Beverly's nursing facilities for products and services provided by the Company, and approximately $2,200,000 due to the disposition of one institutional pharmacy. These decreases in the Company's intercompany balance were partially offset by approximately $10,800,000 due to the pushdown of the acquisition of three institutional pharmacies; approximately $14,700,000 due to the allocation of current and deferred income taxes; and approximately $1,800,000 due to fees charged by Beverly for certain administrative and management services provided to the Company.

     As a result of Capstone's acquisition of Symphony Pharmacy Services, Inc. ("Symphony") in 1996, Symphony's former parent company, IHS, was a significant Company stockholder. The Company provides institutional pharmacy services to a significant number of long-term care facilities owned and managed by IHS pursuant to a preferred provider agreement.

13. NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Statement requires that all items that are to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Statement establishes standards for the way that public companies report information about operating segments in their

                       PHARMERICA, INC. AND SUBSIDIARIES
financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments are components of the business about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. For the Company, this would result in reporting of regional operating segments.

     SFAS No. 131 will require the Company to report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of total segment revenues, profit, assets and other amounts disclosed for segments to corresponding totals in the Company's financial statements. SFAS No. 131 will also require the Company to report information about the revenues derived from its products and services and about major customers, regardless of whether that information is used in making operating decisions.

     SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Comparative information is also to be provided for earlier years.

14. SUBSEQUENT EVENTS

     In January 1998, the Company acquired Express Pharmacy Services, Inc., a Tampa, Florida mail-order pharmacy company. The purchase price was approximately $22,000,000.

     In January 1998, the Company acquired the stock of Goot's Goodies, Inc. and Southwest Pharmacies, Inc. The purchase price was approximately $3,800,000.

                       PHARMERICA, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                                   DUE TO
                                       BALANCE AT                               ACQUISITIONS             BALANCE
                                        BEGINNING    CHARGED TO   WRITE-OFFS,       AND                 AT END OF
             DESCRIPTION                 OF YEAR     OPERATIONS       NET       DISPOSITIONS   OTHER       YEAR
             -----------               -----------   ----------   -----------   ------------   -----    ----------
Year ended December 31, 1995:
    Allowance for doubtful
      accounts.......................  $    11,561   $   17,679    $(10,791)     $      459    $  --    $   18,908*
                                       ===========   ==========    ========      ==========    =====    ==========
Year ended December 31, 1996:
    Allowance for doubtful
      accounts.......................  $    18,908   $   13,500    $(17,675)     $       (8)   $  --    $   14,725*
                                       ===========   ==========    ========      ==========    =====    ==========
Year ended December 31, 1997:
    Allowance for doubtful
      accounts.......................  $    14,725   $   10,809    $(13,984)     $   11,178    $  --    $   22,728*
                                       ===========   ==========    ========      ==========    =====    ==========

---------------

* Includes amounts classified in long-term other assets as well as current assets.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

                                                                             SEPTEMBER 30,
                                                              DECEMBER 31,       1997
                                                                  1996        (UNAUDITED)
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  9,407       $ 15,340
  Accounts receivable, net of allowance for doubtful
     accounts of $5,778 as of December 31, 1996, and $6,960
     as of September 30, 1997, respectively.................      50,504         73,811
  Inventories...............................................      13,542         23,272
  Prepaid expenses and other current assets.................       1,523          3,701
  Deferred tax asset........................................       5,408            831
                                                                --------       --------
     Total Current Assets...................................      80,384        116,955
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net...................      10,469         13,200
OTHER ASSETS................................................       1,370          1,432
GOODWILL, net of accumulated amortization of $4,074 as of
  December 31, 1996, and $8,723 as of September 30, 1997,
  respectively..............................................     178,778        256,419
                                                                --------       --------
          Total Assets......................................    $271,001       $388,006
                                                                ========       ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 18,337       $ 20,081
  Current portion of long-term debt.........................       3,557          2,288
  Current portion of non-compete agreements.................         200            200
  Accrued restructuring charges.............................       2,108          1,482
                                                                --------       --------
          Total Current Liabilities.........................      24,202         24,051
NON-COMPETE AGREEMENTS, net of current portion..............         200            150
LONG-TERM DEBT, net of current portion......................      39,166        111,339
RESTRUCTURING CHARGES, net of current portion...............       2,687          2,509
                                                                --------       --------
          Total Liabilities.................................      66,255        138,049
                                                                ========       ========
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 50,000 shares authorized at
     December 31, 1996, and September 30, 1997; 31,135
     shares issued and 30,796 outstanding as of December 31,
     1996, and 34,983 shares issued and 34,644 outstanding
     as of September 30, 1997...............................         308            347
  Capital in excess of par..................................     213,594        252,618
  Accumulated deficit.......................................      (9,156)        (3,008)
                                                                --------       --------
          Total Stockholders' Equity........................     204,746        249,957
                                                                --------       --------
          Total Liabilities and Stockholders' Equity........    $271,001       $388,006
                                                                ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                1996       1997
                                                              --------   ---------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
NET SALES...................................................  $90,162    $228,048
COST OF SALES...............................................   54,370     127,355
                                                              -------    --------
          Gross profit......................................   35,792     100,693
                                                              -------    --------
OPERATING EXPENSES:
  Selling, general and administrative expenses..............   29,243      73,481
  Depreciation and amortization.............................    2,651       7,547
  Costs relating to pharmacy closure........................      246          --
  Restructuring charges.....................................    2,825          --
  Merger related costs......................................       --       3,525
                                                              -------    --------
          Total operating expenses..........................   34,965      84,553
                                                              -------    --------
          Operating income (loss)...........................      827      16,140
                                                              -------    --------
NONOPERATING EXPENSE:
  Interest expense, net.....................................      947       4,577
  Acquisition financing fees and expenses...................    4,574          --
                                                              -------    --------
          Total nonoperating expense........................    5,521       4,577
                                                              -------    --------
     Net income (loss) before income tax provision..........   (4,694)     11,563
INCOME TAX PROVISION........................................   (2,137)      5,415
                                                              -------    --------
     Net income (loss)......................................  $(2,557)   $  6,148
                                                              =======    ========
EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
  Primary...................................................  $ (0.16)   $   0.17
                                                              =======    ========
  Fully diluted.............................................  $ (0.16)   $   0.17
                                                              =======    ========
Weighted average number of common and common equivalent
  shares outstanding:
  Primary...................................................   16,298      36,576
                                                              =======    ========
  Fully diluted.............................................   16,298      37,055
                                                              =======    ========

 The accompanying notes are an integral part of these consolidated statements.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                         COMMON STOCK
                                                        ---------------    CAPITAL IN     ACCUMULATED
                                                        SHARES   AMOUNT   EXCESS OF PAR     DEFICIT
                                                        ------   ------   -------------   -----------
                                                                       (IN THOUSANDS)
                                                                         (UNAUDITED)
BALANCE, December 31, 1996............................  30,796    $308      $213,594        $(9,156)
  Common stock issued in connection with the exercise
     of stock options.................................     503       6         2,698             --
  Common stock issued in connection with
     acquisitions.....................................   2,709      27        29,973             --
  Common stock issued in connection with the
     redemption of Series B warrants..................     636       6         6,353             --
  Net income for the nine months ended September 30,
     1997.............................................      --      --            --          6,148
                                                        ------    ----      --------        -------
BALANCE, September 30, 1997...........................  34,644    $347      $252,618        $(3,008)
                                                        ======    ====      ========        =======

 The accompanying notes are an integral part of these consolidated statements.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                1996       1997
                                                              --------   ---------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $ (2,557)  $   6,148
  Adjustments to reconcile net income (loss) to net cash
     flows
     from operating activities
     Depreciation and amortization..........................     2,651       7,547
     Change in assets and liabilities, net of effects from
       Acquisition/disposal of businesses:
          Accounts receivable...............................    (6,480)    (14,133)
          Inventories.......................................      (650)     (5,101)
          Prepaid expenses and other current assets.........      (319)     (1,887)
          Deferred tax asset................................    (1,812)      4,577
          Other assets......................................       432         (52)
          Accounts payable and accrued expenses.............    (3,612)    (13,537)
          Accrued restructuring charges.....................     2,271        (804)
                                                              --------   ---------
          Net cash flows from operating activities..........   (10,076)    (17,242)
                                                              --------   ---------
Cash flows from investing activities:
  Purchase of equipment and leasehold improvements..........    (1,339)     (3,663)
  Acquisitions, net of cash acquired........................  (150,737)    (51,553)
  Repayments advances to affiliates.........................     2,243          --
                                                              --------   ---------
          Net cash flows from investing activities..........  (149,833)    (55,216)
                                                              --------   ---------
Cash flows from financing activities:
  Net proceeds from commercial bank borrowings..............    27,355      71,500
  Net proceeds from acquisition financing...................   100,000          --
  Net repayments from acquisition financing.................  (100,000)         --
  Repayment of subsidiary pre-acquisition indebtedness......    (1,800)         --
  Proceeds from exercise of stock options...................        --       2,704
  Proceeds from issuance of common stock....................   144,929       6,359
  Repayment of long-term debt and other long-term
     obligations, net.......................................    (1,206)     (2,172)
                                                              --------   ---------
          Net cash flows from financing activities..........   169,278      78,391
                                                              --------   ---------
Net increase in cash and cash equivalents...................     9,369       5,933
Cash and cash equivalents, beginning of period..............     2,763       9,407
                                                              --------   ---------
Cash and cash equivalents, end of period....................  $ 12,132   $  15,340
                                                              ========   =========
Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
     Interest...............................................  $  2,665   $   3,767
                                                              ========   =========
     Taxes..................................................  $    313   $   1,474
                                                              ========   =========

 The accompanying notes are an integral part of these consolidated statements.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

PART 1:  FINANCIAL INFORMATION

ITEM 1.

1.  ORGANIZATION AND BUSINESS

     Capstone Pharmacy Services, Inc., a Delaware corporation, (together with its wholly-owned subsidiaries, the "Company") is principally engaged in the business of providing institutional pharmacy services to long-term care facilities, correctional institutions, hospitals and health maintenance organizations throughout the United States.

2.  EARNINGS PER SHARE

     Earnings per share is based upon the weighted average number of the Company's common and common equivalent shares outstanding for the nine months ended September 30, 1996 and 1997. The amount of common stock equivalents outstanding was computed using the treasury stock method.

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB No. 15, "Earnings Per Share." It replaces the presentation of primary EPS with a presentation of basic EPS and requires a reconciliation of the numerator and denominator of the basic EPS calculation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to primary EPS pursuant to APB Opinion No. 15.

     SFAS No. 128 is effective for fiscal years ending after December 15, 1997, and early adoption is not permitted. When adopted, it will require restatement of prior years' EPS. When adopted for the year ending December 31, 1997, the pro forma EPS that would have been reported for the nine months periods ended September 30, 1996 and 1997 are as follows:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                               1996    1997
                                                              ------   -----
Proforma Earnings per share:
  Basic.....................................................  $(0.16)  $0.18
                                                              ======   =====
  Diluted...................................................  $(0.16)  $0.17
                                                              ======   =====

3.  BASIS OF PRESENTATION

     The interim condensed consolidated financial statements of the Company for the nine months ended September 30, 1996 and 1997, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company at September 30, 1997, and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1997. Certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

     The results of operations for the nine months ended September 30, 1996 and 1997, are not necessarily indicative of results to be expected for the full year. These interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission for the year

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES dated December 31, 1996. The balance sheet at December 31, 1996, has been derived from the audited financial statements at that date.

4.  ACQUISITIONS

ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1996

     In January 1996, the Company purchased Geri-Care Systems, Inc. and Scripts & Things, Inc. ("Geri-Care"), which provides institutional pharmacy services to long-term care facilities in the New York metropolitan area. The purchase price was approximately $6,000, payable $1,320 in cash and promissory notes, with the remainder representing 669 shares of the Company's common stock. The agreement also includes an additional 338 shares of the Company's common stock held in escrow as a contingent incentive payment for certain new business to be generated through 1998 by the selling shareholders of Geri-Care. Total goodwill at the date of acquisition was $6,259.

     In February 1996, the Company purchased IMD Corporation ("IMD") which provides institutional pharmacy services to long-term care facilities in the Chicago metropolitan area. The total purchase price was $15,882. Total goodwill at the date of acquisition was $13,146.

     In July 1996, the Company acquired DCMed, Inc. and its wholly-owned subsidiary MediDyne Corporation (collectively, "MediDyne"), a provider of Medicare Part B services, which consist of enteral nutrition and urologic supplies, as well as counseling and assistance with regulatory compliance in connection with such services. The total purchase price was $7,500. The agreement also provides for an earn-out based on the future adjusted earnings of the business, payable in cash. Total goodwill at the date of acquisition was $7,667.

     In July 1996, the Company acquired the institutional pharmacy business of Symphony Pharmacy Services, Inc. ("Symphony"), a subsidiary of Integrated Health Services, Inc. ("IHS"). Symphony provides institutional pharmacy services, including infusion therapy and Medicare Part B services, to long-term care facilities in eight states. The total purchase price was $150,000, including $25,000 representing the issuance of 2,112 shares of the Company's common stock. Total goodwill at the date of acquisition was $131,303.

     In October 1996, the Company acquired the institutional pharmacy business of Happy Harry's, Inc. a Delaware-based retail drug store operator. The total purchase price was $3,695. Total goodwill at the date of acquisition was $2,407.

     In December 1996, the Company purchased Institutional Pharmacy, Inc., which provides institutional pharmacy services to long-term care facilities in the state of Tennessee. The total purchase price was $4,839. Total goodwill at the date of acquisition was $4,068.

ACQUISITIONS DURING THE NINE MONTHS ENDED SEPTEMBER 30, 1997

     In January 1997, the Company acquired Clinical Care-SNF, Inc., Portaro Pharmacies, Inc. and Alger Health Services. These three acquisitions expand the Company's presence in the state of California and represent institutional revenues of approximately $15,000, $15,000 and $8,500, respectively. The purchase price for Clinical Care-SNF, Inc. was $20,000, payable $5,000 in cash and the remainder representing 1,354 shares of the Company's common stock. The purchase price for Portaro Pharmacies, Inc. was $20,000, payable $5,000 in cash and the remainder representing 1,354 shares of the Company's common stock. The purchase price for Alger Health Services was $4,200. Total goodwill at the date of acquisition for these acquisitions amounted to $50,162.

     In March 1997, the Company acquired Pennsylvania Prescriptions, Inc., a Harrisburg, Pennsylvania, institutional and retail pharmacy doing business as Emerald Drugs. The purchase price was $6,200 and includes an earn-out provision based upon future adjusted earnings of the Company after certain conditions

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES are met. Payments upon the satisfaction of the earn-out provision will be recorded as an adjustment to goodwill. Total goodwill at the date of acquisition was $4,123.

     In March 1997, the Company acquired Pharmacare, Inc., a Virginia-based provider of institutional pharmacy services. The purchase price was approximately $8,500. Total goodwill at the date of acquisition was $7,826.

     Effective March 1997, the Company acquired Macromed, a New York-based provider of Medicare Part B services. The total purchase price was approximately $2,800. Total goodwill at the date of acquisition approximated $2,900.

     In April 1997, the Company acquired Willowood Service, Inc., a Massachusetts-based provider of institutional pharmacy services. The total purchase price was $2,880. Total goodwill at the date of acquisition was $2,913.

     In May 1997, the Company acquired Care Health Systems, Inc., a Pennsylvania-based provider of institutional pharmacy services doing business as Care Apothecary. The purchase price was $2,200. Total goodwill at the date of acquisition was $1,862.

     In August 1997, the Company acquired Med-Tec Pharmaceutical Services, Inc., a provider of institutional pharmacy services and Medicare Part B services, to long term care facilities in the greater Philadelphia, Pennsylvania area. The purchase price was $16,300. Total goodwill at the date of acquisition was $14,342.

     These acquisitions have been accounted for using the purchase method of accounting, with the assets and liabilities of the acquired companies recorded at their estimated fair market values at the dates of acquisition. Goodwill, representing the excess of acquisition cost over the fair value of the net assets acquired, is amortized over 20 to 40 years.

5.  ACQUISITION PRO FORMA FINANCIAL STATEMENTS

     The results of operations of acquired businesses are included in the Company's consolidated results from the date of acquisition. Had the acquisitions discussed in Note 4 occurred on January 1, 1996, management estimates that the unaudited pro forma results of operations for the nine months ended September 30, 1996 and 1997 would have been:

                                                                1996       1997
                                                              --------   --------
NET SALES...................................................  $213,195   $242,763
COST OF SALES...............................................   123,371    136,292
                                                              --------   --------
  Gross profit..............................................    89,824    106,471
OPERATING EXPENSES..........................................    81,919     89,336
NON-OPERATING EXPENSES, net.................................    10,324      5,638
                                                              --------   --------
  Income before income tax provision........................    (2,419)    11,997
INCOME TAX PROVISION........................................    (1,169)     5,383
                                                              --------   --------
  Net income................................................  $ (1,250)  $  6,114
                                                              ========   ========
  Income per share..........................................  $  (0.04)  $   0.17
                                                              ========   ========

     These pro forma operating results reflect certain adjustments, including amortization of goodwill acquired, incremental interest expense and adjustments for the provision of income taxes to reflect an effective tax rate of 36%. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated on January 1, 1996, nor are they necessarily indicative of future results.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

6.  MERGER WITH PHARMACY CORPORATION OF AMERICA

     During April 1997, the company announced a proposed merger with Beverly Enterprises, Inc. ("Beverly"), after it spins off all of its business other than its institutional pharmacy unit, Pharmacy Corporation of America ("PCA"). In conjunction with the transaction, the company will issue approximately 50,000 shares to existing Beverly stockholders and assume $275,000 in debt. Additionally, the merger will be accounted for under the purchase method of accounting and will be treated as a reverse merger/acquisition of the Company by Beverly. Under this method of accounting, Beverly will be treated as the acquiring entity and the assets and liabilities of the Company will be adjusted to their fair values in accordance with the purchase method of accounting. Additionally, all costs the Company incurs related to this merger will be expensed as incurred. These costs are estimated to total approximately $10,000. The amounts reported in the accompanying statements of income as merger related costs represent investment banking, accounting and legal fees and other direct costs incurred. Beverly and Capstone have set the date for the shareholder meetings on November 20, 1997. The Company anticipates the merger to be completed during the fourth quarter 1997. In conjunction with the merger the Company will change its name to PharMerica, Inc.

7.  CREDIT FACILITY

     The Company maintains a Revolving Credit Facility with a syndicate of five commercial banks under which borrowings of up to $125,000 are available.

     Under the credit facility, the Company has the option to borrow under base rate and eurodollar rate revolving loans, swing line loans and letters of credit. Interest rates on base rate and swing line loans are at the higher of the prime rate or 0.5% in excess of the federal funds effective rate, plus an applicable margin based on the Company's leverage ratio at the time of borrowing. The swing line loans are also adjusted for a commitment fee percentage tied to the Company's leverage ratio. Interest on base rate and swing line loans is due quarterly in arrears. Interest rates on eurodollar rate loans are calculated at the eurodollar rate, plus an applicable margin based on the Company's leverage ratio at the time of borrowing. Interest is due at the end of the one, two or three-month interest period elected by the Company. If the Company elects a nine-month eurodollar rate loan, interest is payable in arrears at the end of the third and sixth month. Letter of credit fees are based on the eurodollar loan margin, plus the greater of 0.25% of the maximum available to be drawn for letters of credit, as defined in the agreement, or $500, and is to be paid quarterly in arrears.

     Scheduled reductions of the $125,000 maximum balance allowed under the Revolving Credit Facility on December 1 of each year are as follows:

1997........................................................  $     --
1998........................................................    10,000
1999........................................................    35,000
2000........................................................    40,000
2001........................................................    40,000
                                                              --------
                                                              $125,000
                                                              ========

     The Revolving Credit Facility is secured by substantially all assets of the Company and stipulates certain covenants applicable to capital expenditures, cash consideration on acquisitions and sale of assets, as well as minimum financial ratios. As of September 30, 1997, the Company is in compliance with all debt covenants.

8.  STOCKHOLDERS' EQUITY

     The Company's Series A Warrants expired. Series A Warrants representing 643 of a total of 650 shares of common stock were exercised before expiring, at an exercise price of $6.00 per share. During September 1997

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

636 of the total 643 Series B Warrants were exercised at $10.00 per share and the unexercised Series B Warrants expired.

9.  RESTRUCTURING

     During July 1996, in connection with the Symphony acquisition, the Company adopted a plan to restructure its long-term care pharmacy operations in Los Angeles by consolidating two of its existing facilities into a new, more centralized location. The Company has assumed liabilities, included in the acquisition cost allocation, of approximately $1,600 for costs to involuntarily terminate employees of Symphony and to close the pharmacy location. Included in these liabilities are approximately $330 of severance costs related to the termination of 79 employees, including pharmacists, technicians, IV nurses, drivers and others. The remaining costs relate to the termination of lease agreements.

     During August 1996, the Company adopted a plan of restructuring to consolidate its Aston, Pennsylvania and Baltimore, Maryland long-term care pharmacies into one of its existing Mid-Atlantic pharmacies. The Company has recorded restructuring costs of $450 for the year ended December 31, 1996 which includes approximately $125 of employee severance costs with the remainder of the costs for the termination of leases.

     Also, during September 1996, the Company adopted a formal plan of restructuring to close its Baltimore, Maryland corporate offices and correctional pharmacy. The corporate offices were relocated to Irving, Texas and the correctional pharmacy was relocated to another location in the Baltimore area. The Company has recorded restructuring costs of $2,375 for the year ended December 31, 1996, which primarily includes approximately $400 of employee severance costs and approximately $1,800 of lease termination costs with the remainder due to losses on asset impairments and disposals of assets. The restructuring plan includes the termination of 32 accounting and clerical personnel.

10.  MAJOR VENDOR

     The Company utilizes a primary supplier arrangement for its purchases of pharmaceuticals. In light of the financial and operating significance of purchases, the Company routinely monitors the performance of its primary supplier and negotiates settlements and future service levels based thereon. There were no settlements paid and no significant commitments entered into for both periods as a result of changes in vendors. Changes in future service levels negotiated include, among others, method of delivery, frequency of orders and bar coding ability and are non-financial in nature. The Company changed its primary supplier in December 1995 and 1996.

11.  SUBSEQUENT EVENTS

     During October 1997, the Company acquired the assets of Sweetwater Pharmacy, Inc., a provider of institutional pharmacy services in the San Diego, California area. Sweetwater has annualized revenues of approximately $4,500 and services over 1400 beds, 560 of which are serviced through mail order. The purchase price was approximately $1,200.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Capstone Pharmacy Services, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Capstone Pharmacy Services, Inc. (a Delaware corporation and formerly Choice Drug Systems, Inc.) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1996, the ten months ended December 31, 1995 and the year ended February 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capstone Pharmacy Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations, changes in stockholders' equity and their cash flows for the year ended December 31, 1996, the ten months ended December 31, 1995 and the year ended February 28, 1995, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statement, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                 /s/ ARTHUR ANDERSEN LLP
                                            ------------------------------------

Baltimore, Maryland
March 14, 1997 (except with respect
to the matters discussed in Note 18,
as to which the date is April 16,
1997)

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                  1995            1996
                                                              ------------    ------------
Current Assets:
  Cash and cash equivalents.................................  $  2,763,416    $  9,407,354
  Accounts receivable, net of allowance for doubtful
     accounts of $1,294,000 and $5,778,000..................    12,646,087      50,503,619
  Inventories...............................................     5,023,008      13,541,511
  Refundable income taxes...................................       828,628              --
  Prepaid expenses and other current assets.................       688,549       1,523,194
  Deferred tax asset........................................            --       5,408,381
                                                              ------------    ------------
          Total Current Assets..............................    21,949,688      80,384,059
Equipment and leasehold improvements, net...................     2,692,298      10,468,963
Goodwill, net of accumulated amortization of $1,554,000 and
  $4,074,000................................................    14,580,564     178,778,162
Advances to affiliates......................................     2,242,841              --
Other assets................................................       665,204       1,369,982
                                                              ------------    ------------
          Total Assets......................................  $ 42,130,595    $271,001,166
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.....................  $  6,137,272    $ 18,337,485
  Current portion of long-term debt.........................     4,222,608       3,557,199
  Current portion of non-compete agreements.................       200,000         200,000
  Accrued restructuring charges.............................       575,349       2,107,846
                                                              ------------    ------------
          Total Current Liabilities.........................    11,135,229      24,202,530
Deferred income taxes.......................................       542,787              --
Non-compete agreements, net of current portion..............       400,000         200,000
Long-term debt, net of current portion......................     2,692,202      39,165,739
Restructuring charges, net of current portion...............       520,640       2,687,068
                                                              ------------    ------------
          Total Liabilities.................................    15,290,858      66,255,337
                                                              ============    ============

Commitments and Contingencies:

Stockholders' Equity
  Common stock $.01 par value; 30,000,000 shares authorized
     at December 31, 1995 and 50,000,000 shares authorized
     at December 31, 1996; 13,610,810 issued and outstanding
     as of December 31, 1995 and 31,134,221 shares issued
     and 30,795,769 outstanding as of December 31, 1996.....       136,108         307,957
  Additional paid-in capital................................    38,985,006     213,593,829
  Accumulated deficit.......................................   (12,281,377)     (9,155,957)
                                                              ------------    ------------
          Total Stockholders' Equity........................    26,839,737     204,745,829
                                                              ------------    ------------
          Total Liabilities and Stockholders' Equity........  $ 42,130,595    $271,001,166
                                                              ============    ============

The accompanying notes are an integral part of these consolidated balance sheets

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEAR ENDED FEBRUARY 28, 1995, THE TEN MONTHS
         ENDED DECEMBER 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1996

                                                                          TEN MONTHS
                                                          YEAR ENDED        ENDED         YEAR ENDED
                                                         FEBRUARY 28,    DECEMBER 31,    DECEMBER 31,
                                                             1995            1995            1996
                                                         ------------    ------------    ------------
Net sales..............................................  $ 43,607,946    $48,841,443     $144,397,836
Cost of sales..........................................    27,969,532     30,654,118       85,531,996
                                                         ------------    -----------     ------------
          Gross profit.................................    15,638,414     18,187,325       58,865,840
                                                         ------------    -----------     ------------
Operating expenses:
  Selling, general and administrative expenses.........    18,637,213     17,468,930       46,591,975
  Depreciation and amortization........................       988,974      1,102,892        4,633,787
  Costs in connection with litigation..................     4,389,163             --               --
  Costs relating to pharmacy closure...................            --             --          246,446
  Restructuring charges................................     2,069,432        240,000        2,825,000
                                                         ------------    -----------     ------------
          Total operating expenses.....................    26,084,782     18,811,822       54,297,208
                                                         ------------    -----------     ------------
          Operating income (loss)......................   (10,446,368)      (624,497)       4,568,632
                                                         ------------    -----------     ------------
Non-operating expense (income):
  Interest expense, net................................       905,404        677,009        1,899,784
  Acquisition financing fees and expenses..............            --             --        4,573,530
  Other income, net....................................      (104,076)      (431,900)        (149,206)
                                                         ------------    -----------     ------------
          Total non-operating expense (income), net....       801,328        245,109        6,324,108
                                                         ------------    -----------     ------------
  Loss from continuing operations before income taxes,
     discontinued operations and extraordinary items...   (11,247,696)      (869,606)      (1,755,476)
Benefit for income taxes...............................      (466,214)      (225,082)      (5,120,857)
                                                         ------------    -----------     ------------
  Income (loss) from continuing operations before
     discontinued operations and extraordinary items...   (10,781,482)      (644,524)       3,365,381
Discontinued operations:
  Gain (loss) from operations of discontinued business
     segments..........................................      (135,430)        18,667               --
  Gain (loss) on disposal of business segments, net....      (503,067)       564,844               --
                                                         ------------    -----------     ------------
  Net income (loss) before extraordinary items.........   (11,419,979)       (61,013)       3,365,381
Extraordinary items:
Discount on repayment of vendor debt...................                      283,364
Loss on extinguishment of debt, net of tax benefit of
  $123,616.............................................            --             --         (239,961)
                                                         ------------    -----------     ------------
          Net income (loss)............................  $(11,419,979)   $   222,351     $  3,125,420
                                                         ============    ===========     ============
Earnings (loss) per common and common equivalent share:
Primary Continuing operations..........................  $      (1.67)   $     (0.06)    $       0.15
  Discontinued operations..............................         (0.10)          0.05               --
  Extraordinary items..................................            --           0.03            (0.01)
                                                         ------------    -----------     ------------
          Net income (loss)............................  $      (1.77)   $      0.02     $       0.14
                                                         ============    ===========     ============
Fully diluted Continuing operations....................  $      (1.67)   $     (0.05)    $       0.14
  Discontinued operations..............................         (0.10)          0.05               --
  Extraordinary items..................................            --           0.02            (0.01)
                                                         ------------    -----------     ------------
          Net income (loss)............................  $      (1.77)   $      0.02     $       0.13
                                                         ============    ===========     ============
Weighted average common and common equivalent shares
  outstanding:
Primary................................................     6,458,891     11,337,997       22,916,764
                                                         ============    ===========     ============
Fully diluted..........................................     6,458,891     12,398,401       23,214,767
                                                         ============    ===========     ============

              The accompanying notes are an integral part of these
                            consolidated statements.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEAR ENDED FEBRUARY 28, 1995, THE TEN MONTHS ENDED
             DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1996

                                                 COMMON STOCK         ADDITIONAL
                                             ---------------------     PAID-IN      ACCUMULATED
                                               SHARES      AMOUNT      CAPITAL        DEFICIT
                                             ----------   --------   ------------   ------------
Balance, February 28, 1994.................   6,086,810   $ 60,868   $  9,339,340   $ (1,083,749)
Issuance of common stock:
  Stock issued to Counsel Corporation in
     connection with stock purchase
     agreement, net of related issuance
     costs.................................   2,000,000     20,000      7,171,300             --
  Stock issued in connection with exercise
     of stock options......................      34,000        340         89,410             --
  Stock issued in connection with
     settlement of litigation..............          --         --        600,000             --
Net loss...................................          --         --             --    (11,419,979)
                                             ----------   --------   ------------   ------------
Balance, February 28, 1995.................   8,120,810     81,208     17,200,050    (12,503,728)
Issuance of common stock:
  Stock issued in connection with private
     placements, net of related issuance
     costs.................................   5,100,000     51,000     20,769,231             --
  Stock issued in connection with the
     acquisition of PremierPharmacy Inc....      35,000        350        157,150             --
  Stock issued in connection with exercise
     of stock options......................     355,000      3,550        858,575             --
Net income.................................          --         --             --        222,351
                                             ----------   --------   ------------   ------------
Balance, December 31, 1995.................  13,610,810    136,108     38,985,006    (12,281,377)
Issuance of common stock:
  Stock issued in connection with private
     placements, net of related issuance
     costs.................................   3,147,490     31,475     33,350,784             --
  Stock issued in connection with
     settlement of litigation..............      98,563        986           (986)            --
  Stock issued in connection with the
     acquisitions of Symphony Pharmacy
     Services, Inc., Geri-Care Systems,
     Inc. and Scripts & Things, Inc........   2,781,720     27,817     29,469,051             --
  Stock issued in connection with
     conversion of warrants................     685,010      6,850      3,928,401             --
  Stock issued in connection with public
     offering..............................  10,350,000    103,500    107,235,306             --
  Stock issued in connection with exercise
     of stock options, net.................     122,166      1,221        626,267             --
Net income.................................          --         --             --      3,125,420
                                             ----------   --------   ------------   ------------
Balance, December 31, 1996.................  30,795,759   $307,957   $213,593,829   $ (9,155,957)
                                             ==========   ========   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEAR ENDED FEBRUARY 28, 1995, THE TEN MONTHS ENDED
            DECEMBER 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1996

                                                                             TEN MONTHS
                                                             YEAR ENDED        ENDED         YEAR ENDED
                                                            FEBRUARY 28,    DECEMBER 31,    DECEMBER 31,
                                                                1995            1995            1996
                                                            ------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $(11,419,979)   $    222,351    $   3,125,420
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization.........................       988,974       1,145,669        7,316,345
    Gain on sale of pharmacies............................            --              --         (150,267)
    (Gain) loss on disposal of business segments..........       503,067        (564,844)              --
    Settlement of litigation..............................     3,500,000              --               --
    Change in assets and liabilities, net of effects of
      acquisitions and dispositions:
      Accounts receivable.................................     2,161,906      (2,644,719)      (9,938,491)
      Inventories.........................................     1,297,829         357,029         (109,400)
      Refundable income taxes.............................      (108,699)       (238,168)         848,726
      Prepaid expenses and other current assets...........       779,825         (51,870)        (508,342)
      Deferred tax asset..................................            --              --       (5,408,381)
      Other assets........................................      (333,011)       (133,629)        (439,468)
      Accounts payable and accrued expenses...............      (145,061)       (988,497)      (3,734,342)
      Accrued restructuring charges.......................     1,652,033        (691,200)       2,098,925
                                                            ------------    ------------    -------------
         Net cash flows from operating activities.........    (1,123,116)     (3,587,878)      (6,899,275)
                                                            ------------    ------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment and leasehold improvements........      (252,943)     (1,076,976)      (2,643,629)
  Proceeds from sale of equipment and leasehold
    improvements..........................................            --              --          230,960
  Acquisitions, net of cash acquired......................            --      (4,168,872)    (158,702,741)
  Proceeds from sale of business segment..................            --         700,000               --
  Advances to affiliates..................................            --      (2,242,841)              --
  Repayments of notes receivable..........................       261,555         229,571            9,277
                                                            ------------    ------------    -------------
         Net cash flows from investing activities.........         8,612      (6,559,118)    (161,106,133)
                                                            ------------    ------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from commercial bank borrowings............            --      11,600,000       82,173,525
  Net repayments of commercial bank borrowings............            --      (9,650,000)     (46,922,852)
  Net proceeds from acquisition bridge loan...............            --              --      100,000,000
  Net repayments of acquisition bridge loan...............            --              --     (100,000,000)
  Payment of acquisition financing costs..................            --              --       (2,500,000)
  Loan proceeds from affiliate............................            --       1,268,250               --
  Loan repayments to affiliate............................            --      (1,268,250)              --
  Non-compete agreement payments..........................            --        (200,000)        (200,000)
  Repayments of other long-term debt......................    (5,902,723)    (10,884,850)      (2,753,210)
  Principal payments of capital lease obligations.........      (160,183)       (183,992)        (196,224)
  Proceeds from issuance of common stock, net.............     7,281,050      21,682,356      145,048,107
                                                            ------------    ------------    -------------
         Net cash flows from financing activities.........     1,218,144      12,363,514      174,649,346
                                                            ------------    ------------    -------------
Net increase in cash and cash equivalents.................       103,640       2,216,518        6,643,938
CASH AND CASH EQUIVALENTS, beginning of period............       443,258         546,898        2,763,416
                                                            ------------    ------------    -------------
CASH AND CASH EQUIVALENTS, end of period..................  $    546,898    $  2,763,416    $   9,407,354
                                                            ============    ============    =============
Supplemental Disclosure of Cash Flows Information
  Cash paid for:
         Interest.........................................  $    887,691    $    659,184    $   3,678,922
                                                            ============    ============    =============
         Taxes............................................  $    224,477    $    144,149    $     181,500
                                                            ============    ============    =============

 The accompanying notes are an integral part of these consolidated statements.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FEBRUARY 28, 1995, DECEMBER 31, 1995 AND 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     Capstone Pharmacy Services, Inc., (formerly known as Choice Drug Systems, Inc.) together with its subsidiaries (the "Company"), a Delaware Corporation, is principally engaged in the business of providing pharmaceuticals and related services to long-term care facilities, correctional institutions, hospitals and health maintenance organizations.

     On August 28, 1995, the Company changed its state of incorporation from New York to Delaware. Effective October 2, 1995, the Company changed its name from Choice Drug Systems, Inc. to Capstone Pharmacy Services, Inc. Additionally, effective December 31, 1995, the Company changed its year-end from February 28 to December 31.

     As of December 31, 1996, Counsel Corporation, an Ontario corporation ("Counsel"), owned approximately 6,020,000 shares of the Company's common stock together with warrants to purchase approximately 2,337,000 additional shares. Counsel is a management and business development company operating primarily in the United States health care industry.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Capstone Pharmacy Services, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the current period presentation.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist principally of purchased pharmaceuticals.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives or with respect to leasehold improvements, over the term of the lease if shorter.

Furniture, fixtures and equipment...........................  3-10 years
Automobiles and trucks......................................  3-4 years
Leasehold improvements......................................  5-10 years
Equipment under capital leases..............................  3-5 years

     Equipment and leasehold improvements obtained in acquisitions of subsidiaries are depreciated or amortized based on their remaining useful lives at the acquisition date.

  Goodwill

     Costs in excess of fair values of businesses acquired are recorded as goodwill and amortized using the straight-line method over periods of twenty to forty years. Amortization of goodwill amounted to approximately $384,000, $417,000, and $2,474,000 for the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996, respectively.

     The Company periodically reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no such impairment existed as of December 31, 1996 or 1995.

  401(k) Benefit Plan

     Effective May 22, 1995, employees of the Company may participate in a supplemental retirement program established under Section 401(k) of the Internal Revenue Code, as amended. Contributions by the Company may be made to the plan subject to the discretion of the Board of Directors. No Company contribution was made for the ten months ended December 31, 1995, or the year ended December 31, 1996.

  Revenue Recognition

     Revenues are recorded as products are shipped and services rendered. A portion of the Company's sales are covered by various state and Federal reimbursement programs, which are subject to review and/or audit. Reimbursement programs are also subject to change from time to time.

     The Company also recognizes revenue under certain capitated arrangements. However, these revenues are insignificant and any losses related to these contracts are accrued as they are incurred.

  Concentration of Credit Risk

     A significant portion of the Company's revenue and related receivables are reimbursable from two primary payors, Medicaid and Medicare. Collectively, Medicaid and Medicare accounted for 20% and 32%, respectively, of accounts receivable reported on the consolidated balance sheets at December 31, 1995 and 1996, respectively.

  Income Taxes

     The Company files a consolidated Federal income tax return. Income tax expense is based on reported earnings before income taxes. Deferred taxes on income are provided for those items for which the reporting period and methods used for income tax purposes differ from those used for financial statement purposes,

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

  Earnings Per Share

     Net loss per common share for the year ended February 28, 1995, was computed by dividing the net loss by the average weighted number of common shares outstanding. For the ten months ended December 31, 1995, and the year ended December 31, 1996, primary and fully diluted earnings per common share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The amount of common stock equivalents outstanding was computed using the treasury stock method.

2. ACQUISITIONS

  Acquisitions during the year ended December 31, 1996

     In January 1996, the Company purchased Geri-Care Systems, Inc. and Scripts & Things, Inc. ("Geri-Care") which provide institutional pharmacy services to long-term care facilities in the New York metropolitan area. The purchase price was approximately $6,000,000, payable $1,320,000 in cash and promissory notes, with the remainder representing 669,230 shares of the Company's common stock. The agreement also includes an additional 338,462 shares of the Company's common stock held in escrow as a contingent incentive payment for certain new business to be generated through 1998 by the selling shareholders of Geri-Care. Total goodwill at the date of acquisition was $6,259,000.

     In February 1996, the Company purchased IMD Corporation ("IMD") which provides institutional pharmacy services to long-term care facilities in the Chicago metropolitan area. The total purchase price was $15,882,000. Total goodwill at the date of acquisition was $13,146,000.

     In July 1996, the Company acquired DCMed, Inc. and its wholly-owned subsidiary MediDyne Corporation (collectively, "MediDyne"), a provider of Medicare Part B services, which consist of enteral nutrition and urologic supplies, as well as counseling and assistance with regulatory compliance in connection with such services. The total purchase price was $7,500,000. The agreement also provides for an earn-out based on the future adjusted earnings of the business, payable in cash. Total goodwill at the date of acquisition was $7,667,000.

     In July 1996, the Company acquired the institutional pharmacy business of Symphony Pharmacy Services, Inc. ("Symphony"), a subsidiary of Integrated Health Services, Inc. ("IHS"). Symphony provides institutional pharmacy services, including infusion therapy and Medicare Part B services, to long-term care facilities in eight states. The total purchase price was $150,000,000, including $25,000,000 representing the issuance of 2,112,490 shares of the Company's common stock. Total goodwill at the date of acquisition was $131,303,000.

     In October 1996, the Company acquired the institutional pharmacy business of Happy Harry's, Inc., a Delaware based retail drug store operator. The total purchase price was $3,695,000. Total goodwill at the date of acquisition was $2,407,000.

     In December 1996, the Company purchased Institutional Pharmacy, Inc., which provides institutional pharmacy services to long-term care facilities in the state of Tennessee. The total purchase price was $4,839,000. Total goodwill at the date of acquisition was $4,068,000.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

  Acquisitions During the Ten Months Ended December 31, 1995

     In May 1995, the Company acquired PremierPharmacy, Inc. ("Premier"), which provides pharmacy services to long-term care facilities located in the New York metropolitan area and hospitals located in the southeastern United States. The total purchase price was $4,250,000. Total goodwill at the date of acquisition was $10,494,000.

     All business acquisitions described above have been accounted for by the purchase method of accounting with the assets and liabilities of the acquirees recorded at their estimated fair market values at the date of acquisition. The operations of the acquirees, since the dates of acquisition, are included in the accompanying consolidated statements of operations. Goodwill for these business acquisitions is being amortized over twenty to forty years.

                        PRO FORMA FINANCIAL INFORMATION

     Unaudited pro forma combined results of operations of the Company for the ten months ended December 31, 1995, and the year ended December 31, 1996, are presented below. Such pro forma presentation has been prepared assuming that the acquisitions described above have been made as of March 1, 1995 (in thousands, except per share data).

                                                              TEN MONTHS
                                                                ENDED         YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1995            1996
                                                             ------------    ------------
                                                                     (UNAUDITED)
Net revenues...............................................    $188,488        $222,504
Gross profit...............................................      81,875          95,343
Net income before extraordinary item.......................       3,795          10,077
Net income.................................................       3,506          10,077
Primary and fully diluted, net income per share............    $   0.11        $   0.28
                                                               ========        ========

     The unaudited pro forma results include the historical accounts of the Company and the acquired businesses adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisitions, (2) the interest expense resulting from the financing of the acquisitions, (3) the per share effect of stock issued as part of the acquisition and (4) the related income tax effects. The pro forma results are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements at December 31, 1995 and 1996, are comprised of the following:

                                                               1995          1996
                                                            -----------   -----------
Leasehold improvements....................................  $   544,272   $   474,546
Furniture, fixtures and equipment.........................    3,945,149    12,471,101
Data processing equipment.................................    1,512,500     2,376,750
Automobiles and trucks....................................      258,379       290,186
                                                            -----------   -----------
                                                              6,260,300    15,612,583
Accumulated depreciation and amortization.................   (3,568,002)   (5,143,620)
                                                            -----------   -----------
Equipment and leasehold improvements, net.................  $ 2,692,298   $10,468,963
                                                            ===========   ===========

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

     Depreciation and amortization of equipment and leasehold improvements amounted to approximately $605,000, $686,000 and $2,160,000 for the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996, respectively.

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long term debt at December 31, 1995 and 1996, consisted of the following:

                                                                 1995           1996
                                                              -----------    -----------
Borrowings under a $125,000,000 revolving credit facility
  with a group of five commercial banks, interest at varying rates based on the type of borrowing, secured by
  substantially all assets of the Company, due at scheduled
  maturities through December 2001..........................  $        --    $37,200,000

Unsecured note payable to former owners of MediDyne,
  non-interest bearing, payable quarterly based on
  MediDyne's financial performance, due January 1998........           --      1,651,086

Borrowings under a $10,000,000 revolving loan with
  CreditAnstalt, interest at prime plus 0.5% secured by
  substantially all assets of the Company, due on demand....    1,950,000             --

Unsecured note payable to relative of former stockholder,
  payable in quarterly installments with interest at 9%
  through January 2000......................................      297,938        215,319

Amounts due under a Medicare settlement with the United
  States Government, payable in quarterly installments with
  interest at 7.75% through 2001............................    2,537,500      1,933,330

Unsecured notes payable to former stockholders of a Premier
  subsidiary, interest at 6%, currently payable.............    1,000,000      1,000,000

Unsecured notes payable to former stockholders of a Premier
  subsidiary, due in monthly installments of $14,898,
  including interest at 6% through October 31, 1998.........      464,752        309,641

Unsecured note payable to a former stockholder of a Premier
  subsidiary, interest at 7%, due August 11, 1996...........      153,334             --

Unsecured notes payable to former stockholders of a Premier
  subsidiary, interest at 7%, due in annual installments of
  $30,000 through June 30, 1999.............................      120,000         90,000

Capital lease obligations (Note 10).........................      364,844        316,092

Other.......................................................       26,442          7,470
                                                              -----------    -----------

                                                                6,914,810     42,722,938

Less: Current portion.......................................   (4,222,608)    (3,557,199)
                                                              -----------    -----------
Long-term portion...........................................  $ 2,692,202    $39,165,739
                                                              ===========    ===========

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

     Future maturities of long-term debt, exclusive of capital lease obligations at December 31, 1996, follow:

1997........................................................  $ 3,426,957
1998........................................................      757,090
1999........................................................      539,480
2000........................................................      483,319
2001........................................................   37,200,000
                                                              -----------
                                                              $42,406,846
                                                              ===========

     To finance acquisitions, the Company extinguished its outstanding debt under the revolving loan agreement with CreditAnstalt and replaced it with a $125,000,000 revolving credit facility through a group of five commercial banks ("new credit facility") on December 6, 1996. Extinguishment of the existing debt included payoff of the outstanding balance of $31,422,852 and an incurred loss of $239,961, net of tax, resulting from the write-off of unamortized deferred financing costs. The loss is recorded as an extraordinary item in the accompanying consolidated statement of operations. The Company incurred approximately $1,010,000 in debt acquisition costs associated with the new credit facility, which are to be amortized over the life of the debt.

     Under the new credit facility, the Company has the option to borrow under base rate and eurodollar rate revolving loans, swing line loans, and letters of credit. Interest rates on base rate and swing line loans are at the higher of the prime rate or 0.5% in excess of the federal funds effective rate, plus an applicable margin based on the Company's leverage ratio at the time of borrowing. The swing line loans are also adjusted for a commitment fee percentage tied to the Company's leverage ratio. Interest on base rate and swing line loans is due quarterly in arrears. Interest rates on eurodollar rate loans are calculated at the eurodollar rate plus an applicable margin based on the Company's leverage ratio at the time of borrowing. Interest is due at the end of the one, two, or three month interest period elected by the Company. If the Company elects a six month eurodollar rate loan, interest is payable in arrears at the end of the third and sixth month. Letter of credit fees are based on the eurodollar loan margin, plus the greater of 0.25% of the maximum available to be drawn for letters of credit, as defined in the agreement, or $500, and is to be paid quarterly in arrears. As of December 31, 1996, the Company's outstanding borrowings total $37,200,000 under a base rate loan at an effective interest rate, including the amortization of deferred financing costs, of 8.29%.

     Scheduled reductions of the $125,000,000 maximum balance allowed under the new credit facility on December 1 of each year are as follows:

1997                                                          $         --
1998                                                            10,000,000
1999                                                            35,000,000
2000                                                            40,000,000
2001                                                            40,000,000
                                                              ------------
                                                              $125,000,000
                                                              ============

     The new revolving credit facility is secured by substantially all assets of the Company and stipulates certain covenants applicable to capital expenditures, cash consideration on acquisitions, and sale of assets, as well as minimum financial ratios. As of December 31, 1996, the Company is in compliance with all debt covenants.

     The average effective interest rate on amounts outstanding under the CreditAnstalt agreement for the periods outstanding during 1995 and 1996 were approximately 8.75% and 7.5%, respectively. A letter of credit fee at an annual rate of 1.25% was paid on a monthly basis. Amounts available to be borrowed under this

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES agreement were based upon levels of accounts receivable and inventories. The weighted average and highest outstanding balance under this agreement for the period outstanding through December 6, 1996 were $21,581,000 and $31,422,852, respectively.

     In connection with the Symphony acquisition, the Company entered into a senior subordinated credit facility with a group of lenders pursuant to which the lenders funded a $100 million bridge loan. The proceeds of the bridge loan were used to pay a portion of the Symphony acquisition purchase price. The bridge loan bore interest at a floating interest rate of LIBOR plus 6.01% to 6.25%. In connection with the bridge loan, the Company incurred a commitment fee of $2,500,000, net of an early loan repayment discount. The bridge loan was repaid in full by the Company on September 26, 1996, using the proceeds of the September 1996 public offering.

     Included as acquisition financing fees and expenses in the accompanying consolidated statement of operations is the $2,500,000 commitment fee, bridge loan interest of approximately $1,813,000 and bridge loan closing costs of approximately $261,000. In connection with the acquisition of MediDyne (See Note
2), the Company incurred a $2,900,000 note payable to the former owners of MediDyne in consideration for the purchase. The note is non-interest bearing and is to be repaid quarterly based on MediDyne's earnings before taxes, depreciation and amortization in excess of $600,000. As of December 31, 1996, the outstanding balance of $1,651,084 is expected by management to be paid within one year and, therefore, has been included in current portion of long-term debt in the accompanying consolidated balance sheet.

     On November 1, 1995, the Company elected not to make a scheduled installment payment on a note payable to former stockholders of a Premier subsidiary in the aggregate principal amount of $1,000,000, due to a dispute with these former stockholders. This amount is recorded as current portion of long-term debt in the accompanying consolidated balance sheets as of December 31, 1996 and 1995.

     On October 31, 1994, the Company entered into an agreement with the United States Government settling an investigation conducted by the U.S. Attorney for the Eastern District of Pennsylvania into claims for reimbursement made by certain of the Company's subsidiaries to the Medicare Program. The subject of the investigation was the Company's claims documentation and Medicare reimbursement practices for December 1993 and prior. Under the terms of the settlement, without admitting any liability, the Company has agreed to repay, as a return of revenue previously received, over a six-year period, $3,400,000 to settle the Government's claims. Initially, $100,000 was paid upon the execution of the agreement and $400,000 was paid on December 31, 1994. Thereafter, $2,900,000 plus interest at an annual rate of 7.75% is payable in quarterly installments over a six year period ending January 1, 2001. The full amount of the settlement, including related legal fees, is included in costs in connection with litigation in the accompanying consolidated statement of operations for the year ended February 28, 1995.

     Interest expense for the year ended February 28, 1995, the ten months ended December 31, 1995, and the year ended December 31, 1996, was approximately $905,000, $677,000 and $3,713,000, respectively. These amounts include amortization of deferred financing costs of approximately $0, $43,000 and $183,000, respectively.

     Based on the borrowing rates currently available to the Company, the fair value of long term debt, including the current portion but exclusive of capital lease obligations, as of December 31, 1996, is approximately $42,410,000.

5. PUBLIC STOCK OFFERING

     In September 1996, the Company completed an offering of 10,350,000 shares of common stock to the public at a price of $11.00 per share. Net proceeds of approximately $107,235,000 were received, net of direct costs of approximately $6,615,000. Direct costs included the underwriters discount, accounting and legal fees, printing and marketing expenses and other miscellaneous costs.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

6. PRIVATE PLACEMENTS

     In December 1994, the Company entered into a Stock Purchase Agreement with Counsel. Pursuant to the Stock Purchase Agreement, Counsel acquired 2,000,000 shares of the Company's common stock for net proceeds of approximately $7,191,000. Counsel was also granted two three-year warrants, the first of which grants Counsel the right to purchase up to 1,000,000 shares of the Company's common stock at an exercise price of $4.50 per share, and the second of which grants Counsel the right to acquire up to 800,000 shares of the Company's common stock at an exercise price of $5.50 per share.

     In May 1995, the Company completed a private placement of 1,600,000 units (the "Units"). Each Unit consisted of one share of common stock, a three year warrant to acquire 0.5 shares of common stock at the exercise price of $4.50 per share, and a three year warrant to acquire 0.4 shares of common stock at the exercise price of $5.50 per share. The offering of Units raised proceeds of approximately $5,759,000, net of related costs, at a price of $3.65 per Unit. The proceeds of the private placement were used to fund the acquisition of Premier and to retire the debt to a major vendor in the amount of approximately $1,776,000, resulting in a gain on the discount of debt of approximately $283,000. The gain on the discount of debt is reflected in the accompanying consolidated statement of operations for the ten months ended December 31, 1995, as an extraordinary item.

     In August 1995, the Company completed a second private placement of its common stock. This offering consisted of 3,500,000 shares at a price of $4.38 per share. The net proceeds of this private placement were approximately $15,061,000, net of related costs including placement commissions. There were no warrants issued in connection with this second private placement. The proceeds of this private placement were used to retire outstanding debt of $9,650,000 due to CreditAnstalt and for general working capital purposes.

     In April 1996, the Company completed a third private placement of its common stock. This offering consisted of 1,035,000 shares at a price of $8.50 per share. The net proceeds of this private placement were $8,400,000, net of related costs. The proceeds from this private placement were used to fund acquisitions and provide general working capital for the Company.

     In July 1996, the Company completed a private placement of its common stock with Counsel. Counsel acquired 2,112,490 shares of common stock for proceeds of $25,000,000. The proceeds from this private placement were used to fund the acquisition of Symphony.

7. RESTRUCTURING CHARGES

     In February 1995, the Company adopted a formal plan of restructuring in order to realign and consolidate businesses, concentrate resources, and better position itself to achieve its strategic growth objectives. The exit plan included the termination and sale of the medical/surgical supply operations of a wholly owned subsidiary, B.T. Smith, Inc., and the closing of the Company's long-term care pharmacy operation in Missouri, Choice Drug Systems of Missouri, Inc., on June 30, 1995.

     Prior to the closing and ultimate sale of its medical/surgical supply operations, the Company consolidated the medical/surgical operation of B.T. Smith, Inc. with the medical/surgical supply division of J & J Drug & Medical Services, Inc. in its Baltimore, Maryland pharmacy location. Accounting and administration functions previously based at the Inwood, New York and Teaneck, New Jersey pharmacy locations were also consolidated and moved to the Baltimore office location. The effect of this consolidation was to refocus the Inwood and Teaneck pharmacies on the core long-term care business; to consolidate the Company's medical/ surgical supply business in one location in anticipation of its sale; and to consolidate accounting functions at the Baltimore headquarters location. The Company initiated these actions to streamline and reduce the cost of operating its medical/surgical supply business and its accounting function and to exit the unprofitable Missouri long-term care market.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

     The Company recorded restructuring charges of $2,069,432 included in the operating expenses for the year ended February 28, 1995, which includes the write-down of accounts receivable, inventories and fixed assets to net realizable value and the accrual for the termination of leases, employee severance costs, and the estimated administrative costs of terminating operations. The restructuring charges include approximately $940,000 severance costs which were accrued and expensed related to the termination of 15 pharmacy employees and amounts due to former executives of the Company under severance agreements that expire in May 1997. Also included in the restructuring costs is $560,000 related to the termination of long-term leases with the remainder of the charges due to disposal of assets. During the ten months ended December 31, 1995, the Company recorded, as a change in estimate, an additional $100,000 accounts receivable for the medical/ surgical supply operations. The restructuring plan was completed by December 31, 1995.

     In connection with the February 1995 restructuring, the Company made severance payments of approximately $335,000 and $459,000 and paid other exit costs of approximately $227,000 and $154,000 during the ten months ended December 31, 1995 and the year ended December 31, 1996, respectively.

     The net sales and loss from continuing operations of the medical/surgical supply operations and the Missouri location are as follows:

                                                                              TEN MONTHS
                                                               YEAR ENDED       ENDED
                                                              FEBRUARY 28,   DECEMBER 31,
                                                                  1995           1995
                                                              ------------   ------------
Net Sales...................................................  $ 3,983,533     $ 854,018
                                                              ===========     =========
Loss from continuing operations.............................  $(2,406,438)    $(157,218)
                                                              ===========     =========

     In December 1995, the Company adopted a formal plan of restructuring in order to consolidate certain of its satellite locations. As a result of the exit plan, one pharmacy will be closed by June 1996. The Company recorded restructuring costs of $140,000 as an operating expense for the ten months ended December 31, 1995, which includes the write-down of fixed assets to net realizable value, the accrual for employee severance costs and the termination of leases. Approximately $60,000 of severance costs were accrued and expensed in relation to the termination of 20 pharmacy employees. At December 31, 1996, all severance costs have been paid. The Company completed this restructuring plan during 1996.

     During July 1996, in connection with the Symphony acquisition, the Company adopted a plan to restructure its long-term care pharmacy operations in Los Angeles by consolidating two of its existing facilities into a new, more centralized location. The Company has assumed liabilities, included in the acquisition cost allocation, of approximately $1,600,000 for costs to involuntarily terminate employees of Symphony and to close the pharmacy location. Included in these liabilities are approximately 330,000 of severance costs related to the termination of 79 employees, including pharmacists, technicians, IV nurses, drivers and others. The remaining costs relate to the termination of lease agreements. As of December 31, 1996, no severance payments have been made. Management anticipates the completion of this plan by December 1997.

     During August 1996, the Company adopted a plan of restructuring to consolidate its Aston, Pennsylvania and Baltimore, Maryland long-term care pharmacies into one of its existing Mid-Atlantic pharmacies. The Company has recorded restructuring costs of $450,000 for the year ended December 31, 1996 which includes approximately $125,000 of employee severance costs with the remainder of the costs for the termination of leases. No severance costs have been paid to the 48 pharmacy-related employees as of December 31, 1996. The Company plans to complete this restructuring by December 1997.

     Also, during September 1996, the Company adopted a formal plan of restructuring to close its Baltimore, Maryland corporate offices and correctional pharmacies. The corporate offices will be relocated to Irving, Texas and the correctional pharmacy will be relocated to another location in the Baltimore area. The Company has recorded restructuring costs of $2,375,000 for the year ended December 31, 1996, which primarily includes approximately $400,000 of employee severance costs and approximately $1,800,000 of lease

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES termination costs with the remainder due to losses on asset impairments and disposals of assets. The restructuring plan includes the termination of 32 accounting and clerical personnel. The Company made severance payments related to the corporate office restructuring of approximately $107,000 during the year ended December 31, 1996 and anticipates the completion of the plan by September 1997.

8. DISCONTINUED OPERATIONS

     In February 1995, in connection with adoption of its formal restructuring plan, the Company decided to discontinue the operations of its mail order and computerized health care software businesses. The mail order business was closed effective August 1, 1995 and the assets of the computerized health care software business were sold to an unrelated party on June 30, 1995 for $700,000, which resulted in a gain in the amount of $564,844, net of related income taxes of $38,000.

     The net gains or losses of these operations for the year ended February 28, 1995 and the ten months ended December 31, 1995 are included in the consolidated statements of operations under gain (loss) from operations of discontinued business segments. The loss on disposal of $503,067 reflected in the consolidated statement of operations for the year ended February 28, 1995, includes the write-down of the assets of the mail order and computer software businesses to estimated net realizable value and the estimated costs of disposing of these operations, including a pro-rata share of the Company's expense for office space in Baltimore.

     The Company had net sales from discontinued operations of approximately $2,731,000 and $909,000 for the year ended February 28, 1995 and the ten months ended December 31, 1995, respectively.

9. INCOME TAXES

     The benefit for income taxes consisted of the following:

                                                                 TEN MONTHS
                                                 YEAR ENDED        ENDED         YEAR ENDED
                                                FEBRUARY 28,    DECEMBER 31,    DECEMBER 31,
                                                    1995            1995            1996
                                                ------------    ------------    ------------
                                                               (IN THOUSANDS)
Federal:
  Current.....................................     $(466)          $(219)         $    --
  Deferred....................................        --             (46)          (5,510)
                                                   -----           -----          -------
                                                    (466)           (265)          (5,510)
State and local...............................        --              40              389
                                                   -----           -----          -------
                                                   $(466)          $(225)         $(5,121)
                                                   =====           =====          =======

     For the year ended December 31, 1996, the Federal benefit for income taxes is primarily due to the reversal of the valuation allowance recorded on the Company's deferred tax assets. Based on the current operating profitability of the Company and budgeted taxable income for 1997, management believes that it is now more likely than not that the Company's deferred tax assets will be realized. As a result of this change in estimate, the valuation allowance of $5,186,000 on deferred tax assets was reversed during the year ended December 31, 1996.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

     The actual income tax benefit for the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996 is different from the amounts computed by applying the statutory Federal income tax rates to losses from continuing operations before income taxes. The reconciliation of these differences follow:

                                                                 TEN MONTHS
                                                 YEAR ENDED        ENDED         YEAR ENDED
                                                FEBRUARY 28,    DECEMBER 31,    DECEMBER 31,
                                                    1995            1995            1996
                                                ------------    ------------    ------------
                                                               (IN THOUSANDS)
Tax benefit at statutory rate.................    $(3,824)         $(296)         $  (597)
Additional funds received.....................         --           (219)              --
Increase resulting from:
  State income taxes, net of federal income
     tax effect...............................         --             26              257
  Current loss not available for carryback....      3,206            172               --
  Tax effect of permanent differences.........        152             68              276
  Reduction of valuation allowance............         --             --           (5,186)
  Other items, net............................         --             24              129
                                                  -------          -----          -------
  Benefit for income taxes....................    $  (466)         $(225)         $(5,121)
                                                  =======          =====          =======

     At December 31, 1996, the Company had a net operating loss carryforward of approximately $16,663,000 for Federal income tax purposes, expiring in increments through 2011. The utilization of approximately $11,106,000 of such losses is restricted to offset only future taxable income generated by Choice Maryland and Premier.

     The tax effect of cumulative temporary differences at December 31, 1995 and 1996 follow:

                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Current Deferred Tax Assets:
Tax carryforwards...........................................  $ 4,172   $ 5,665
Accounts receivable allowances..............................      413        85
Accrued litigation costs....................................    1,255       657
Accrued restructuring charges...............................      536     1,104
Accrued liabilities.........................................      280       440
Other.......................................................      254     1,178
                                                              -------   -------
                                                                6,910     9,129
Less: Valuation allowance...................................   (6,910)   (1,724)
                                                              -------   -------
          Net deferred tax asset............................  $    --   $ 7,405
                                                              =======   =======
Deferred Tax Liabilities:
Puerto Rico withholding tax.................................  $   425   $   425
Goodwill amortization.......................................       --     1,330
Depreciation and other......................................      118       242
                                                              -------   -------
          Net deferred tax liability........................  $   543   $ 1,997
                                                              =======   =======

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

10. COMMITMENTS

  Leases

     The Company leases office and warehouse space, automobiles and equipment. Rental expense under these leases aggregated approximately $719,000, $781,000, and $1,664,000 for the year ended February 28, 1995, the ten months ended December 31, 1995, and the year ended December 31, 1996, respectively.

     Future minimum lease payments, follow:

 YEAR ENDING                                                   CAPITAL    OPERATING
 DECEMBER 31,                                                  LEASES       LEASES
 ------------                                                 ---------   ----------
     1997...................................................  $ 157,074   $1,741,995
     1998...................................................    113,863    1,612,177
     1999...................................................     74,538    1,411,448
     2000...................................................     26,788    1,013,377
     2001...................................................      6,571      933,803
     2002 and Thereafter....................................         --    1,938,370
                                                              ---------   ----------
Total minimum lease payments................................    378,834   $8,651,170
                                                                          ==========
Less: amount representing interest..........................    (62,742)
                                                              ---------
  Present value of net minimum lease payments...............    316,092
Less: current portion.......................................   (130,242)
                                                              ---------
Long-term portion...........................................  $ 185,850
                                                              =========

11. CONTINGENCIES

     A lawsuit has been filed against the Company by the former shareholders of a subsidiary of Premier. The plaintiffs sold their business to Premier in 1993 and claim that the company owes them approximately $1,000,000 under promissory notes delivered to them as part of the consideration for their stock. (See Note
4). The plaintiffs also claim that the Company owes them an additional $1,100,000 under an earn-out agreement. Finally, the plaintiffs claim the Company is liable for tortiously interfering with their rights under the purchase agreement and under the promissory notes. The plaintiffs seek total judgments of $7,100,000, plus interest and costs against the Company. The Company has answered the complaint and is vigorously contesting the plaintiff's claims. In addition, the Company has filed a counterclaim against the plaintiffs for breaches of certain representations and warranties in the agreement. Management of the Company does not believe that this litigation is likely to have a material adverse effect on its financial position and results of operations.

     The Company is subject to various claims and litigation in the ordinary course of its business. In the opinion of management and outside counsel, settlement of these claims and litigation will not have a material adverse effect on the financial position or future operating results of the Company.

12. STOCKHOLDER'S EQUITY

  Common Stock Authorized

     On August 28, 1995, the Company's stockholders approved an increase in the authorized common stock of the Company from 15,000,000 shares to 30,000,000 shares. On September 28, 1996 the Company's stockholders approved an increase in the authorized common stock of the Company from 30,000,000 shares to 50,000,000 shares.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

  Stock Option Plans

     The Company has eight stock option plans and an employee stock purchase plan covering up to 3,029,168 shares of the Company's common stock, pursuant to which officers, directors and employees of the Company are eligible to receive either incentive or non-qualified options. Stock options generally expire five or ten years from the date of grant. The exercise price of an incentive stock option is equal to the fair market value of the Company's common shares on the date such option was granted. The exercise price of non-qualified stock options may be less than the fair market value on the date of grant.

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                          TEN MONTHS ENDED   Year Ended
                                                            DECEMBER 31,     December 31,
                                                                1995             1996
                                                          ----------------   ------------
Net income:
  As reported...........................................    $   222,351      $ 3,125,420
  Pro forma.............................................     (3,155,567)      (7,763,229)
Primary earnings per share:
  As reported...........................................           0.02             0.14
  Pro forma.............................................          (0.28)           (0.34)
Fully-diluted earnings per share:
  As reported...........................................           0.02             0.13
  Pro forma.............................................          (0.25)           (0.33)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following key assumptions were used in the Black-Scholes option pricing model:

                                                        TEN MONTHS
                                                           ENDED                   Year Ended
                                                     DECEMBER 31, 1995          December 31, 1996
                                                     -----------------          -----------------
Risk-Free Interest Rate............................        5.00%                       5.00%
Expected Life......................................     5-10 Years                  5-10 Years
Volatility.........................................       73.90%                      62.90%

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

     A summary of option transactions during the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996 follow:

                                    YEAR ENDED                TEN MONTHS ENDED                YEAR ENDED
                                FEBRUARY 28, 1995            DECEMBER 31, 1995            DECEMBER 31, 1996
                            --------------------------   --------------------------   --------------------------
                                           WEIGHTED                     WEIGHTED                     WEIGHTED
                                           AVERAGE                      AVERAGE                      AVERAGE
                             SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                            ---------   --------------   ---------   --------------   ---------   --------------
Under option:
  Beginning of the
     Year/Period..........    918,500       $4.33        1,094,500       $3.73        1,564,000       $4.40
     Granted..............    564,000        3.23          949,500        4.41        1,589,000        9.99
     Exercised............    (34,000)       2.64         (355,000)       2.43         (122,166)       3.02
     Canceled.............   (354,000)       4.15         (125,000)       3.81           (1,666)       4.31
  End of the
     Year/Period..........  1,094,500       $3.73        1,564,000       $4.40        3,029,168       $7.39
Options
  exercisable -- Year/
  Period End..............  1,094,500       $3.73        1,389,000       $4.40        1,828,149        6.02
Shares available for
  grant -- Year/Period
  End.....................    568,250          --          693,750          --          856,250          --
Weighted average fair
  value of options
  granted.................                                               $3.56                        $6.85

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                                 OPTIONS OUTSTANDING
                                       ---------------------------------------      OPTIONS EXERCISABLE
                                                         WEIGHTED                -------------------------
                                           NUMBER         AVERAGE     WEIGHTED       NUMBER       WEIGHTED
RANGE OF                               OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
EXERCISE                                DECEMBER 31,    CONTRACTUAL   EXERCISE    DECEMBER 31,    EXERCISE
PRICES                                      1996           LIFE        PRICE          1996         PRICE
--------                               --------------   -----------   --------   --------------   --------
$2.85-$5.00..........................    1,052,334       7.8 Years     $ 4.10        968,998       $ 4.08
$5.00-$7.50..........................      377,000       5.1 Years     $ 5.65        350,332       $ 5.63
$7.50-$10.00.........................      400,834       9.2 Years     $ 8.45        134,158       $ 8.41
$10.00-$11.25........................    1,199,000       9.9 Years     $10.48        374,661       $10.55
$2.85-$11.25.........................    3,029,168       8.5 Years     $ 7.39      1,828,149       $ 6.02

  Warrants

     During 1994, in exchange for consulting services, the Company issued warrants exercisable for 40,000 shares of common stock with an exercise price of $3.50.

     In August 1995, the Company's Board of Directors extended the expiration date of certain outstanding redeemable warrants issued as part of the Company's initial public offering (The "IPO Warrants") to March 31, 1996, and subsequently extended the expiration date to August 23, 1996. During August 1996, the Company registered the shares underlying its outstanding Series A and B warrants. Series A warrants representing 643,344 of a total of 650,000 shares of common stock were exercised before expiring, at an exercise price of $6.00 per share. The expiration date of the 643,344 Series B Warrants (which are exercisable at $10.00 per share) issued upon exercise of the IPO Warrants is August 16, 1997.

     In connection with the private placements discussed in Note 5, the Company issued warrants to purchase 3,240,000 shares of stock at prices ranging from $4.50 to $5.50 per share. These warrants expire through May 1998.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

     In December 1995, as part of their debt agreement, the Company issued warrants to CreditAnstalt which grants CreditAnstalt the right to purchase 15,000 shares of common stock at a price of $7.31 per share. These warrants expire in December 2000.

     In January 1996, as part of the acquisition of IMD Corporation, the Company issued warrants to purchase 75,000 shares of common stock at a price of $7.50 per share. These warrants expire in January 1999.

     Total warrants for 4,132,684 shares were outstanding at December 31, 1996, including the IPO warrants, warrants issued in connection with private placements and 100,000 warrants issued in connection with prior acquisitions, at exercise prices ranging from $4.50 to $12.00 per share. 46,615 (excluding the Series A warrants) warrants were exercised during the year, at exercise prices ranging from $3.50 to $5.50 per share.

13. MAJOR VENDOR

     The Company utilizes a primary supplier arrangement for its pharmaceutical purchases. During both 1995 and 1996, the Company changed its primary supplier. Purchases of inventory under primary supplier relationships during the year ended February 28, 1995, the ten months ended December 31, 1995, and the year ended December 31, 1996, were approximately 55%, 87% and 82% of total inventory purchases, respectively.

14. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following as of December 31, 1995 and 1996:

                                                                 1995         1996
                                                              ----------   -----------
Trade accounts payable......................................  $4,671,435   $11,390,194
Accrued salaries, payroll taxes and benefits................     669,860     4,172,362
Miscellaneous accrued expenses..............................     795,977     2,385,929
                                                              ----------   -----------
                                                              $6,137,272   $17,948,485
                                                              ==========   ===========

15. RELATED PARTIES

     As a result of the Company's acquisition of Symphony (See Note 2), Symphony's former parent company, IHS, is a significant Company stockholder. The Company provides institutional pharmacy services to several long-term care facilities owned and managed by IHS. Since the Company's acquisition of Symphony during 1996, net revenues of approximately $8,139,000 have been generated from sales to IHS owned and managed long-term care facilities. Amounts due from IHS owned and managed long-term care facilities of approximately $6,983,000 at December 31, 1996 are included in accounts receivable, net in the accompanying consolidated balance sheet.

     To facilitate the timely purchase of MediDyne, an interim purchase of MediDyne was made by Counsel Corporation, a significant stockholder of the Company. The terms of the agreement are described in Note 2.

     The Company entered into arrangements with a company which owns long-term care facilities in the state of Minnesota to provide pharmacy services and certain administrative functions in exchange for a monthly management fee. These management fees, totaling approximately $58,000, have been included in other income in the accompanying consolidated statement of operations for the year ended December 31, 1996. In addition, the Company has provided working capital funding. At December 31, 1996, amounts due of approximately $661,000 are included in the accompanying consolidated balance sheet.

16. NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for financial statements with fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 as of January 1, 1996 had no impact on the Company's financial position or results of operations.

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB No. 15, "Earnings Per Share." It replaces the presentation of primary EPS with a presentation of basic EPS and requires a reconciliation of the numerator and denominator of the basic EPS calculation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

     SFAS No. 128 is effective for fiscal years ending after December 15, 1997, and early adoption is not permitted. When adopted, it will require restatement of prior years' EPS. When adopted for the year ended December 31, 1997, the Company will report basic EPS instead of primary EPS. The pro forma basic and diluted EPS would be as follows:

                                                               TEN MONTHS
                                                                 ENDED         YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1995            1996
                                                              ------------    ------------
Pro forma earnings (loss) per common and common equivalent
  share:
Basic Continuing operations.................................     $(0.06)         $ 0.17
  Discontinued operations...................................       0.05              --
  Extraordinary items.......................................       0.03           (0.01)
                                                                 ------          ------
          Net income........................................     $ 0.02          $ 0.16
                                                                 ======          ======
Diluted Continuing operations...............................     $(0.06)         $ 0.15
  Discontinued operations...................................       0.05              --
  Extraordinary items.......................................       0.03           (0.01)
                                                                 ------          ------
          Net income........................................     $ 0.02          $ 0.14
                                                                 ======          ======

17. SUBSEQUENT EVENTS

     In January 1997, the Company entered into purchase agreements with Clinical Care-SNF Pharmacy, Inc., Portaro Pharmacies, Inc. and Alger Health Services, Inc. These three acquisitions expand the Company's presence in the State of California and represent institutional pharmacy revenues of approximately $15,000,000, $15,000,000 and $8,500,000, respectively.

     The purchase price for Clinical Care-SNF Pharmacy, Inc. was $20,000,000, payable $5,000,000 in cash and the remainder representing 1,354,402 shares of the Company's common stock. The purchase price for Portaro Pharmacies, Inc. was $20,000,000, payable $5,000,000 in cash and the remainder representing 1,354,402 shares of the Company's common stock. The purchase price for Alger Health Services, Inc. was $4,200,000.

     In March 1997, the Company acquired Pennsylvania Prescriptions, Inc., a Harrisburg, Pennsylvania institutional and retail pharmacy doing business as Emerald Drugs. The purchase price was $6,200,000 and includes an earn-out provision.

     In March 1997, the Company acquired Pharmacare, Inc., a Virginia-based provider of institutional pharmacy services. The purchase price was approximately $8,500,000.

               CAPSTONE PHARMACY SERVICES, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENT -- PROPOSED MERGER

     In April 1997, the Company announced a proposed merger with Beverly Enterprises, Inc.,'s ("Beverly") pharmacy unit. After receipt of shareholder and other required approvals, the Company will issue approximately 50,000,000 shares to existing Beverly stockholders and assume approximately $275,000,000 in debt. The Company anticipates that the transaction will be finalized during the fourth quarter of 1997.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS OFFERING MEMORANDUM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INITIAL PURCHASERS. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


Prospectus Summary....................    1
Risk Factors..........................    9
Capitalization........................   16
Unaudited Pro Forma Financial
  Statements..........................   17
Selected Historical Financial Data....   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
The Exchange Offer....................   25
Business..............................   30
Management............................   42
Certain Transactions..................   44
Stock Ownership of Directors,
  Executive Officers and Principal
  Holders.............................   47
Description of the New Notes..........   49
Description of Bank Credit Facility...   77
Certain Tax Considerations............   78
Plan of Distribution..................   80
Legal Matters.........................   80
Independent Public Accountants........   81
Available Information.................   81
Incorporation of Certain Documents by
  Reference...........................   81
Index to Financial Statements.........  F-1


======================================================
======================================================

                             PHARMERICA, INC. LOGO

                                PHARMERICA, INC.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                  ($325,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                        ($325,000,000 PRINCIPAL AMOUNT)

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                 JUNE   , 1998


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") applies to PharMerica, and the relevant portion of the DGCL provides as follows:

     145. Indemnification of Officers, Directors, Employees and Agents; Insurance. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The PharMerica Certificate of Incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to PharMerica or its stockholders to the fullest extent permitted by the DGCL, as amended. Specifically, no director of PharMerica will be personally liable to PharMerica or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in Section 102 of the DGCL for liability: (i) for any breach of the director's duty of loyalty to PharMerica or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law; (iii) under
Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the PharMerica Certificate of

Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefitted PharMerica and its stockholders.

     Under the PharMerica Certificate of Incorporation and in accordance with
Section 145 of the DGCL, PharMerica will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of PharMerica) by reason of the fact that such person was or is a director or officer of PharMerica, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of PharMerica, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to PharMerica, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. PharMerica will indemnify, pursuant to the standard enumerated in Section 145 of the DGCL, any past or present officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed derivative action by or in the right of PharMerica.

     The PharMerica Certificate of Incorporation of PharMerica provides that PharMerica may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such indemnified person agrees to reimburse PharMerica if it is ultimately determined that such person is not entitled to indemnification. The PharMerica Certificate of Incorporation also allows PharMerica, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a present or former director or officer of PharMerica has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, PharMerica may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of PharMerica or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not PharMerica would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. PharMerica maintains insurance for the benefit of PharMerica's officers and directors insuring such persons against certain liabilities, including civil liabilities under the securities laws. Additionally, PharMerica has entered into indemnification agreements with each of the Directors of PharMerica, which, among other things, provides that PharMerica will indemnify such Directors to the fullest extent permitted by the PharMerica Certificate of Incorporation and the DGCL and will advance expenses of defending claims against such Directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Reference is made to the exhibit index immediately following the signature page to the Registration Statement.

     (b) The Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are included with the financial statements included herein.

     (c) No opinions are included in the Prospectus.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became Effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, State of Florida, on the 17th day of June, 1998.


                                          PHARMERICA, INC.

                                          By: /s/ C. ARNOLD RENSCHLER, M.D.
                                            ------------------------------------
                                                 C. Arnold Renschler, M.D.
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated.



                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                          *                              President, Chief Executive          June 17, 1998
-----------------------------------------------------      Officer and Director (Chief
              C. Arnold Renschler, M.D.                    Executive Officer)

                          *                              Executive Vice President, Chief     June 17, 1998
-----------------------------------------------------      Financial Officer and
                  James D. Shelton                         Secretary (Chief Accounting
                                                           Officer)

                          *                              Chairman                            June 17, 1998
-----------------------------------------------------
                   Allan C. Silber

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                   David R. Banks

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                  Cecil S. Harrell

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                 Boyd W. Hendrickson

                          *                              Vice Chairman                       June 17, 1998
-----------------------------------------------------
                  Morris A. Perlis

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                 Frederick C. Powell

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                  Albert Reichmann

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                   Edward Sonshine

                          *                              Director                            June 17, 1998
-----------------------------------------------------
                  Dr. Gail Wilensky

               * /s/ JAMES D. SHELTON                                                        June 17, 1998
-----------------------------------------------------
                  James D. Shelton,
                  attorney-in-fact

                               INDEX OF EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1*     -- Purchase Agreement Dated March 25, 1998 by and among
             PharMerica, Inc., the Guarantors, Donaldson, Lufkin, &
             Jenrette Securities Corporation, Salomon Brothers Inc,
             BancAmerica Robertson Stephens, Chase Securities Inc. and
             CIBC Oppenheimer Corp.
   2.1    -- Agreement and Plan of Merger dated December 3, 1997 by
             and among Capstone Pharmacy Services, Inc. and Beverly
             Enterprises, Inc. (Schedules available upon request)
             (incorporated by reference to Exhibit 2.1 to the
             Company's Registration Statement on Form S-4 (Reg. No.
             333-28517)).
   3.1    -- Certificate of Incorporation of Choice Drug Systems, Inc.
             (incorporated by reference to Exhibit 3.1 to Form 10-Q
             for period ending August 30, 1995).
   3.2    -- Certificate of Ownership and Merger Merging Choice
             Mergeco, Inc. into Choice Drug Systems, Inc.
             (incorporated by reference to Exhibit 3.2 to Form 10-Q
             for period ending August 30, 1995).
   3.3    -- Certificate of Amendment (incorporated by reference to
             Exhibit A to the Company's Proxy Statement for Special
             Meeting of Stockholders on August 15, 1996).
   3.4    -- Certificate of Amendment to Certificate of Incorporation
             of Capstone Pharmacy Services, Inc. (incorporated by
             reference to Exhibit 3.1 to Form 8-K filed December 12,
             1997).
   3.5    -- Bylaws of Choice Drug Systems, Inc. (incorporated by
             reference to Exhibit 3.3 to Form 10-Q for period ending
             August 30, 1995).
   4.1    -- Form of Warrant ($4.50) for Purchase of Common Stock
             (incorporated by reference to Exhibit 4.5 to Capstone's
             Annual Report on Form 10-K for fiscal year ended February
             29, 1995).
   4.2    -- Form of Warrant ($5.50) for Purchase of Common Stock
             (incorporated by reference to Exhibit 4.6 to Capstone's
             Annual Report on Form 10-K for fiscal year ended February
             29, 1995).
   4.3    -- Warrant to Purchase Shares of Common Stock dated January
             1, 1996, for the purchase of 75,000 shares. (incorporated
             by reference to Exhibit 4.9 to Capstone's Annual Report
             on Form 10-K for the fiscal year ended December 31,
             1996).
   4.4    -- Warrant to purchase shares of Common Stock dated December
             20, 1995 for the purchase of 15,000 shares. (incorporated
             by reference to Exhibit 4.10 to Capstone's Annual Report
             on Form 10-K for the fiscal year ended December 31, 1996)
   4.5    -- Form of ACA Investors Warrant ($12.00) for purchase of
             Common Stock (incorporated by reference to Exhibit 4.11
             to Capstone's Annual Report on Form 10-K for the fiscal
             year ended December 31, 1996).
   4.6    -- Form of Certificate of Amendment to Certificate of
             Incorporation of Capstone (incorporated by reference to
             Annex G to the Joint Proxy Statement/Prospectus).
   4.7*   -- Indenture dated March 31, 1998, related to 8 3/8% Senior
             Subordinated Notes.
   4.8*   -- Registration Rights Agreement dated March 31, 1998 by and among Registrant, Guarantors and Initial Purchasers.
   5*     -- Opinion of Harwell Howard Hyne Gabbert & Manner P.C.
  10.1    -- 1995 Nonqualified Stock Option Plan for Directors of the
             Company (incorporated by reference to Exhibit A to
             Schedule 14A filed August 2, 1995).
  10.2    -- 1995 Incentive and Nonqualified Stock Option Plan for Key
             Personnel and Directors of the Company (incorporated by
             reference to Exhibit B to Schedule 14A filed August 2,
             1995).
  10.3    -- Amendment to 1995 Incentive and Nonqualified Stock Option
             Plan for Key Personnel and Directors of the Company
             (incorporated by reference to Annex H to the Company's
             Registration Statement on Form S-4 (Reg. No. 333-28517)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.4    -- 1996 Employee Stock Purchase Plan of the Company
             (incorporated by reference to Exhibit D to Schedule 14A
             filed August 2, 1995).
  10.5    -- Amended and Restated 1996 Employee Stock Purchase Plan
             (incorporated by reference to Annex K to the Company's
             Registration Statement on Form S-4 (Reg. No. 333-28517)).
  10.6    -- Non-Qualified Deferred Compensation Plan for Executives
             (incorporated by reference to Exhibit 4 to the Company's
             S-8 filed on November 21, 1997).
  10.7    -- Adirondack Consulting Agreement dated June 25, 1996
             (incorporated by reference to Exhibit 10.23 to Form 10-K
             for year ending December 31, 1996).
  10.8    -- Agreement and Plan of Distribution by and among Beverly
             Enterprises, Inc., New Beverly Holdings, Inc. and the
             Company, dated April 15, 1997 (incorporated by reference
             to Annex C to the Company's Registration Statement on
             Form S-4 (Reg. No. 333-28517)).
  10.9    -- Senior Subordinated Credit Agreement dated December 3,
             1997 by and between the Company and Chase Manhattan Bank
             (incorporated by reference to Exhibit 10.9 to the
             Company's 10-K filed on March 31, 1998).
  10.10   -- Preferred Provider Agreement by and among Beverly
             Enterprises, Inc. and the Company, dated December 3, 1997
             (incorporated by reference to Exhibit 10.10 to the
             Company's 10-K filed on March 31, 1998).
  10.11   -- Adirondack Engagement Letter dated December 10, 1996
             (incorporated by reference to Exhibit 10.11 to the
             Company's 10-K filed on March 31, 1998).
  10.12   -- Form of Employment Agreement with Officers (incorporated by reference to Exhibit 10.12 to the Company's 10-K filed
             on March 31, 1998).
  10.13   -- Form of Employment Agreement with Officers (incorporated by reference to Exhibit 10.13 to the Company's 10-K filed
             on March 31, 1998).
  11      -- Statement re computation of per share earnings
             (incorporated by reference to Exhibit 11 to the Company's
             Form 10-Q for the quarterly period ended March 31, 1998
             and Exhibit 11 to the Company's Form 10-K for the year
             ended December 31, 1997).
  12      -- Statement re computation of ratios.
  21*     -- List of Subsidiaries.
  23.1    -- Consent of Arthur Andersen LLP.
  23.2    -- Consent of Ernst & Young LLP, independent auditor.
  23.3*   -- Consent of Harwell Howard Hyne Gabbert & Manner P.C.
             (contained in Exhibit 5)
  24*     -- Power of Attorney
  99.1    -- Letter of Transmittal
  99.2    -- Notice of Guaranteed Delivery


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* Previously filed